Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO TERM LOAN CREDIT AGREEMENT, dated as of January 2, 2024 (this “Amendment”), by and among RYAM Lux SARL, a private limited liability company (Société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 61, avenue de la Gare, L-1611 Luxembourg, Luxembourg and registered with the RCS under number B 278475 (together with its permitted successors, the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto and Oaktree Fund Administration, LLC, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent, are party to that certain Term Loan Credit Agreement, dated as of July 20, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and the Existing Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended as set forth herein and each of the Persons party hereto as a Lender (each, a “Consenting Lender”) has agreed to such amendments; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Existing Credit Agreement.

SECTION 2.    Amendments. From and after the Amendment No. 1 Effective Date (as defined below), the Existing Credit Agreement is hereby amended as set forth in Exhibit A hereto to insert the language marked as underscored and delete the language marked as strikethrough.

SECTION 3.    Representations & Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Consenting Lenders and the Administrative Agent as of the Amendment No. 1 Effective Date that:

(a)    The representations and warranties of such Loan Party contained in Article VI of the Amended Credit Agreement are true and correct in all material respects as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date) and except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects. For purposes of this Section 3(a), the representations and warranties contained in Section 6.01(f)(ii) of the Amended Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.04(a) of the Amended Credit Agreement.

(b)    No Default or Event of Default has occurred and is continuing on the Amendment No. 1 Effective Date (immediately prior to giving effect to this Amendment) or would result immediately after giving effect to this Amendment.

(c)    This Amendment has been duly executed and delivered by each Loan Party that is party hereto and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d)    The execution, delivery and performance by such Loan Party of this Amendment (i) has been duly authorized by all necessary corporate or other organizational action of such Loan Party and (ii) does not (w) contravene the terms of any of its Constitutive Documents, (x) violate any Requirements of Law which would be reasonably likely to have a Material Adverse Effect, (y) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Loan Party or any of its properties, in each case, which would be reasonably likely to have a Material Adverse Effect or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party (other than in favor of the Administrative Agent under the Loan Documents).

SECTION 4.    Conditions to Effectiveness of Amendment. The effectiveness of the amendments set forth in Section 2 above is subject to satisfaction (or waiver by each Consenting Lender) of the following conditions precedent (the date of such satisfaction or waiver being the “Amendment No. 1 Effective Date”):

(a)    The Administrative Agent shall have received counterparts of this Agreement executed by a duly authorized officer of each Loan Party.

(b)    RYAM shall have paid (or caused to be paid) all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and the Consenting Lenders (including, without limitation, such legal fees and expenses of Sullivan & Cromwell LLP as counsel to the Administrative Agent and the Consenting Lenders) incurred on or prior to the date hereof, including in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder.

(c)    Each of the representations and warranties of the Loan Parties contained in Section 3 of this Amendment are true and correct in all material respects as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date) and except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects.

(d)    No Default or Event of Default has occurred and is continuing on the Amendment No. 1 Effective Date (immediately prior to giving effect to this Amendment) or would result immediately after giving effect to this Amendment.

(e)    The Administrative Agent shall have received a certificate of RYAM, dated the Amendment No. 1 Effective Date, executed by a Responsible Officer of RYAM certifying compliance with the requirements set forth in clauses (c) and (d) of this Section 4.

(f)    RYAM shall have paid (or caused to be paid) to the Administrative Agent, for the ratable account of each Consenting Lender, a consent fee equal to 0.75% of the aggregate principal amount of Loans held by such Consenting Lender immediately prior to giving effect to this Amendment.

SECTION 5.    Effects on Loan Documents.

(a)    On and after the effectiveness of this Amendment, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Amended Credit Agreement and each reference in the Amended Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Credit Agreement.

(b)    Without limiting the foregoing, each of the Loan Parties further (i) hereby agrees that, immediately after giving effect to this Amendment and any transactions contemplated to be consummated on the Amendment No. 1 Effective Date, all guarantees, pledges and grants of security interests, as applicable, under the Loan Documents (as in effect immediately prior to the Amendment No. 1 Effective Date) shall continue to be in full force and effect and are made and reaffirmed as of the Amendment No. 1 Effective Date and shall continue to inure to the benefit of the Lenders and the other Secured Parties under the Security Documents, and, to the extent it is the issuer of shares of stock, membership interests, or other Equity Interests that are pledged to the Administrative Agent under and pursuant to any Security Document, in its capacity as issuer thereof, hereby consents to and ratifies such pledge and (ii) hereby ratifies, confirms and agrees that all Liens granted, conveyed, or assigned by such Person pursuant to any Security Document to which it is a party remain in full force and effect, are not released or reduced, and immediately after giving effect to this Amendment and any transactions contemplated to be consummated on the Amendment No. 1 Effective Date, continue in favor of the Collateral Agent for the benefit of the Secured Parties, to secure full payment and performance of the Obligations and such Liens continue unimpaired with the same priority to secure repayment of such Obligations whether heretofore or hereafter incurred and no new filings are required to be made and no other action is required to be taken to perfect or to maintain the perfection of such Liens.

(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. This Amendment and the Amended Credit Agreement shall not constitute a novation of the Existing Credit Agreement or the other Loan Documents.

(d)    The Borrower and the other parties hereto acknowledge and agree that, on and after the Amendment No. 1 Effective Date, this Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement.

SECTION 6.    Miscellaneous.

(a)    This Amendment shall be binding upon and inure to the benefit of the Loan Parties and their respective successors and permitted assigns, and upon the Administrative Agent and the Lenders and their respective successors and permitted assigns. By its execution hereof, the Administrative Agent hereby acknowledges the terms of this Amendment.

(b)    To the extent permitted by applicable requirements of law, any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c)    Sections 11.04(a), 11.04(c), 11.04(f), 11.11, 11.16, 11.17 and 11.23 of the Amended Credit Agreement are incorporated herein by reference, mutatis mutandis.

(d)    This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in or related to this Amendment or any other document to be signed in connection with this Amendment shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

RYAM LUX SARL

By:	/s/ Michael H. Walsh
Name:	Michael H. Walsh
Title:	Class A Manager and Authorized Signatory

RAYONIER ADVANCED MATERIALS INC.
RAYONIER A.M. PRODUCTS INC.
RAYONIER A.M. CHINA LIMITED
RAYONIER A.M. FAR EAST LTD.
RAYONIER A.M. FINANCE LLC
RAYONIER A.M. INVESTMENTS USA II INC.
RAYONIER A.M. PAPERBOARD SALES INC.
RAYONIER A.M. PROPERTIES LLC
RAYONIER A.M. SALES AND TECHNOLOGY INC.
RAYONIER ADVANCED MATERIALS INDUSTRIES LTD.
RAYONIER PERFORMANCE FIBERS, LLC

By:	/s/ Michael H. Walsh
Name:	Michael H. Walsh
Title:	Vice President and Treasurer

SOUTHERN WOOD PIEDMONT COMPANY

By:	/s/ Richard Colby Slaughter
Name:	Richard Colby Slaughter
Title:	President

[Signature Page to Amendment No. 1 to Term Loan Credit Agreement]

RAYONIER A.M. CANADA G.P. / RAYONIER A.M. CANADA, SOCIETE EN NO COLLECTIF, acting through its managing partner, RAYONIER A.M. CANADA INDUSTRIES INC.

By:	/s/ Lynn Poirier
Name:	Lynn Poirier
Title:	Treasurer

RAYONIER A.M. CANADA INDUSTRIES INC.,
RAYONIER A.M. CONSTRUCTION COMPANY INC.,
RYAM CANADA HOLDINGS ULC/GESTION RYAM CANADA SRI

By:	/s/ Lynn Poirier
Name:	Lynn Poirier
Title:	Treasurer

[Signature Page to Amendment No. 1 to Term Loan Credit Agreement]

OPIF RYAM HOLDINGS, L.P., as a Lender

By:	Oaktree Fund AIF Series, L.P.
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Steve Tesoriere
Name: Steve Tesoriere
Title: Authorized Signatory

By:	/s/ Pavel Kaganas
Name: Pavel Kaganas
Title: Authorized Signatory

OPPS XI RYAM HOLDINGS, L.P.,
as a Lender

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Brook Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

By:	/s/ Dante Quazzo
Name: Dante Quazzo
Title: Authorized Signatory

OPPS XII RYAM HOLDINGS, L.P.,
as a Lender

By:	Oaktree Fund GP IIA, LLC
Its:	General Partner

By:	Oaktree Fund GP II, L.P.
Its:	Managing Member

By:	/s/ Brook Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

By:	/s/ Dante Quazzo
Name: Dante Quazzo
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Term Loan Credit Agreement]

ACKNOWLEDGED BY:

OAKTREE FUND ADMINISTRATION, LLC, as Administrative Agent

By:	/s/ Brook Hinchman
Name: Brook Hinchman
Title: Managing Director

By:	/s/ Dante Quazzo
Name: Dante Quazzo
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Term Loan Credit Agreement]

Exhibit A

EXECUTION VERSION

U.S. $250,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of July 20, 2023

as amended by Amendment No. 1 to Term Loan Credit Agreement, dated January 2, 2024 among

RYAM LUX SARL,

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

OAKTREE FUND ADMINISTRATION, LLC,

as Administrative Agent

and

COMPUTERSHARE TRUST COMPANY, N.A. (AS SUCCESSOR TO WELLS FARGO

BANK, NATIONAL ASSOCIATION),

as Collateral Agent

TABLE OF CONTENTS

PAGE

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

ARTICLE III

GUARANTY

Section 3.01	Guaranty	90
Section 3.02	Waivers by Loan Parties	91
Section 3.03	Benefit of Guaranty; Stay of Acceleration	91
Section 3.04	Subordination of Subrogation, Etc.	91

i

Section 3.05	[Reserved]	92
Section 3.06	Limitation	92
Section 3.07	Contribution with Respect to Guaranty Obligations	92
Section 3.08	Liability Cumulative	93
Section 3.09	Release of Guarantors	93

ARTICLE IV
PAYMENTS, TAXES, EXTENSIONS, ETC.

Section 4.01	Agent’s Clawback	94
Section 4.02	Taxes	95
Section 4.03	Sharing of Payments by Lenders	100
Section 4.04	Evidence of Debt/Borrowings	100

ARTICLE V
CONDITIONS

Section 5.01	Conditions Precedent to the Borrowing of the Loans	101
Section 5.02	Conditions Subsequent to the Borrowing of the Loans	106

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01	Representations and Warranties of the Loan Parties	106

ARTICLE VII
COVENANTS OF THE LOAN PARTIES

Section 7.01	Affirmative Covenants	112
Section 7.02	Negative Covenants	116
Section 7.03	Financial Maintenance Covenant	141
Section 7.04	Reporting Requirements	141
Section 7.05	Borrower Covenant.	144
Section 7.06	Intellectual Property Matters.	155
Section 7.07	Project Redwood	156

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01	Events of Default	157
Section 8.02	Application of Funds	160
Section 8.03	Payment of Yield Protection Premium	161

ARTICLE IX
THE AGENTS

Section 9.01	Appointment and Authority	162
Section 9.02	Rights as a Lender	162

Section 11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	189
Section 11.23	WAIVER OF JURY TRIAL	190
Section 11.24	Acknowledgement Regarding Any Supported QFCs	190

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.01(a)	-	Commitments
Schedule 1.01(b)	-	Material Agreements
Schedule 1.01(c)	-	Steps Plan
Schedule 6.01(h)	-	Compliance with Law
Schedule 6.01(i)	-	ERISA Matters
Schedule 6.01(s)	-	Deposit Accounts
Schedule 6.01(t)	-	Canadian Defined Benefit Plans
Schedule 6.01(u)	-	Structure Chart
Schedule 6.01(w)	-	Intellectual Property
Schedule 6.01(x)	-	IT Assets; Data Privacy
Schedule 7.01(m)	-	Post-Closing Matters
Schedule 7.02(f)	-	Closing Date Liens
Schedule 7.05(a)	-	Borrower Closing Date Obligations
Schedule 7.05(b)(i)	-	Existing Indebtedness
Schedule 7.05(b)(v)	-	Existing Investments
Schedule 7.06(a)	-	Licensed IP
Schedule 7.06(b)	-	Licensed Marks
Schedule 11.02	-	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Notice
Exhibit D-1	-	Form of United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For United States Federal Income Tax Purposes)
Exhibit D-2	-	Form of United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For United States Federal Income Tax Purposes)
Exhibit D-3	-	Form of United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For United States Federal Income Tax Purposes)
Exhibit D-4	-	Form of United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For United States Federal Income Tax Purposes)
Exhibit E	-	Form of Guarantor Joinder

Exhibit F    - Form of Intercompany Subordination Agreement

TERM LOAN CREDIT AGREEMENT, dated as of July 20, 2023 (this “Agreement”), among RYAM Lux SARL, a private limited liability company (Société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 61, avenue de la Gare, L-1611 Luxembourg, Luxembourg and registered with the RCS under number B 278475 (together with its permitted successors, the “Borrower”), the other Loan Parties (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) from time to time party hereto, the Lenders from time to time party hereto, Oaktree Fund Administration, LLC, as administrative agent (together with any permitted successor in such capacity, the “Administrative Agent”) for the Lenders hereunder and the Collateral Agent (as defined below) for the Lenders hereunder.

RECITALS:

WHEREAS, the Lenders are willing to make the Loans to the Borrower upon the terms and conditions set forth herein;

WHEREAS, it is a condition precedent to the Lenders’ willingness to make the Loans to the Borrower that each of the Guarantors unconditionally guarantee all of the Obligations and secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral, and the Guarantors have agreed to provide such guarantee and grant such security interest to secure the Obligations; and

WHEREAS, the Guarantors will directly and substantially benefit from the provision of the Loans to the Borrower hereunder and the use of the proceeds thereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2024 Notes” means RAM Products’ 5.50% Senior Notes due 2024 issued on May 22, 2014 in an initial aggregate principal amount of $550,000,000.

“2024 Notes Indenture” means the Indenture, dated as of May 22, 2014, among RAM Products, each of the guarantors party thereto and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee.

“2024 Notes Redemption” means the delivery of an unconditional and irrevocable notice of redemption to the Trustee (as defined in the 2024 Notes Indenture) in accordance with the terms of the 2024 Notes Indenture to redeem the 2024 Notes in full.

“2026 Notes” means RAM Products’ Senior Secured Notes due 2026 issued on December 23, 2020 in an initial aggregate principal amount of $500,000,000.

“2026 Notes Canadian IP Security Agreements” means, collectively, the following documents, each dated as of December 23, 2020, each between the Collateral Agent and RAM Canada G.P., and each as amended, restated, supplemented or otherwise modified from time to time:

(i)	the Copyright Security Agreement;

(ii)	the Patent Security Agreement; and

(iii)	the Trademark Security Agreement.

“2026 Notes Canadian Security Agreement” means that certain Canadian Notes Security Agreement, dated as of December 23, 2020, among the Collateral Agent, RAM Canada G.P., Rayonier A.M. Construction Company Inc., and the other Guarantors from time to time party thereto (which as of the date hereof are (i) RAM Canada G.P., (ii) Rayonier A.M. Construction Company Inc., (iii) Rayonier A.M. Canada Industries Inc. and (iv) RYAM Canada ULC), as amended, restated, supplemented or otherwise modified from time to time.

“2026 Notes Canadian Security Agreement Joinder (Credit Agreement)” means the Additional Cash Flow Secured Party Joinder to the 2026 Notes Canadian Security Agreement, dated as of the Closing Date, in respect of this Agreement, among the Collateral Agent, RAM Canada G.P., Rayonier A.M. Construction Company Inc., RYAM Canada ULC, Rayonier A.M. Canada Industries Inc. and the Administrative Agent.

“2026 Notes Canadian Security Agreement Joinder (Intercompany Loan)” means the Additional Cash Flow Secured Party Joinder to the 2026 Notes Canadian Security Agreement, dated as of the Closing Date, in respect of the Pari Passu Intercompany Loan Agreement, among the Collateral Agent, RAM Canada G.P., Rayonier A.M. Construction Company Inc., RYAM Canada ULC, Rayonier A.M. Canada Industries Inc. and the Borrower (in its capacity as authorized representative and additional cash flow secured party).

“2026 Notes Documents” means, collectively, the 2026 Notes Indenture, the 2026 Notes Canadian Security Agreement, the 2026 Notes U.S. Security Agreement, the 2026 Notes Canadian IP Security Agreements and the 2026 Notes U.S. IP Security Agreement, each as amended, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“2026 Notes Indenture” means the Indenture, dated as of December 23, 2020, among RAM Products, each of the guarantors party thereto, the Trustee and the Collateral Agent.

“2026 Notes U.S. IP Security Agreements” means, collectively, the following documents, each dated as of December 23, 2020, each between the Collateral Agent, RYAM and Rayonier Performance Fibers, LLC, as amended, restated, supplemented or otherwise modified from time to time:

(i)	the Patent Security Agreement; and

(ii)	the Trademark Security Agreement.

“2026 Notes U.S. Security Agreement” means that certain U.S. Notes Security Agreement, dated as of December 23, 2020, among the Collateral Agent, RYAM, RAM Products, and the other guarantors from time to time party thereto (which as of the date hereof are (i) RYAM, (ii) RAM Products, (iii) Rayonier A.M. China Limited, (iv) Rayonier A.M. Far East Ltd., (v) Rayonier A.M. Finance LLC, (vi) Rayonier A.M. Investments USA II Inc., (vii) Rayonier A.M. Paperboard Sales Inc., (viii) Rayonier A.M. Properties LLC, (ix) Rayonier A.M. Sales and Technology Inc., (x) Rayonier Advanced Materials Industries Ltd., (xi) Rayonier Performance Fibers, LLC and (xii) Southern Wood Piedmont Company), as amended, restated, supplemented or otherwise modified from time to time.

“2026 Notes U.S. Security Agreement Joinder (Credit Agreement)” means the Additional Cash Flow Secured Party Joinder to the 2026 Notes U.S. Security Agreement, dated as of the Closing Date, in respect of this Agreement, among the Collateral Agent, RYAM, RAM Products and the Administrative Agent.

“2026 Notes U.S. Security Agreement Joinder (Intercompany Loan)” means the Additional Cash Flow Secured Party Joinder to the 2026 Notes U.S. Security Agreement, dated as of the Closing Date, in respect of the Pari Passu Intercompany Loan Agreement, among the Collateral Agent, RYAM, RAM Products and the Borrower (in its capacity as authorized representative and additional cash flow secured party).

“ABL/Cash Flow Intercreditor Agreement” means the intercreditor agreement dated as of December 23, 2020 among the ABL Collateral Agent and the First Lien Notes Agent, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ABL Amendment” means Amendment No. 2 to the ABL Credit Agreement dated as of or prior to the Closing Date among RYAM, RAM Products, the Guarantors, the ABL Collateral Agent and the other parties thereto.

“ABL Collateral Agent” means the administrative agent and/or collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 10, 2020, among RAM Products, the Guarantors, the ABL Collateral Agent and the other parties from time to time party thereto, as amended, restated, supplemented, waived, renewed, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time in accordance with the terms thereof (subject to the ability to Incur any Indebtedness under the ABL Credit Agreement in accordance with Section 7.02(a)(i)).

“ABL Credit Agreement Documents” means the collective reference to the ABL Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents, instruments and agreements relating thereto, as amended, restated, supplemented, waived, renewed, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified, in whole or in part, from time to time, in accordance with the terms thereof (subject to the ability to Incur any Indebtedness under the ABL Credit Agreement in accordance with Section 7.02(a)(i)).

“ABL Obligations” has the meaning assigned to such term in the ABL/Cash Flow Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL/Cash Flow Intercreditor Agreement.

“Account” has the meaning specified in the UCC or PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or (b) for services rendered or to be rendered.

“ACH” means automated clearing house transfers.

“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Acquisition” means, with respect to any Person, (a) the acquisition by such Person of the Capital Stock of any other Person resulting in such other Person becoming a Subsidiary of such Person, (b) the acquisition by such Person of all or substantially all of the assets of any other Person or of a division or business line of such Person, or (c) any merger, amalgamation or consolidation of such Person or a Subsidiary of such Person with any other Person so long as the surviving or continuing entity of such merger, amalgamation or consolidation is such Person or a Subsidiary of such Person.

“Act” has the meaning specified in Section 11.18.

“Action” has the meaning specified in Section 10.01(f).

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness or Borrower Group Refinancing Indebtedness, as applicable, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Agent Parties” has the meaning specified in Section 11.02(c).

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account with as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

“Affiliate Transaction” has the meaning specified in Section 7.02(e).

“Agreement” has the meaning specified in the Preamble.

“Aggregate Commitments” means the sum of the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $250,000,000.

“Agreement Currency” has the meaning specified in Section 11.20.

“Allocable Amount” has the meaning specified in Section 3.07(b).

“Allocated Net Proceeds” means:

(i)    in respect of the Net Proceeds from any Asset Sale by the Borrower or any Subsidiary of the Borrower, 100% of such Net Proceeds;

(ii)    in respect of the Net Proceeds from the sale of ABL Priority Collateral, to the extent such Net Proceeds are not applied by RYAM or any of its Subsidiaries to prepay the ABL Obligations within 365 days after receipt of such Net Proceeds, with concurrent cancellation of commitments, the Pro Rata Share of such Net Proceeds; and

(iii)    otherwise, the Pro Rata Share of such Net Proceeds;

where the “Pro Rata Share” is equal to the proportion that the principal amount of the Loans bear to the aggregate principal amount of the First Lien Notes Obligations (including the Obligations) that are required to be mandatorily prepaid (or in respect of which a mandatory offer to repurchase is required to be made) in connection with such Asset Sale or such greater percentage as the Borrower elects.

“ Amendment No. 1” means Amendment No. 1 to Term Loan Credit Agreement, dated as of January 2, 2024.

“ Amendment No. 1 Effective Date” has the meaning assigned to such term in Amendment No. 1.

“Approved Fund” means any Fund or account that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means:

(1)    the sale, conveyance, transfer, license, sublicense, lease, sublease or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable Law) of RYAM or any Subsidiary (other than (i) with respect to Equity Interests that constitute Collateral, to a Guarantor, (ii) with respect to Equity Interests of any Restricted Subsidiary that do not constitute Collateral, to RYAM or another Restricted Subsidiary and (iii) with respect to Equity Interests of any Subsidiary of the Borrower, to the Borrower or another Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:

(a)    a disposition of Cash Equivalents or Investment Grade Securities in the ordinary course of business to any Person that is not RYAM or one of its Subsidiaries;

(b)    any disposition that constitutes a Change of Control;

(c)    any Restricted Payment or Investment that is permitted to be made, and is made, under Section 7.02(b) or Section 7.05(b)(ii) and (v), as applicable;

(d)    any disposition of assets of (x) RYAM or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by RYAM) of less than $25 million or (y) the Borrower or any Subsidiary or issuance or sale of Equity Interests of any Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by RYAM) of less than $5 million;

(e)    (i) any disposition of property or assets, or the issuance of securities, by RYAM or a Restricted Subsidiary to RYAM or a Restricted Subsidiary or (ii) any disposition of property or assets, or the issuance of securities, by the Borrower or one of its Subsidiaries to the Borrower or one of its Subsidiaries;

(f)    any exchange of assets (including a combination of assets and Cash Equivalents) of RYAM or any Restricted Subsidiary for assets in a Similar Business of comparable or greater market value or usefulness to the business of RYAM and the Restricted Subsidiaries as a whole, as determined in good faith by RYAM, provided that RYAM or a Restricted Subsidiary is also the acquiring entity;

(g)    foreclosure or any similar action with respect to any property or other asset of RYAM or any of the Subsidiaries;

(h)    a disposition of obsolete, damaged or worn out property or equipment in the ordinary course of business;

(i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business to any Person that is not RYAM or one of its Subsidiaries;

(j)    any sale of inventory or other assets in the ordinary course of business to any Person that is not RYAM or one of its Subsidiaries;

(k)    any grant in the ordinary course of business consistent with past practice of any non-exclusive license of Patents, industrial designs, Trademarks, know-how or any other Intellectual Property;

(l)    any swap of assets, or lease, assignment or sublease of any real or personal property of RYAM or any Restricted Subsidiary, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of RYAM and the Restricted Subsidiaries as a whole, as determined in good faith by RYAM;

(m)    a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(n)    [reserved];

(o)    dispositions consisting of Permitted Liens or Liens on assets of the Borrower and its Subsidiaries expressly permitted under Section 7.05(b)(iv);

(p)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than RYAM or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)    the sale of any property of RYAM or any Restricted Subsidiary in a Sale/Leaseback Transaction, to the extent that the Fair Market Value of all such property sold pursuant to Sale/Leaseback Transactions in reliance on this clause (q) shall not exceed the greater of $50 million and 2.0% of Total Assets at the time such Sale/Leaseback Transaction is consummated;

(r)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t)    dispositions of brownfield properties (and related assets) owned by Southern Wood Piedmont Company or Rayonier Properties LLC or their respective successors or assigns that are Restricted Subsidiaries;

(u)    dispositions by RYAM or any of its Subsidiaries to charitable foundations, not-for-profits or other similar organizations with an aggregate Fair Market Value not to exceed $5 million in any calendar year; and

(v)    the sale, transfer, lease, license or other disposition of Receivables Assets pursuant to a Permitted Supplier Receivables Sale Program.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent (if such acceptance is required by this Agreement), in substantially the form of Exhibit B.

“Attributable Debt” means, as of any date of determination, as to Sale/Leaseback Transactions, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction.

“Avebene Plant” means the real property located at 221 route du stade - 40400 Tartas, France.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Bloomberg” means Bloomberg Index Services Limited.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Group Refinancing Indebtedness” has the meaning set forth in Section 7.05(b)(i)(I).

“Borrower Materials” has the meaning set forth in Section 7.04.

“Borrowing” means the borrowing of the Loans on the Closing Date.

“Borrowing Base” means (a) 85% of the inventory and (b) 85% of receivables of, in each case, RYAM and its Subsidiaries, calculated in accordance with GAAP.

“Borrowing Notice” means a written notice substantially in the form of Exhibit C.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City or Luxembourg.

“Canadian Collateral” means the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a Canadian Guarantor.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.

“Canadian Financing” means (A) the obligations (and commitments to incur obligations) outstanding as of the Closing Date under the Offre de prêt (Loan Offer) (File D129013) entered into on March 9, 2012, between Investissement Québec, RAM Canada G.P. (formerly known as Tembec), Rayonier A.M. Canada Industries Inc. (formerly known as Tembec Industries Inc.) and Rayonier A.M. Canada Energy LP (formerly known as Tembec Énergie SEC)., as amended, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date, and in an aggregate principal amount not exceeding CAD$44,196,641.00 and (B) the obligations (and commitments to incur obligations) outstanding under any Refinancing Indebtedness in respect of the foregoing, such Refinancing Indebtedness in an amount not to exceed the principal amount outstanding under such Indebtedness as of the date on which such Refinancing Indebtedness is Incurred, plus any additional Indebtedness Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith.

“Canadian Guarantor” means each Guarantor that is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Guaranty” means the guarantee of the Obligations of each Loan Party hereunder by the Canadian Guarantors in Article III hereunder or in a guarantor joinder in accordance with Section 7.01(n) of this Agreement.

“Canadian Multi-Employer Plan” means a “multi-employer plan” as defined in subsection 147.1(1) of the ITA, or a pension plan that is otherwise required to be registered under applicable Canadian federal or provincial pension benefits standards legislation, to which a Loan Party contributes or has an obligation to contribute, but which is not sponsored or administered by any Loan Party, and which permits the participation of employers that are not Affiliates of any Loan Party, in either case where such plan contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.

“Canadian Pension Event” means (a) the whole or partial withdrawal of a Loan Party from a Canadian Defined Benefit Plan or a Canadian Multi-Employer Plan where any withdrawal liability or other additional funding obligations of the Loan Party would, or could reasonably be expected to, be triggered by such withdrawal; (b) an amendment, or the filing of a notice of intent, to terminate in whole or in part, a Canadian Defined Benefit Plan, where such termination gives rise, or once effective is reasonably expected to give rise, to a wind-up funding deficiency; (c) an order or notice of intended decision of a Governmental Authority to terminate, in whole or in part, a Canadian Defined Benefit Plan, where such termination gives rise, or once effective is reasonably expected to give rise, to a wind-up funding deficiency; (d) the appointment of an administrator or trustee by a Governmental Authority, respectively, to administer, or to act as the trustee of the trust with respect to, a Canadian Defined Benefit Plan; (e) the occurrence of any state of affairs that would permit a Governmental Authority to order the full or partial termination of a Canadian Defined Benefit Plan under applicable pension benefits standards legislation , where such termination gives rise, or once effective is reasonably expected to give rise, to a wind-up funding deficiency; (g) the revocation by a Governmental Authority of the registration, or the issuance by a Governmental Authority of notice of intent to revoke the registration, of a Canadian Defined Benefit Plan under the ITA; (h) the indication in a Canadian Pension Report, with respect to a single Canadian Defined Benefit Plan or, together with the most recent Canadian Pension Reports for each other Canadian Defined Benefit Plan, a combined going concern unfunded liability and solvency deficiency of CAD$75,000,000 in the aggregate; or (i) the failure by a Loan Party to make a required contribution to a Canadian Pension Plan that gives rise to a Lien that is not a Permitted Lien.

“Canadian Pension Plan” means a “registered pension plan” as defined in subsection 147.1(1) of the ITA, or a pension plan that is otherwise required to be registered under applicable Canadian federal or provincial pension benefits standards legislation, in each case that is sponsored or administered by any Loan Party in respect of its Canadian employees or former employees, but, for the avoidance of doubt, does not include a Canadian Multi-Employer Plan or any statutory plans such as the Canada Pension Plan and the Quebec Pension Plan.

“Canadian Pension Report” means, with respect to a Canadian Pension Plan, a “report” as referred to in section 14 or section 15 of the General Regulation R.R.O. 1990, Reg. 909, made under the Pension Benefits Act (Ontario), or a similar report required under analogous Canadian federal or provincial pension benefits standards legislation.

“Canadian Security Documents” means, collectively, the 2026 Notes Canadian Security Agreement, the 2026 Notes Canadian IP Security Agreements and any deed of hypothec granted by any Canadian Guarantor in favor of the Collateral Agent, acting as hypothecary representative for the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary that is incorporated or organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment, capitalized investment and development costs, and other capital expenditures (including capitalized software) of RYAM and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of RYAM for such period prepared in accordance with GAAP.

“Capital Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with GAAP as in effect on December 31, 2018, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on December 31, 2018, and for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock or shares;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)    U.S. dollars, pounds sterling, euros, Canadian dollars, the national currency of any member state in the European Union or such other local currencies;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)    commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)    instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Flow Priority Collateral” has the meaning assigned to the term “First Lien Notes Priority Collateral” in the ABL/Cash Flow Intercreditor Agreement.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any regulations promulgated thereunder.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” has the meaning specified in Section 2.15.

“Change of Control” means the occurrence of any of the following:

(i)    the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of RYAM and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than to RYAM or any of its Subsidiaries;

(ii)    RYAM becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of RYAM, in each case, other than an acquisition where the holders of the Voting Stock of RYAM as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of RYAM, RYAM or the successor thereto immediately after such acquisition (provided no holder of the Voting Stock of RYAM as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the ultimate parent of RYAM or the successor thereto immediately after such acquisition);

(iii)    RYAM ceases to own 100% of the Voting Stock of RAM Products;

(iv)    RAM Products ceases to own 100% of the Equity Interests of the Borrower;

(v)    the Borrower ceases to own 100% of the Equity Interests of Rayonier A.M. France SAS;

(vi)    Rayonier A.M. France SAS ceases to own 100% of the Equity Interests of Rayonier A.M. Tartas SAS, Rayonier A.M. Avebene SAS (subject to Section 7.07) or Rayonier A.M. France Innovation;

(vii)    during any period of 12 consecutive months, a majority of the members of the Board of Directors of RYAM shall cease to be composed of Continuing Directors; or

(viii)    a “Change of Control” (as defined in the 2026 Notes Indenture) shall have occurred under the 2026 Notes Indenture or any other outstanding Indebtedness of RYAM or its Subsidiaries in an aggregate principal amount in excess of $25,000,000.

“Claims” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means July 20, 2023.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the ABL/Cash Flow Intercreditor Agreement.

“Collateral Agent” means Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), in its capacity as First Lien Notes Agent together with any permitted successor in such capacity.

“COMI” means, with respect to the Borrower or any other subsidiary of RYAM, its center of main interest (as that term is used in Article 3(1) of the Insolvency Regulation).

“Commitment” means the commitments of each Lender, as specified in Schedule 1.01(a), to make Loans pursuant to Section 2.01.

“Confidential Information” means certain non-public, confidential or proprietary information and material disclosed, from time to time, either orally, in writing, electronically or in some other form by RYAM or any of its Subsidiaries in connection with the Loan Documents. Confidential Information shall include, but not be limited to, all Technical Information of RYAM and its Subsidiaries, as well as: contracts, customer lists, financial information, financial forecasts, sales and marketing plans and information and business plans, products and product designs; projections and results; ideas, designs and artwork for all types of marketing, advertising, public relations and commerce (including ideas, designs and artwork related to the World Wide Web and any Web Site of RYAM or any Subsidiary); software programs; icons; schematics; source documents; inventions; designs; advertising, strategies, plans and results; sourcing information; vendor lists, potential product labeling and marking ideas; all materials including, without limitation, documents, drawings, samples, sketches, designs, and any other information concerning, color palette and color standards furnished to a Recipient by RYAM or any Subsidiary; customer base(s); and other non-public information relating to RYAM or any Subsidiary’s business.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Term SOFR” and “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements of RYAM referred to in Section 6.01(f).

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of RYAM and its Subsidiaries on a Consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and cash equivalents, accruals for current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Consolidated Current Liabilities” shall mean, with respect to RYAM and its Subsidiaries on a Consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a Consolidated balance sheet of RYAM and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred taxes based on income or profits, (d) accruals, if any, of any Transaction Costs, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations and (f) accruals for addbacks to EBITDA included in clauses (4), (5) and (6) of the definition thereof.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Subsidiaries for such period on a Consolidated basis and otherwise determined in accordance with GAAP. For purposes of calculating Consolidated Depreciation and Amortization Expense for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)    consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; plus

(3)    commissions, discounts, yield and other fees and charges Incurred in connection with any securitization financing which are payable to Persons other than RYAM and its Subsidiaries; minus

(4)    interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by RYAM to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of calculating Consolidated Interest Expense for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a Consolidated basis; provided, however, that:

(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded,

(2)    any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance, repurchase, retirement or acquisition of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the Closing Date), in each case, shall be excluded; provided that the aggregate amount excluded from Consolidated Net Income pursuant to this clause (2), together with

(x) the aggregate amount added back to EBITDA pursuant to clause (6) of the definition thereof and (y) for purposes of any calculation of EBITDA on a pro forma basis, the aggregate amount of operating expense reductions and other operating improvements or synergies included in EBITDA for such Test Period pursuant to the fifth paragraph of the definition of “Consolidated Secured Net Leverage Ratio” or of the definition of “Fixed Charge Coverage Ratio”, as applicable, shall not exceed 30% of EBITDA in any Test Period (determined before giving effect to any such adjustments);

(3)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capital Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(4)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(5)    any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded; provided, that notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, such Person shall not exclude any such net after-tax income or loss or any such net after-tax gains or losses attributable thereto until such sale, transfer or other disposition has been consummated;

(6)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of RYAM) shall be excluded;

(7)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(8)    (a) the Net Income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(9)    solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Credit,” the Net Income for such period of any Subsidiary (other than any Guarantor (other than RYAM)) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such Person, to the extent not already included therein;

(10)    any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(11)    any non-cash expense realized or resulting from stock option plans or employee benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)    any (a) non-cash compensation charges, (b) costs and expenses after the Closing Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any Subsidiary, shall be excluded;

(13)    accruals and reserves that are established or adjusted within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(15)    (a) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded and (b) other long-term and/or non-current assets and liabilities (in each case as determined in accordance with GAAP), and any net loss or gain resulting from hedging transactions relating thereto (and in any case of this clause (b), including intercompany obligations and obligations with respect to pensions and other retirement benefits, and environment-related liabilities), shall in each case be excluded;

(16)    (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Consolidated Net Income in a future period); and

(17)    non-cash charges for deferred tax asset valuation allowances shall be excluded.

For purposes of calculating Consolidated Net Income for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a Consolidated basis and otherwise determined in accordance with GAAP; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period. For purposes of calculating Consolidated Non-Cash Charges for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

“Consolidated Secured Net Leverage Calculation Date” has the meaning specified in the definition of “Consolidated Secured Net Leverage Ratio”.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Subsidiaries as of such date of calculation (determined on a Consolidated basis in accordance with GAAP), less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Subsidiaries and held by such Person and its Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full Fiscal Quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred (or, following delivery of financial statements in accordance with Section 7.04(a) or (b) in respect of the fourth Fiscal Quarter in such four full Fiscal Quarter period, such financial statements).

In the event that RYAM or any of its Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Net Leverage Ratio is made (the “Consolidated Secured Net Leverage Calculation Date”), then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that (x) RYAM may elect pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time; and (y) the cash proceeds of any Incurrence of Indebtedness that are not to be otherwise applied upon receipt thereof shall not be used to reduce the amount of Secured Indebtedness on a pro forma basis pursuant to clause (i) of the preceding paragraph.

To the extent (i) RYAM elects pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred or (ii) RYAM or any of its Subsidiaries elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to the Incurrence Designation Provision(a), RYAM shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Consolidated Secured Net Leverage Ratio for any period in which RYAM or any of its Subsidiaries makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding or until RYAM or any of its Subsidiaries elects to withdraw such election.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that RYAM or any of its Subsidiaries has determined to make and/or has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Subsidiary of RYAM or was merged with or into RYAM or any Subsidiary of RYAM since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of RYAM. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of RYAM as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated; provided that the aggregate amount of operating expense reductions and other operating improvements or synergies for the period for which the Consolidated Secured Net Leverage Ratio is being calculated, together with (x) the aggregate amount excluded from Consolidated Net Income pursuant to clause (2) of the definition thereof and (y) the aggregate amount added to EBITDA pursuant to clause (6) of the definition thereof, shall not exceed 30% of EBITDA for such period (determined before giving effect to any such adjustments).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of RYAM to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as RYAM may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, provincial, franchise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of RYAM and its Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of RYAM and its Subsidiaries and all Preferred Stock of all Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a Consolidated basis in accordance with GAAP.

“Consolidated Working Capital” shall mean, as of any date of determination, with respect to RYAM and its Subsidiaries on a Consolidated basis, Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (ii) the effects of purchase accounting.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of RYAM who (1) was a member of such Board of Directors on the first day of the applicable 12 consecutive month period referenced in clause (vii) of the definition of “Change of Control” or (2) was approved, appointed, nominated or elected to such Board of Directors by a majority of the Continuing Directors who were members of such Board of Directors at the time of such approval, appointment, nomination or election.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Copyrights” means published and unpublished works of authorship whether or not copyrightable, including software, website and mobile content, data, databases, and other compilations of information, in each case, whether or not registered, and any and all copyrights in and to the foregoing, together with all common law rights and moral rights therein, and all copyrights, copyright registrations and applications for copyright registrations, including all renewals, extensions, restorations, derivative works and reversions thereof and all common law rights, moral rights and other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Covenant Transaction” has the meaning specified in Section 1.04.

“Cumulative Credit” means the sum of (without duplication):

(1)    50% of the Consolidated Net Income of RYAM for the period (taken as one accounting period) from July 1, 2023 to the end of RYAM’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2)    100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by RYAM) of property other than cash, received by RYAM after the Closing Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.02(a)(xiii)) from the issue or sale of Equity Interests of RYAM or any direct or indirect parent entity of RYAM (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to RYAM or one of its Subsidiaries); plus

(3)    100% of the aggregate amount of contributions to the capital of RYAM received in cash and the Fair Market Value (as determined in good faith by RYAM) of property other than cash received by RYAM after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.02(a)(xiii)); plus

(4)    100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of RYAM, issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Subsidiary of RYAM) which has been converted into or exchanged for Equity Interests in RYAM (other than Disqualified Stock) or any direct or indirect parent of RYAM (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished).

“Daily Simple SOFR” means with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA, the Winding-up and Restructuring Act (Canada), the Insolvency Regulation and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time as now and hereafter in effect and affecting the rights of creditors generally including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

“Default Rate” has the meaning set forth in Section 2.08(b).

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by RYAM) of non-cash consideration received by RYAM or a Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of RYAM or any direct or indirect parent of RYAM (other than Disqualified Stock), that is issued for cash (other than to RYAM or any of its Subsidiaries or an employee stock ownership plan or trust established by RYAM or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Disposition” means with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender” shall mean (i) the persons identified as “Disqualified Lenders” in writing to the Lenders by RYAM on or prior to the Closing Date, and (ii) the persons as may be identified in writing to the Administrative Agent by RYAM from time to time thereafter (in the case of this clause (ii)) in respect of bona fide business competitors of RYAM (in the good faith determination of RYAM), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Disqualified Lenders”); provided, that no such updates pursuant to this clause (ii) shall be deemed to retroactively disqualify any parties that have previously acquired an allocation, assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired allocation, assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.

“Disqualified Stock” means, with respect to any Person, the portion of any Capital Stock of such Person which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition:

(1)    matures or is mandatorily redeemable or requires such Person to use efforts to redeem such Capital Stock, including pursuant to a sinking fund obligation or otherwise,

(2)    is or becomes convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Subsidiaries, or

(3)    is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

(4)    provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Stock;

in each case prior to 91 days after the earlier of the Maturity Date of the Loans or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documents” means all “documents,” as such term is defined in the UCC or “documents of title” as such term is defined in the PPSA, as applicable, now owned or hereafter acquired by any Loan Party, wherever located.

“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of RYAM that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)    Consolidated Taxes; plus

(2)    Fixed Charges and costs of surety bonds in connection with financing activities; plus

(3)    Consolidated Depreciation and Amortization Expense; plus

(4)    Consolidated Non-Cash Charges; plus

(5)    any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the 2026 Notes or the ABL Credit Agreement, (ii) any amendment or other modification of this Agreement or other Indebtedness, and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing; plus

(6)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided that the aggregate amount added back to EBITDA pursuant to this clause (6), together with (x) the aggregate amount excluded from Consolidated Net Income pursuant to clause (2) of the definition thereof and (y) for purposes of any calculation of EBITDA on a pro forma basis, the aggregate amount of operating expense reductions and other operating improvements or synergies included in EBITDA for such Test Period pursuant to the fifth paragraph of the definition of “Consolidated Secured Net Leverage Ratio” or of the definition of “Fixed Charge Coverage Ratio”, as applicable, shall not exceed 30% of EBITDA in any Test Period (determined before giving effect to any such adjustments); plus

(7)    the amount of loss or discount on sale of assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(8)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or any Guarantor or net cash proceeds of an issuance of Equity Interests of RYAM (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9)    with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (7) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in clauses (1) and (2) above relating to such joint venture corresponding to RYAM’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary); plus

(10)    one-time costs associated with commencing Public Company Compliance; plus

(11)    [reserved]; plus

(12)    any costs or expenses related to environmental remediation, pension obligations or other post-employment benefit obligations; and

less, without duplication, to the extent the same increased Consolidated Net Income,

(13)    non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period); and

(14)    any cash payments made during such period related to environmental remediation, pension obligations or other post-employment benefit obligations.

For purposes of calculating EBITDA for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate or branch of a Lender; (c) an Approved Fund; and (d) any other financial institution, finance company, institutional lender or Funds approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval in clauses (i) and (ii) not to be unreasonably withheld, delayed or conditioned). No Disqualified Lender, Loan Party or any controlled Affiliate thereof shall be an Eligible Assignee with respect to any Loan or any Commitment.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Law” means any requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, (b) pollution or the protection of the environment, health and safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of plants or animals, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” (a) a Reportable Event with respect to a Pension Plan; (b) the failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing by the Loan Party or any ERISA Affiliate of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Loan Party or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the engagement by any Loan Party or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(a)    the sum, without duplication, of:

(i)    Consolidated Net Income of RYAM for such period, plus

(ii)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, plus

(iii)    decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by RYAM and its Subsidiaries outside the ordinary course of business completed during such period), plus

(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by RYAM and its Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus

(v)    the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period (including, without duplication, Tax Distributions) and tax distribution reserves set aside or payable, plus

(vi)    cash receipts in respect of hedge agreements during such period to the extent not otherwise included in such Consolidated Net Income; over

(b)    the sum, without duplication, of:

(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (1) through (12) (other than clauses (7) and (8)) of the definition of “Consolidated Net Income”, plus

(ii)    (x) without duplication of amounts deducted pursuant to clause (b)(vii) below or this clause (b)(ii) in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period to the extent not financed with the proceeds of Funded Debt; and (y) the aggregate amount of (A) all principal payments of Indebtedness (including the Loans and the principal component of payments in respect of Capital Lease Obligations) of RYAM and its Subsidiaries and (B) without duplication of the foregoing clause (A), payments in cash to purchase or repurchase any such Indebtedness, in each case of this clause (y), in each case to the extent such payments are not funded with the proceeds of Funded Debt, excluding any prepayment of revolving loans to the extent there is not an equivalent permanent reduction in commitments thereunder, plus

(iii)    an amount equal to the aggregate net non-cash gain on Dispositions by RYAM and its Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income, plus

(iv)    increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by RYAM and its Subsidiaries outside the ordinary course of business completed during such period), plus

(v)    cash payments by RYAM and its Subsidiaries actually made during such period to the extent not financed with the proceeds of Funded Debt in respect of any purchase price holdbacks, earn-out obligations, long-term liabilities of RYAM and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income for such period (and so long as there has not been any reduction in respect of such payments in arriving at Consolidated Net Income for such fiscal year), plus

(vi)    without duplication of amounts deducted pursuant to clause (b)(vii) below in prior periods, the amount of Investments and Acquisitions (in each case, including costs and expenses related thereto) made during such period pursuant to Section 7.02(b) or Section 7.05 to the extent that such Investments or Acquisitions were not financed with the proceeds of Funded Debt, not deducted in calculating Consolidated Net Income, plus

(vii)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by RYAM or its Subsidiaries pursuant to binding contracts, commitments, or binding purchase orders (to the extent not financed with the proceeds of Funded Debt, the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of RYAM following the end of such period, except to the extent financed with (x) the net cash proceeds of Indebtedness or equity issuances, or (y) the Net Proceeds received from Asset Sales; provided that, to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions (or Investments in third parties similar to those made for Permitted Acquisitions) or Capital Expenditures during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period, plus

(viii)    the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in calculating Consolidated Net Income for such period, plus

(ix)    cash expenditures in respect of hedge agreements during such period to the extent not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Period” means each fiscal year of RYAM, commencing with the fiscal year of RYAM ending on December 31, 2024.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in the 2026 Notes U.S. Security Agreement or the 2026 Notes Canadian Security Agreement, as applicable.

“Excluded Canadian Subsidiaries” means each Canadian Subsidiary that is not permitted to become a Guarantor hereunder pursuant to the terms of any Canadian Financing to which it is a party, or is otherwise restricted or prohibited as a subsidiary or guarantor of a party to any Canadian Financing; provided that if any such Canadian Subsidiary is released from all such restrictions due to the repayment, termination or amendment of the Canadian Financing after the Closing Date, then such Subsidiary shall cease to be an “Excluded Canadian Subsidiary” for all purposes under the Loan Documents. As of the Closing Date, the only Excluded Canadian Subsidiaries are Rayonier A.M. Canada Energy Inc. and Rayonier A.M. Canada Energy LP, and each of (i) RAM Canada G.P., (ii) Rayonier A.M. Canada Industries Inc., (iii) Rayonier A.M. Construction Company Inc. and (iv) RYAM Canada ULC shall not be considered as Excluded Canadian Subsidiaries.

“Excluded Contributions” means, at any time the cash and Cash Equivalents received by RYAM after the Closing Date from:

(a)    contributions to its common equity capital, and

(b)    the sale (other than to a Subsidiary of RYAM or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of RYAM,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Excluded Subsidiary” means:

(a)    each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary);

(b)    each Subsidiary that is prohibited from guaranteeing the Obligations hereunder by applicable Law, rule or regulation or that would require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received);

(c)    each Subsidiary that is prohibited by any Contractual Obligation existing on the Closing Date or on the date such Subsidiary becomes a Subsidiary (other than any Contractual Obligation incurred in connection with a non-bona fide transaction the primary purpose of which was to cause such Subsidiary to constitute an Excluded Subsidiary and to the extent not incurred in connection with becoming a Subsidiary) and in each case for so long as such restriction or any replacement or renewal thereof is in effect) from guaranteeing the Obligations hereunder;

(d)    (x) any Foreign Subsidiary (other than any Canadian Subsidiary) and (y) any Domestic Subsidiary of a Foreign Subsidiary (other than a Canadian Subsidiary) that is a CFC;

(e)    any Excluded Canadian Subsidiary;

(f)    any Securitization Subsidiary;

(g)    any Subsidiary that is not a Material Subsidiary and that taken together with all other Wholly Owned Subsidiaries being excluded pursuant to this clause (f), as of the last day of the Fiscal Quarter of RYAM’s most recently ended, did not have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of Total Revenues (including third party revenues but excluding intercompany revenues) of RYAM and its Subsidiaries on a Consolidated basis as of such date;

(h)    any other Subsidiary (including any Subsidiary that is a FSHCO) if the provision of the Collateral or a guarantee of the Obligations hereunder by such Subsidiary could reasonably be expected to result in material and adverse tax consequences to RYAM or any of its Subsidiaries, as determined in good faith by RYAM; provided that this clause (g) shall not apply to any Canadian Subsidiary unless the material and adverse tax consequence of such Canadian Subsidiary providing a guarantee results from a Change in Law after the Closing Date; and

(i)    any Subsidiary with respect to which RYAM reasonably agrees in writing that the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded to the Lenders thereby and which does not guarantee the ABL Credit Agreement, the 2026 Notes, any other Capital Markets Indebtedness of a Loan Party or any other Indebtedness of a Loan Party in an aggregate principal amount in excess of $25,000,000;

provided, that, notwithstanding the foregoing, (x) no Subsidiary that is an issuer or guarantor in respect of any ABL Obligations or any other First Lien Notes Obligations shall constitute an Excluded Subsidiary and (y) neither the Borrower nor any parent entity of the Borrower shall be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.07(g)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.02(a) or Section 4.02(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Commitment or Loan or to such Lender immediately before it changed its Lending

Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.02(f), (d) any Canadian federal withholding Taxes imposed as a result of (i) a Recipient not dealing at “arm’s length” (within the meaning of the ITA) with a Loan Party, or (ii) a Recipient being a “specified shareholder” (as that term is defined in subsection 18(5) of the ITA) of a Loan Party or being a Person not dealing at arm’s length with such a “specified shareholder” (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document), and (e) any Taxes imposed under FATCA.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any present or future Treasury Regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as in effect on the date hereof (or any amended or successor version described above), and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related legislation, rules or official administrative guidance) implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three (3) major banks on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the fee letter dated as of July 20, 2023 among the Borrower and the Administrative Agent.

“First Lien Notes Agent” has the meaning assigned to such term in the ABL/Cash Flow Intercreditor Agreement.

“First Lien Notes Obligations” has the meaning assigned to such term in the ABL/Cash Flow Intercreditor Agreement.

“First Lien Notes Secured Parties” has the meaning assigned to such term in the ABL/Cash Flow Intercreditor Agreement.

“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of RYAM’s financial statements referred to in Section 6.01(f), as set forth on a schedule delivered to the Administrative Agent.

“Fiscal Year” means a fiscal year of RYAM and its Subsidiaries, as set forth on a schedule delivered to the Administrative Agent.

“Fixed Charge Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio”.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. For purposes of calculating the Fixed Charge Coverage Ratio for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

In the event that RYAM, or any of its Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Securitization Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that RYAM may elect pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

To the extent (i) RYAM elects pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred or (ii) RYAM or any of its Subsidiaries elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to the Incurrence Designation Provision, RYAM shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which RYAM or any of its Subsidiaries makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding or until RYAM or any of its Subsidiaries elects to withdraw such election.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that RYAM or its Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into RYAM or one of its Subsidiaries since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of RYAM. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of RYAM as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated; provided that the aggregate amount of operating expense reductions and other operating improvements or synergies for the period for which the Fixed Charge Coverage Ratio is being calculated, together with (x) the aggregate amount excluded from Consolidated Net Income pursuant to clause (2) of the definition thereof and (y) the aggregate amount added to EBITDA pursuant to clause (6) of the definition thereof, shall not exceed 30% of EBITDA for such period (determined before giving effect to any such adjustments).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging

Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of RYAM to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries. For purposes of calculating EBITDA Fixed Charges for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

“Florida Mortgage (Fernandina)” means that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated April 22, 2021, among Rayonier Performance Fibers, LLC, Rayonier A.M. Canada Enterprises Inc. as mortgagors and the Collateral Agent as mortgagee.

“Foreign Lender” means a Lender that is not a United States Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by a Loan Party or any Subsidiary with respect to employees employed outside the United States or Canada (other than any governmental arrangement).

“Foreign Subsidiary” means any direct or indirect Subsidiary of RYAM that is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that owns no material assets other than Equity Interests of one or more Foreign Subsidiaries (other than a Foreign Subsidiary which is a Canadian Guarantor) that are CFCs and/or one or more FSHCOs.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of RYAM and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by RYAM’s independent public accountants) with the most recent audited consolidated financial statements of RYAM and its Subsidiaries delivered pursuant to Section 7.04(a).

“Georgia Mortgage (Jesup)” means that certain Deed to Secure Debt, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated April 22, 2021, among Rayonier Performance Fibers, LLC as Grantor and the Collateral Agent as Grantee.

“Governmental Authority” means any nation or government, any state, province, territory, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority, in each case having the force of law.

“Guarantee” means the guarantee of the Obligations by the Loan Parties in Article III hereunder or in a guarantor joinder in accordance with Section 7.01(n) of this Agreement.

“Guaranteed Obligations” means as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guaranteed Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Guaranteed Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligations is incurred, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means the U.S. Guaranty, the Canadian Guaranty and any other guaranty executed by any Guarantor in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of the Obligations.

“Guarantor Payment” has the meaning specified in Section 3.07(a).

“Guarantors” means (x) RYAM, (y) [reserved] and (z) each other Subsidiary of RYAM that is a party hereto or executes a joinder in accordance with Section 7.01(n), in favor of the Administrative Agent for the benefit of the Secured Parties, in connection with the transactions contemplated by this Agreement and the other Loan Documents; provided, that upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor.

“Hazardous Substance” means (i) any hazardous substance or toxic substance as such terms are presently defined or used in § 101(14) of CERCLA (42 U.S.C. § 9601(14)), in 33 U.S.C. § 1251 et. seq. (Clean Water Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) or applicable Environmental Law in Canada; and (ii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of “hazardous substance” or “toxic substance” or similar definitions for purposes of CERCLA, 33 U.S.C. § 1251 et. seq. (Clean Water Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) or applicable Environmental Law in Canada.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“HMT” has the meaning specified in the definition of “Sanctioned Entity”.

“Increased Amount” has the meaning assigned to such term in Section 7.02(f).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” have meanings correlative thereto.

“Incurrence Designation Provision” has the meaning specified in Section 7.02(a).

“Indebtedness” or “Debt” means, with respect to any Person:

(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business that is not overdue by more than 90 days (or, if overdue by more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capital Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of a Qualified Securitization Financing; (5) customary trade and other ordinary course payables, in each case, not in respect of Indebtedness for borrowed money, accrued expenses and intercompany liabilities arising in the ordinary course of business (other than with respect to intercompany liabilities between RYAM or any Restricted Subsidiary, on the one hand, and the Borrower or any Subsidiary of the Borrower, on the other), (6) obligations among RYAM and the Restricted Subsidiaries in respect of cash management services in the ordinary course of business and (7) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of RYAM or its Subsidiaries (as determined in good faith by the board of directors or senior management of RYAM whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of RYAM and its Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of RYAM or its Subsidiaries Incurred without violation of this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(c).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of RYAM, qualified to perform the task for which it has been engaged.

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as amended.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind anywhere in the world, including any rights in or to Patents, Copyrights, Trademarks and Technical Information.

“Intercompany Management Agreements” has the meaning specified in Section 7.05(b)(vi)(C).

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, substantially in the form of Exhibit F hereto or such other intercompany subordination agreement to be executed and delivered by each Loan Party and each Subsidiary of RYAM that has loaned such Loan Party any Indebtedness, pursuant to which all obligations in respect of any such Indebtedness owing to any such Subsidiary by such Loan Party shall be subordinated to the prior payment in full in cash of all Obligations under this Agreement on substantially identical subordination terms or other subordination terms reasonably satisfactory to the Administrative Agent.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date.

“Interest Period” means (a) the period commencing on and including the Closing Date and ending on but excluding the immediately subsequent Payment Date and (b) subsequently, each period commencing on and including the last Payment Date and ending on but excluding the immediately subsequent Payment Date; provided, however, if such period shall end on a day that is not a Business Day, it shall be deemed to end on the next succeeding Business Day.

“Interest Rate” means, for any Interest Period, a rate per annum equal to the sum of (a) 8.00% plus (b) Three-Month Term SOFR for such Interest Period, as may be increased pursuant to Section 2.08(b).

“Internal Reorganization” means the contribution by RAM Products of all of the outstanding equity interests of Rayonier A.M. France SAS, a simplified public limited company established under the laws of France, to the Borrower, such that following such contribution Rayonier A.M. France SAS will be a direct Wholly Owned Subsidiary of the Borrower.

“Internal Reorganization Documents” means (i) the Contribution Agreement, dated July 12, 2023, between RAM Products and the Borrower and (ii) the notation on Rayonier A.M. France SAS’s share registry showing the ownership of its shares by the Borrower.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)    securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among RYAM and its Subsidiaries,

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) of this definition which fund may also hold material amounts of cash pending investment and/or distribution, and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all Acquisitions, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“IRS” means the United States Internal Revenue Service.

“ITA” means Income Tax Act (Canada) and any applicable provincial equivalent.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Joint Venture” means any Person (other than a Subsidiary) a portion (but not all) of the Capital Stock of which is owned directly or indirectly by RYAM or a Subsidiary thereof and which is engaged in a business that is similar to or complementary with the business of RYAM and its Subsidiaries as permitted under this Agreement.

“Judgment Currency” has the meaning specified in Section 11.20.

“Junior Indebtedness” means (a) unsecured Indebtedness for borrowed money of RYAM or any Subsidiary (other than intercompany indebtedness between Loan Parties or any indebtedness of any direct or indirect parent company of the Borrower (other than RYAM)), and (b) any Junior Lien Priority Indebtedness.

“Junior Lien Priority Indebtedness” means Indebtedness of the Loan Parties that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the ABL Obligations, the Obligations and the 2026 Notes (“Junior Liens”); provided that the trustee, collateral agent and/or other authorized representative for the holders of such Indebtedness shall execute a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Collateral Agent and the Administrative Agent reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to the Collateral.

“Junior Lien Priority Intercreditor Agreement” means a senior priority/junior priority intercreditor agreement with (together with other relevant Persons) any agent and/or other authorized representative of any Junior Lien Priority Indebtedness in form and substance reasonably satisfactory to the Majority Lenders.

“Junior Liens” has the meaning specified in the definition of “Junior Lien Priority Indebtedness”.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all Governmental Authorizations, in each case having the force of law.

“LCA Election” has the meaning specified in Section 1.07.

“LCA Test Date” has the meaning specified in Section 1.07.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means each Lender listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 11.07.

“Lending Office” means, as to any Lender, the office or offices as a Lender may from time to time notify to the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Licensed IP” has the meaning specified in Section 7.06(a).

“Licensed Marks” has the meaning specified in Section 7.06(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothec, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered or otherwise perfected or rendered opposable under applicable Law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by RYAM or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, the Guaranties, the ABL/Cash Flow Intercreditor Agreement, the Fee Letter, any Intercompany Subordination Agreement, any Note delivered pursuant to Section 4.04(d), any guarantor joinder delivered pursuant to Section 7.01(n), the Security Documents, any intercreditor agreement delivered pursuant to the definition of Junior Lien Priority Indebtedness and any other agreement between or among any Loan Party, the Administrative Agent and the Collateral Agent, as applicable, designated therein as a “Loan Document”, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrower and each of Guarantors from time to time party hereto.

“Loans” means the loans advanced by the Lenders pursuant to Section 2.01.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate unused Commitments then in effect and the outstanding principal amount of the Loans at such time.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any event which has or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means, a material adverse effect on (x) the business, financial condition, operations or properties of RYAM and its Subsidiaries, taken as a whole, (y) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents when due, or (z) the validity or enforceability of any of the Loan Documents or the rights and remedies of Administrative Agent and the Lenders under any of the Loan Documents.

“Material Agreement” means (i) any Contract designated by the Lenders as a “Material Agreement” prior to the Closing Date by listing such Contract on Schedule 1.01(b) solely to the extent that the absence or termination of such Contract would reasonably be expected to result in a Material Adverse Effect.

“Material Intellectual Property” means all Intellectual Property that is owned by (or purported to be owned by) or subject to a license, covenant not to sue or similar right for (or purported to be subject to a license, covenant not to sue or similar right for) the benefit of RYAM or any of its Subsidiaries, whether as of or after the date hereof (including all Licensed IP and Licensed Marks), in each case, the loss of which would reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” means any Wholly Owned Subsidiary of RYAM (other than the Borrower or any of its Subsidiaries), in each case, that as of the last day of the Fiscal Quarter of RYAM’s most recently ended, had assets with a value in excess of 2.5% of the Total Assets or revenues representing in excess of 2.5% of Total Revenues (including third party revenues but excluding intercompany revenues) of RYAM and its Wholly Owned Subsidiaries on a Consolidated basis as of such date.

“Maturity Date” means July 20, 2027.

“Moody’s” means Moody’s Investors Service, Inc or any successor to the rating agency business thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, within the preceding five plan years has made or been obligated to make contributions, or has any liability but does not include, for greater certainty, any Canadian Pension Plan or Canadian Multi-Employer Plan.

“Multiple Employer Plan” means a Plan with respect to which any Loan Party or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA, but does not include, for greater certainty, any Canadian Pension Plan or Canadian Multi-Employer Plan.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends. For purposes of calculating Net Income for RYAM, such calculation shall be made in respect of RYAM and its Subsidiaries.

“Net Proceeds” means the aggregate cash proceeds received by RYAM or any Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than ABL Obligations or First Lien Notes Obligations) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by RYAM and its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by RYAM and its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note” means a promissory note made by any Borrower in favor of a Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party (or its Subsidiary) to any Secured Party under any Loan Document and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under this Agreement or any of the other Loan Documents (including all monetary obligations that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary or a manager of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer which meets the requirements set forth in this Agreement.

“Original Currency” has the meaning specified in Section 1.04(d).

“Other Currency” has the meaning specified in Section 1.04(d).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.07(g)).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Pari Passu Intercompany Loan” means the loan to be granted by the Borrower to RYAM on the Closing Date, in an amount equal to $150,000,000.

“Pari Passu Intercompany Loan Agreement” means the Loan Agreement, dated as of the Closing Date, between the Borrower, as lender, and RYAM, as borrower, pursuant to which the Borrower shall make the Pari Passu Intercompany Loan.

“Pari Passu Intercompany Loan Documents” means the Pari Passu Intercompany Loan Agreement, the 2026 Notes U.S. Security Agreement Joinder (Intercompany Loan), the 2026 Notes Canadian Security Agreement Joinder (Intercompany Loan) and the ABL/Cash Flow Intercreditor Agreement.

“Participant” has the meaning specified in Section 11.07(d).

“Patents” means (a) all patents and industrial designs of the United States or of any other country, all issuances and recordings thereof, and all applications for patent or industrial designs of the United States or of any other country, including issuances, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory, or any other country or political subdivision thereof, and (b) all reissues, reexaminations, divisions, continuations, continuations-in-part or extensions thereof and amendments thereto, together with any and all (i) rights and privileges arising under applicable law with respect to the ownership of any such patents or industrial designs, (ii) inventions, designs and improvements described or claimed therein, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Payment Date” means (a) the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of the first full Fiscal Quarter following the Closing Date; provided, that if such date is not a Business Day, then on the immediately preceding Business Day; and (b) the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means that certain Perfection Certificate, to be dated as of the Closing Date, executed by the Loan Parties and delivered to the Administrative Agent and the Collateral Agent.

“Permitted Acquisition” means any Acquisition in which the following conditions are satisfied:

(a)    any Person acquired in such acquisition is in a Similar Business;

(b)    if proceeds of a Loan are used to pay all or a portion of the consideration for such Acquisition, such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law; and

(c)    if proceeds of a Loan are used to pay all or a portion of the consideration for such Acquisition, after giving effect to such Acquisition, the Loan Parties, on a Consolidated basis, shall be Solvent.

“Permitted Investments” means:

(1)    any Investment in RYAM or any Restricted Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (1) shall not exceed the greater of (x) $25 million and (y) 1.0% of Total Assets at the time such Investment is made;

(2)    any Investment in Cash Equivalents or Investment Grade Securities;

(3)    any Investment by RYAM or any Restricted Subsidiary in a Person (including any Permitted Acquisition) that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, RYAM or a Restricted Subsidiary; provided that the aggregate amount of Investments in reliance on this clause (3) shall not exceed the greater of (x) $~~75~~25 million and (y) ~~3.0~~1.0 % of Total Assets at the time such Investment is made;

(4)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.02(d) or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(6)    loans and advances to officers, directors, employees or consultants of RYAM or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount, together with loans and advances made pursuant to Section 7.05(b)(v)(D) (in each case, valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $30 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of RYAM or any direct or indirect parent of RYAM solely to the extent that the amount of such loans and advances shall be contributed to RYAM in cash as common equity;

(7)    any Investment acquired by RYAM or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by RYAM or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by RYAM or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of a Bail-In Action with respect to any contractual counterparty of RYAM or any Restricted Subsidiary;

(8)    Hedging Obligations permitted under Section 7.02(a)(x);

(9)    any Investment by RYAM or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by RYAM), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of (A) $~~75~~25 million and (B) ~~3.0~~1.0% of Total Assets at the time such Investment is made, plus (y) an amount equal to any profits (including dividends or distributions (other than returns of capital or principal), profits on sale, income and similar amounts) actually received in cash in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Loan Party;

(10)    additional Investments by RYAM or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by RYAM), taken together with all other Investments made pursuant to this clause (10) plus the aggregate amount of Investments made pursuant to Section 7.05(b)(v)(J) that are at that time outstanding, not to exceed the greater of (x) $~~75~~25 million and (y) ~~3.0~~1.0 % of Total Assets as of the date of such Investment; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to a Loan Party;

(11)    loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of RYAM or any direct or indirect parent of RYAM;

(12)    Investments the payment for which consists of Equity Interests of RYAM (other than Disqualified Stock) or any direct or indirect parent of RYAM, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(13)    ~~[reserved];~~any (A) Investment in a wholly-owned Subsidiary (an “AGE Parent”) that holds Equity Interests in Altamaha Green Energy, LLC or successors thereto (the “AGE JV”) having an aggregate Fair Market Value (as determined in good faith by RYAM), taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the sum of (x) the greater of (A) $50 million and (B) 2.0% of Total Assets at the time such Investment is made and (B) Investment by any AGE Parent in AGE JV; provided, however, that any AGE Parent shall, at all times from and after the first such Investment made pursuant to this clause (13), (i) guarantee the Obligations on an unsecured basis (with the terms of such guarantee being substantially similar to those as set forth in the Guarantee) (and, for the avoidance of doubt, notwithstanding anything to the contrary herein or in any other Loan Document, such AGE Parent shall not be required to grant a Lien on its assets to secure the Obligations), (ii) constitute an “Excluded Subsidiary” as defined in each of the 2026

Notes Indenture and the ABL Credit Agreement (and any Refinancing Indebtedness in respect thereof), and (iii) not incur or guarantee any debt for borrowed money (other than its Guarantee of the Obligations);

(14)    guarantees issued in accordance with Section 7.02(a) or Section 7.01(n) including any guarantee or other obligation issued or incurred under the ABL Credit Agreement in connection with any letter of credit issued for the account of RYAM or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of Intellectual Property;

(16)    any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17)    any Investment in an entity which is not a Subsidiary to which a Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18)    any Investment by (i) RYAM or RAM Products in the Capital Stock of the Borrower (other than Disqualified Stock), (ii) by the Borrower or any of its Subsidiaries in any Person that is, or concurrently becomes, a direct or indirect Wholly Owned Subsidiary of the Borrower and (iii) any Investment by RYAM or another Loan Party in the Borrower consisting of Indebtedness of the Borrower pursuant to Section 7.05(b)(i)(C).

(19)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(20)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of RYAM or the Restricted Subsidiaries;

(21)    Investments among RYAM and the Restricted Subsidiaries in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(22)    Guaranteed obligations of RYAM, any Guarantor or any Restricted Subsidiary of leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(23)    Investments in Joint Ventures having an aggregate Fair Market Value (as determined in good faith by RYAM), taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, not to exceed the sum of (A) the greater of (x) $100 million and (y) 4.0% of Total Assets, and (B) an amount equal to any profits (including dividends or distributions (other than returns of capital or principal), profits on sale, income and similar amounts) actually received in cash respect of any such Investment (with the Fair Market Value each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Loan Party;

(24)    any Investment in any Subsidiary of RYAM or any Joint Venture (other than the Borrower or any of its Subsidiaries) in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(25)    any Investment by RYAM or any Restricted Subsidiary so long as the Consolidated Total Net Leverage Ratio of RYAM for the most recently ended four full Fiscal Quarters for which internal financial statements are available, determined on a pro forma basis, does not exceed 2.75:1.00; provided, that any Indebtedness Incurred pursuant to this clause (25) shall reduce the Cumulative Credit in an amount equal to the principal amount of such Indebtedness; provided, further, that the Cumulative Credit shall not be reduced below zero as a result thereof.

“Permitted Liens” means, with respect to any Person:

(1)    Pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment or employment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. or Canadian government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)    Liens for Taxes not yet overdue by more than 45 days or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto have been provided in accordance with GAAP;

(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)    minor survey (or other mapping product) exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements, other similar encumbrances and other matters of record incurred in the ordinary course of business and matters expressly set forth as an exception to the policies of title insurance, if any, obtained to insure the Lien or hypothec of each mortgage with respect to each of the mortgaged properties or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)    (A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 7.02(a);

(B)    Liens securing (x) Indebtedness Incurred pursuant to Section 7.02(a)(i) (and any cash management arrangements, hedging obligations and supply chain financing arrangements secured under the documentation governing such Indebtedness); provided that such Indebtedness constitutes ABL Obligations under and be subject to the ABL/Cash Flow Intercreditor Agreement and (y) Indebtedness Incurred pursuant to Section 7.02(a)(xxiv); provided that such Indebtedness constitutes (A) First Lien Notes Obligations under and subject to the ABL/Cash Flow Intercreditor Agreement or (B) Junior Indebtedness, in each case of this proviso, as required by Section 7.02(a)(xxiv);

(C)    Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause Section 7.02(a)(xx); and

(D)    Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (xiv) (solely to the extent such guarantees are issued in respect of any Indebtedness and such guaranteed Indebtedness is, and is permitted to be, secured) and (xvi) of Section 7.02(a).

(7)    Liens existing on the Closing Date (other than Liens in favor of the lenders under the ABL Credit Agreement and Liens securing the 2026 Notes, but including the Liens securing the Canadian Financing as of the Closing Date) and listed on Schedule 7.02(f);

(8)    Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or

Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary (other than Liens to secure Indebtedness Incurred pursuant to Section 7.02(a)(xvi)); provided, further, that such Liens may not extend to any other property owned by RYAM or any Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)    Liens on assets or property at the time RYAM or a Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into RYAM or any Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition (other than Liens to secure Indebtedness Incurred pursuant to Section 7.02(a)(xvi)); provided, further, that such Liens may not extend to any other property owned by RYAM or any Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)    Liens securing Hedging Obligations incurred pursuant to Section 7.02(a)(x);

(11)    Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12)    leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of RYAM or any of the Subsidiaries;

(13)    Liens in favor of RYAM or any Guarantor;

(14)    Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing pursuant to Section 7.02(a)(xvii);

(15)    pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(16)    leases, subleases, licenses or sublicenses (other than with respect to Intellectual Property) granted to others in the ordinary course of business;

(17)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6)(B), (6)(C), (7), (8), (9), (35) and (36)(x) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount (only to the extent such committed amount could have been funded immediately prior to such refinancing, refunding, extension, renewal or replacement) of the applicable Indebtedness described under clauses (6)(B), (6)(C), (7), (8), (9), (35) and (36)(x) at the time the original Lien became a Permitted Lien under this Agreement and, in the case of any Lien on Collateral, shall not have a greater priority level with respect to the Liens securing the Obligations than the Liens securing the Indebtedness so refinanced, refunded, extended, renewed or replaced, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (17) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C);

(18)    Liens on equipment of RYAM or any Subsidiary (other than the Borrower) granted in the ordinary course of business to RYAM’s or such Subsidiary’s client at which such equipment is located;

(19)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(21)    Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(22)    other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (22) that are at that time outstanding, exceed the greater of (x) $50 million and (y) 2.0% of Total Assets at the time of incurrence; provided, that (A) any such Liens on any ABL Priority Collateral shall be subject to the ABL/Cash Flow Intercreditor Agreement or shall constitute Junior Liens and (B) any such Liens on any Cash Flow Priority Collateral must be secured on a pari passu or Junior Lien basis to the Obligations and, if such Indebtedness is secured by Cash Flow Priority Collateral on a pari passu basis with the Obligations, the representative in respect of such obligations must enter into a joinder to the Security Documents, and if such Indebtedness is secured by Cash Flow Priority Collateral on a Junior Lien basis to the Obligations, such Indebtedness must be Junior Lien Priority Indebtedness;

(23)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(24)    any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of RYAM or any Subsidiary (other than the Borrower), under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(25)    Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)    Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(27)    Liens disclosed by the title commitments or title policies delivered pursuant to this Agreement and/or the Security Documents and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement or, in the event no title commitment or title policy is required to be delivered pursuant to this Agreement and/or the Security Documents, restrictions, easements, rights of way, restrictive covenants, licenses, servitudes, watercourse, right of way, right of access or user or other similar rights in land granted to or reserved by other Persons which do not, either individually or in the aggregate, materially impair the value, use, development, management, ownership or operation of the property subject thereto and do not materially adversely affect the marketability of such property or the Liens under the relevant Security Documents;

(28)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of RYAM or any Subsidiary (other than the Borrower) in the ordinary course of business;

(29)    in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;

(30)    agreements to subordinate any interest of RYAM or any Restricted Subsidiary in any accounts receivable or other interest arising from inventory consigned by RYAM or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(31)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(32)    Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(33)    Liens on the Collateral securing the 2026 Notes outstanding on the Closing Date and the related Guarantees;

(34)    Liens on any Collateral securing Junior Lien Priority Indebtedness permitted to be incurred pursuant to Section 7.02(a)(xv) to refinance the 2026 Notes;

(35)    Liens securing Indebtedness Incurred pursuant to Section 7.02(a)(iv) to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of RYAM or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by RYAM or any Restricted Subsidiary at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; and

(36)    Liens securing Indebtedness Incurred pursuant to (x) Section 7.02(a)(ii)(y) or (y) Section 7.02(a)(xxv).

“Permitted Supplier Receivables Sale Program” means any supplier or vendor financing arrangement, transaction, or similar program that is entered into for the purpose of facilitating the sale or financing by any Loan Party (other than the Borrower) of Receivables Assets or interests therein, so long as (a) no Default or Event of Default has occurred and is continuing, or would result from such sale or financing, (b) each such sale or financing is for cash which is paid substantially concurrently with such sale or financing and (c) following such sale or financing, other than pursuant to those non-recourse exceptions which are customary in such accounts receivable sales programs (as determined reasonably and in good faith by RYAM in consultation with the Administrative Agent), (i) no purchaser or other third-party financial institution shall have any recourse to any Loan Party or any of their respective Subsidiaries in connection with such sale or financing (or other related arrangement), and (ii) no Loan Party nor any Subsidiary of any Loan Party shall guarantee any liabilities or obligations with respect to such sale, financing or other related arrangement (including, without limitation, any guarantee, surety or other credit support for any of the obligations owed by any customer of any Loan Party or any of its Subsidiaries to such third-party financial institution under any sale or other financing arrangement); provided, that the aggregate amount of all Receivables Assets or interests therein sold, financed, or otherwise transferred under all Permitted Supplier Receivables Sale Programs, as such amount may be reduced from time to time by all cash payments advanced to Loan Parties (and all commissions, discounts, yield and other fees and charges relating thereto) in connection therewith, shall not exceed $20,000,000 at any time.

“Person” means an individual, partnership, limited liability company, unlimited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any Subsidiary, or any such plan to which any Loan Party or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which any Loan Party has any liability.

“Platform” has the meaning set forth in Section 7.04.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including the Civil Code of Quebec) of any other Canadian jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, effect of perfection, enforcement, enforceability, opposability, validity or effect of security interests or other applicable Lien.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Price” has the meaning assigned in Section 2.09(a)(i).

“Pro Forma Compliance” means, with respect to any determination for any period and any transaction, that such determination shall be made by giving pro forma effect to each such transaction, as if each such transaction had been consummated on the first day of such period, based on, in the case of determinations made in reliance on pro-forma financial statement calculations only, historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statement or other document provided to the Administrative Agent or any Lender in connection herewith (which shall be prepared by RYAM in good faith (subject to the approval of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed)) and for such purposes historical financial statements shall be recalculated as if such transaction had been consummated at the beginning of the applicable period, and any Indebtedness or other liabilities to be incurred, assumed or repaid had been incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant transaction at the weighted average of the interest rates applicable to such Indebtedness incurred during such period).

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Project Debt” means Indebtedness incurred by a Subsidiary of the Borrower in connection with a project of such Subsidiary consisting of the acquisition, construction and/or improvement of new or existing fixed or capital assets and other assets related thereto; provided that if secured, such Indebtedness shall be secured solely by (x) the assets comprising such project (including, for the avoidance of doubt, any such existing assets that will be utilized in connection with or form a part of such project) and (y) solely to the extent such project comprises the sole asset of such Subsidiary, the shares or other Equity Interests or other interests in such Subsidiary.

“Project Redwood Steps Plan” has the meaning specified in Section 7.07.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Public Company Compliance” means compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Lender” has the meaning set forth in Section 7.04.

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions:

(1)    the Board of Directors of RYAM shall have determined in good faith that such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to RYAM and (if applicable) the applicable Securitization Subsidiary;

(2)    all sales of Securitization Assets and related assets by RYAM or the applicable Subsidiary (other than a Securitization Subsidiary) either to the applicable Securitization Subsidiary or directly to the applicable third-party financing providers (as the case may be) are made at Fair Market Value (as determined in good faith by the RYAM); and

(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by RYAM) and may include Standard Securitization Undertakings.

“RAM Canada G.P.” means Rayonier A.M. Canada G.P. / Rayonier A.M. Canada, Société en nom collectif, together with its permitted successors.

“RAM Products” means Rayonier A.M. Products Inc., together with its permitted successors.

“RCS” means the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg).

“Receivables Assets” means Accounts from time to time originated, acquired or otherwise owned by RYAM or any Subsidiary and related assets and property to the extent customarily included in securitization transactions or factoring transactions.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent and (c) each Lender.

“Refinancing Indebtedness” has the meaning specified in Section 7.02(a)(xv).

“Refunding Capital Stock” has the meaning specified in Section 7.02(c)(ii).

“Register” has the meaning specified in Section 11.07(c).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Reinvestment” has the meaning set forth in Section 2.09(b)(i)(B).

“Reinvestment Period” has the meaning set forth in Section 2.09(b)(i)(B)(3).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Date” means the date on which (a) the Aggregate Commitments shall have been terminated and (b) the principal of and interest on each Loan, all fees, all Yield Protection Premium and all other outstanding Obligations (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding and all monetary obligations that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not yet asserted).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period,

(a) 50%, if RYAM’s Consolidated Secured Net Leverage Ratio at the end of such Excess Cash Flow Period exceeds 2.50 to 1.00;

(b) 25%, if such Consolidated Secured Net Leverage Ratio equals or is less than 2.50 to 1.00, but exceeds 2.00 to 1.00; and

(c) 0%, if such Consolidated Secured Net Leverage Ratio equals or is less than 2.00 to 1.00.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations, and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer or treasurer of the RYAM or the Borrower or other executive officer of RYAM or the Borrower who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted Cash” means cash and Cash Equivalents held by RYAM and its Subsidiaries that would appear as “restricted” on a consolidated balance sheet of RYAM.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.02(b).

“Restricted Subsidiary” means any Subsidiary of RYAM other than the Borrower and its Subsidiaries.

“Retired Capital Stock” has the meaning specified in Section 7.02(b)(ii).

“RYAM” means Rayonier Advanced Materials Inc., together with its permitted successors.

“RYAM Canada ULC” means RYAM Canada Holdings ULC/Gestion RYAM Canada SRI, together with its permitted successors.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by RYAM or any of its Subsidiaries, whereby RYAM or any such Subsidiary transfers such property to a Person and RYAM or such Subsidiary leases it from such Person, other than leases between any of RYAM and a Subsidiary or between Subsidiaries.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means a country or territory that is the target of comprehensive country- or territory-wide Sanctions or whose government is the target of comprehensive country- or territory-wide Sanctions, on the Closing Date being the Crimea/Sevastopol, Cuba, North Korea, Iran, South Sudan, Sudan, Syria or the non-government controlled areas of the Donetsk and Luhansk oblasts of Ukraine.

“Sanctioned Entity” means (a) an agency of the government of or (b) an organization directly or indirectly controlled by, a country that is subject to a sanctions program identified on the most current list maintained and published by the United States Government (including OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any member state of the European Union, Her Majesty’s Treasury (“HMT”) or the Canadian Government (collectively, “Sanctions”).

“Sanctioned Person” means (a) a person named on the most current list of Specially Designated Nationals or Blocked Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or on HMT’s Consolidated List of Financial Sanctions Targets, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” has the meaning assigned to such term in the definition of “Sanctioned Entity”.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.17(a)(ii).

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to, or exercising any, of its principal functions.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by RYAM or any Subsidiary or in which RYAM or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) Receivables Assets and , (2) revenues related to distribution and merchandizing of the products of RYAM and the Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by RYAM or any of its Subsidiaries pursuant to which RYAM or any of its Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets (whether now existing or arising in the future) of RYAM and its Subsidiaries to either (a) a Person that is not RYAM or any of its Subsidiaries and is not an Affiliate of RYAM or any of its Subsidiaries or (b) a Securitization Subsidiary that in turn sells, conveys or otherwise transfers, or grants a security interest in, such Securitization Assets to a Person that is not RYAM or any of its Subsidiaries and is not an Affiliate of RYAM or any of its Subsidiaries.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary (or another Person formed for the purposes of engaging in Qualified Securitization Financing with RYAM in which RYAM or any of its Subsidiaries makes an Investment and to which RYAM or any Subsidiary transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of RYAM and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of RYAM (as provided below) as a Securitization Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by RYAM or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates RYAM or any of its Subsidiaries in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of RYAM or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither RYAM nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to RYAM, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower (other than pursuant to Standard Securitization Undertakings); and

(c) to which neither RYAM nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of RYAM shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of RYAM giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Security Documents” means, collectively, the ABL/Cash Flow Intercreditor Agreement and any Junior Lien Priority Intercreditor Agreement, each joinder or amendment thereto, and all security agreements (including the U.S. Security Documents and the Canadian Security Documents and each joinder or amendment thereto (including the Security Joinder Documents)), pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, deeds of hypothec, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto executed and delivered by any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC or similar filings under the PPSA (including registrations of hypothecs)) in favor of the Collateral Agent to secure the Obligations, in each case, as amended, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms, the 2026 Notes Indenture and this Agreement, subject to the terms of the ABL/Cash Flow Intercreditor Agreement.

“Security Joinder Documents” means, collectively, the 2026 Notes U.S. Security Agreement Joinder (Credit Agreement) and the 2026 Notes Canadian Security Agreement Joinder (Credit Agreement).

“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by RYAM and its Subsidiaries on the Closing Date, (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by RYAM and its subsidiaries on the Closing Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing and (z) any business that in RYAM’s good faith business judgment constitutes a reasonable diversification of businesses conducted by RYAM and its Subsidiaries.

“Solvent” means, (a) with respect to any Person organized under the laws of the United States, or any state thereof, or Canada, or any province or territory thereof, on a particular date, that on such date (i) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on such date and are proposed to be conducted after such date and (v) with respect to any such Person organized under the laws of Canada or any province or territory thereof, such Person is not an “insolvent person” as such term is defined in the BIA, and (b) with respect to any Person organized under the laws of Luxembourg, that such Person is in a state of cessation of payments (cessation de paiements) and has lost its commercial creditworthiness (ébranlement de crédit) or (ii) is subject to, or meets the criteria to be subject to, any proceedings for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or moratorium or reprieve from payment (sursis de paiement).

“Specified Fiscal Quarter” means the fourth Fiscal Quarter of 2023 and each Fiscal Quarter of 2024.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by RYAM or any of its Subsidiaries which RYAM has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the Board of Directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of RYAM.

“Successor Rate” has the meaning set forth in Section 2.17(a)(ii)(B).

“Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of RYAM or any of its respective Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.

“Tartas Plant” means the real property located at 1154 avenue du Général Leclerc—40400 Tartas, France.

“Tax Distributions” has the meaning set forth in Section 7.02(b)(xi).

“Tax Group” has the meaning set forth in Section 7.02(b)(xi).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all know-how, trade secrets and other non-public, proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, inventions and invention disclosures, all documented research, developmental, demonstration or engineering work, and all other technical data, clinical data and information related thereto, including laboratory notebooks, algorithms, concepts, data, databases, designs, discoveries, methods, processes, protocols, chemistries, compositions, show-how, techniques, technology, and all improvements thereof and thereto and all other technical data and information related thereto.

“Term SOFR” means for any Interest Period the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 2.17(a)(ii)(A).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, as of any date of determination, the most recently completed four Fiscal Quarters of the Loan Parties ended on or prior to such time (taken as one accounting period) for which financial statements (and the related compliance certificate) have been delivered (or are required to have been delivered) to the Administrative Agent.

“Three-Month Term SOFR” means, with respect to any Interest Period, a rate per annum equal to the greater of (x) three percent (3.00%) per annum and (y) Term SOFR for a three-month interest period.

“Total Assets” means, as of any date of determination, the consolidated assets of RYAM and its Subsidiaries at the end of the Fiscal Quarter immediately preceding such date, determined in accordance with GAAP, calculated on a pro forma basis after giving effect to any subsequent acquisition or Disposition of a Person or business.

“Total Revenues” means, as of any date of determination, the consolidated revenue of RYAM and its Subsidiaries at the end of the Fiscal Quarter immediately preceding such date, determined in accordance with GAAP, calculated on a pro forma basis after giving effect to any subsequent acquisition or Disposition of a Person or business.

“Trademarks” means all trade names, trademarks and service marks, trade dress, corporate names, logos, Internet domain names, IP addresses, social media handles, uniform resource locators and other indicia of origin, trademark and service mark registrations, and applications for trademark and service mark registrations, whether or not registered, and any and all common law rights thereto, including (i) all renewals of trademark and service mark registrations and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof and symbolized thereby.

“Transaction Costs” shall mean fees, costs and expenses related to the Transactions.

“Transactions” means (A) the entry into this Agreement, the other Loan Documents, the Pari Passu Intercompany Loan Documents, the ABL Amendment and all related documentation on the Closing Date and the incurrence of indebtedness pursuant to this Agreement on and after the Closing Date, (B) the redemption and/or satisfaction and discharge of the 2024 Notes in full and (C) the payment of fees and expenses in connection with the foregoing.

“Treasury Rate” means, the weekly average for such Business Day during the most recent week that has ended at least two business days prior to the applicable redemption date of the yield to maturity at the time of computation of United States

Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the first anniversary of the Closing; provided, however, that if the period from such redemption date to the first anniversary of the Closing, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning assigned to such term in the 2026 Notes Indenture.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, the Collateral Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “UCC” means the Uniform Commercial Code in such other State.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms,

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution

“United States Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“United States Tax Compliance Certificate” has the meaning set forth in Section 4.02(f)(ii)(B)(3).

“U.S. Collateral” means the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a U.S. Loan Party.

“U.S. Government Securities Business Day” means any day, except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantor” means RYAM and each Guarantor that is a Domestic Subsidiary.

“U.S. Guaranty” means the guarantee of the Obligations of each Loan Party hereunder by the U.S. Loan Parties in Article III hereunder or in a guarantor joinder in accordance with Section 7.01(n) of this Agreement.

“U.S. Loan Party” means each U.S. Guarantor.

“U.S. Security Documents” means, collectively, the 2026 Notes U.S. Security Agreement and the 2026 Notes U.S. IP Security Agreements.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.24.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Protection Premium” means with respect to any repayment or prepayment of all or any portion of the Loans or any requirement to repay or prepay any Loans, by optional prepayment, acceleration following an Event of Default or a mandatory prepayment in accordance with Section 2.09(b)(i) (to the extent provided in the last paragraph thereof), Section 2.09(b)(iii), Section 2.09(b)(iv) or Section 2.09(b)(v) (for the avoidance of doubt, excluding any scheduled payments pursuant to Section 2.07) occurring:

(a) on or prior to the first anniversary of the Closing Date, an amount equal to the amount of interest (calculated on a net present value basis using a discount rate equal to the Treasury Rate as of the Business Day immediately preceding the applicable date of such repayment or prepayment plus 0.50%) that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the first anniversary of the Closing Date (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred sixty (360) days, plus three percent (3%) of the principal amount of the Loans being so repaid or prepaid);

(b) at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, an amount equal to three percent (3%) of the aggregate outstanding principal amount of the Loans being so repaid or prepaid;

(c) at any time after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, an amount equal to one percent (1%) of the aggregate outstanding principal amount of the Loans being so repaid or prepaid; and

(d) after the third anniversary of the Closing Date, zero percent (0%).

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. Notwithstanding any change in GAAP occurring after the Closing Date, the computations of all financial ratios and requirements set forth in any Loan Document shall continue to be computed in accordance with GAAP prior to such change therein.

Section 1.04 Exchange Rates; Currency Equivalents; Ratio and Basket Calculations.

(a) Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent absent manifest error.

(b) Notwithstanding the foregoing, for purposes of determining compliance with any covenant in Article VII, (i) with respect to any Indebtedness, Lien, Investment, Restricted Payment, Disposition, acquisition, transaction with Affiliates or payment or other distribution of or in respect of any Junior Indebtedness (each a “Covenant Transaction”) in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Covenant Transaction is created, made or incurred, and (ii) with respect to any Covenant Transaction created, incurred or made in reliance on a provision that makes reference to a percentage of EBITDA or Total Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of EBITDA or Total Assets occurring after the time such Covenant Transaction is created, made or incurred in reliance on such provision.

(c) For purposes of determining compliance with any covenant in Article VII (other than Section 7.03), with respect to the amount of any Covenant Transaction in a currency other than Dollars, such amount will be converted into Dollars by the Borrower based on the relevant Spot Rate in effect on the most recent Payment Date preceding the date such Covenant Transaction is created, incurred or made and such percentage or ratio basket will be measured at the time such Covenant Transaction is created, incurred or made. For purposes of determining compliance with Section 7.03, amounts in currencies other than Dollars shall be translated into Dollars by RYAM at the exchange rate used in preparing RYAM’s most recently delivered annual or quarterly financial statements.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) in another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by applicable law, that the rate of exchange used shall be that at which, on the relevant date, as determined by the Company in good faith, the Company could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

Section 1.05 Change of Currency.

Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

Section 1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Limited Condition Acquisitions. In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of determining compliance with any ratios, baskets, representations, warranties, defaults or Events of Default (in each case, other than for purposes of determining compliance with Section 5.01), in each case, at the option of RYAM (RYAM’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) (provided that RYAM shall be required to make an LCA Election on or prior to the date on which the definitive agreements for such Limited Condition Acquisition have been entered into), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date (after giving effect to any increases or decrease in Indebtedness of RYAM, and its Subsidiaries since such date), RYAM could have taken such action on the relevant LCA Test Date in compliance with such ratio, representation, warranty, default, Events of Default or basket, such ratio, representation, warranty, default, Event of Default or basket shall be deemed to have been complied with for purposes of such Limited Condition Acquisition. For the avoidance of doubt, if RYAM has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA of RYAM or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratios, representations, warranties, defaults, Events of Default or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of RYAM, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness or the consummation of any other Permitted Acquisition on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratios representations, warranties, defaults, Events of Default or baskets shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) has been consummated (it being further understood and agreed, however, that neither any Consolidated Net Income or EBITDA therefrom, nor any assets of the target to be acquired pursuant to such Limited Condition Acquisition, shall be included in RYAM’s Consolidated Net Income or EBITDA, as applicable, in any such subsequent calculation until such Limited Condition Acquisition has actually closed).

Section 1.08 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.09 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of or submission of Three-Month Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Three-Month Term SOFR or Term SOFR or any other benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Three-Month Term SOFR or Term SOFR any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Three-Month Term SOFR or Term SOFR or any other benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10 Quebec Interpretive Provision. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the Laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, perfecting, registering or recording under the UCC or PPSA shall be deemed to include publication by registration under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “foreclosure” shall be deemed to include the “exercise of a hypothecary right”, (xii) “lease” shall be deemed to include a “lease” or a “contract of leasing (crédit-bail)”, as applicable, (xiii) “deposit account” shall be deemed to include a “financial account” (within the meaning of Article 2713.6 of the Civil Code of Quebec); (xiv) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like liens” shall be deemed to include “legal hypothecs”, (xv) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (xvi) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xvii) “beneficial ownership” shall be deemed to include “ownership”, (xviii) “easement” shall be deemed to include “servitude”, (xix) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (xx) “survey” shall include “certificate of location and plan”, (xxi) “fee simple title” or “fee-owned” shall include ownership or “owned”, (xxii) “leasehold interest” shall include “rights resulting from a lease”, (xxiii) “Cas de défaut” has the meaning assigned to the term “Event of Default” in this Agreement, (xxiv) “Obligations garanties” has the meaning assigned to the term “Obligations” in this Agreement, (xxv) “Jour ouvrable” has the meaning assigned to the term “Business Day” in this Agreement, (xxvi) “Agent des sûretés” has the meaning assigned to the term “Collateral Agent” in this Agreement, (xxvii) “Créanciers garantis” has the meaning assigned to the term “Secured Parties” in this Agreement, (xxviii) “Agent des sûretés des billets de premier rang” has the meaning assigned to the term “First Lien Notes Agent” in this Agreement, (xxix) “Documents de prêt” has the meaning assigned to the term “Loan Documents” in this Agreement, and (xxx) “Convention entre créanciers ABL” has the meaning assigned to the term “ ABL/Cash Flow Intercreditor Agreement” in this Agreement. The parties hereto have agreed that this Agreement as well as any notice, document or instrument relating to it be drawn up, concluded and sent in English only but without prejudice to any such notice, document or instrument which may from time to time be drawn up and sent in French only or in both French and English. Les parties aux présentes ont convenu que la présente convention ainsi que tous autres avis, actes ou documents s’y rattachant soient rédigés, conclus mais sans préjudice à tous tels avis, actes ou documents qui pourraient à l’occasion être rédigés et transmis en français seulement ou à la fois en anglais et en français.

Section 1.11 Luxembourg Interpretive Provision. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to the Borrower or to any other Loan Party having its head office, place of effective management, domicile, establishment, habitual residence and/or center of main interest situated in Luxembourg, a reference to:

(a) a winding-up, suspension of payments, moratorium of any indebtedness, dissolution, an administration, a reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(b) a liquidator, receiver, administrative receiver, administrator, trustee, custodian, compulsory manager or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d) creditors’ process means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(e) guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(f) a person being unable to pay its debts includes that person being in a state of cessation de paiements and having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit);

(g) a matured obligation includes, without limitation, any créance certaine, liquide et exigible;

(h) constitutional documents includes the articles of association (statuts) as amended or restated from time to time; and

(i) a director includes, insofar as a private limited liability company (société à responsabilité limitée) is concerned, a manager (gérant).

Section 1.12 Section Recitals. The Recitals shall be construed as part of this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees to make Loans to the Borrower in a principal amount equal to the amount of such Lender’s Commitment on the Closing Date. No amounts paid or prepaid with respect to any Loan may be reborrowed.

(b) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

Section 2.02 Borrowing Procedures. (a) At least two (2) Business Days prior to the Closing Date (or such shorter period as may be agreed by the Lenders), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice in the form of Exhibit C signed by a duly authorized representative of the Borrower (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 12:00 p.m. (Eastern time) on a Business Day, may be deemed to have been delivered on the next Business Day). Each Borrowing Notice shall be for the full amount of the Commitments and no Borrowing Notice for less than such full amount shall be permitted. Each Borrowing Notice shall specify the requested date of the Borrowing (which shall be the Closing Date) and the Borrower’s wire instructions (except to the extent there is a separate direction letter signed by a Responsible Officer of the Borrower providing such wire instructions).

Section 2.03 Funding of Borrowings. Promptly following receipt of any written Borrowing Notice, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loans to be made as part of the requested Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 5:00 p.m. New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds the Administrative Agent will make such Loans available to the Borrower promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Notice.

Section 2.04 [Reserved].

Section 2.05 Use of Proceeds. The Borrower shall use the proceeds of the Loans to (a) make the Pari Passu Intercompany Loan to RAM Products in an aggregate principal amount of $150,000,000, (b) pay fees and expenses relating to the Transactions and (c) fund a distribution on equity to RAM Products, the proceeds of which loan and distribution shall be used directly or indirectly, together with cash on hand, to fund the redemption in full of the 2024 Notes.

Section 2.06 [Reserved].

Section 2.07 Scheduled Repayments and Prepayments Generally; Application.

(a) Scheduled Payments. The Borrower hereby promises to pay in cash to the Administrative Agent for the account of each Lender (as such amounts may in each case be reduced from time to time in accordance with Section 2.09): (i) on each Payment Date starting with the Payment Date occurring on the last day of the first full Fiscal Quarter following the Closing Date (other than the Maturity Date), an amount equal to zero and one-half percent (0.50%) of the principal aggregate amount of Loans outstanding on the Closing Date, and (ii) on the Maturity Date, all outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) in full. No Yield Protection Premium shall be due in connection with any repayment made under this Section 2.07(a).

(b) Application of Payments. Except as otherwise provided in this Agreement, each payment pursuant to this Section 2.07 and Section 2.09 (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares. On any date occurring prior to the Maturity Date that payment or prepayment in full of the Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made), which shall include the Yield Protection Premium, if applicable.

Section 2.08 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans shall accrue interest from the first day of an Interest Period to (but excluding) the last day of such Interest Period (or, if earlier, to the date of repayment, whether by acceleration or otherwise and whether voluntary or mandatory, of the applicable Loans) at the Interest Rate. For purposes of the Interest Act (Canada), the interest rates in this Agreement and the other Loan Documents are intended to be nominal and not effective rates or yields, and the principal of deemed reinvestment does not apply to any interest calculation hereunder.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Interest Rate shall, until the applicable Event of Default has been cured or waived, increase (i) automatically, in the case of any Event of Default under Section 8.01(a), or Section 8.01(e) and (ii) upon the written request of the Majority Lenders delivered to the Borrower, in the case of any other Default or Event of Default, by two percent (2.0%) per annum (the Interest Rate, as increased pursuant to this Section 2.08(b), being the “Default Rate”). If any Obligation (including fees, costs and expenses payable hereunder) is not paid when due (giving effect to any applicable grace period) under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable in cash from time to time on demand by the Administrative Agent.

Section 2.09 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid, (C) any applicable Yield Protection Premium and (D) any other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents, including any invoiced fees, costs, expenses and indemnities (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) (such aggregate amount, the “Prepayment Price”); provided that each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining outstanding principal amount of the Loans).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than three (3) Business Days prior to the proposed prepayment date; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price

(excluding amounts owing under clause (D) of the definition thereof, and in the case of any prepayment prior to the first anniversary of the Closing Date, estimated based on the Treasury Rate then in effect), the principal amount to be prepaid, and any conditions to prepayment (if applicable).

(b) Mandatory Prepayments.

(i) Mandatory Prepayments for Asset Sales. Upon the occurrence of any Asset Sale, the Borrower shall make a mandatory prepayment of the Loans in the amount equal to one hundred percent (100%) of the Allocated Net Proceeds; provided, that:

(A) no such mandatory prepayment shall be required unless the aggregate Net Proceeds from all Asset Sales since the date of this Agreement has exceeded $75,000,000;

(B) if, as of the date of such occurrence, no Event of Default has occurred and is continuing or shall result therefrom, and, within fifteen (15) Business Days following the receipt of such Net Proceeds, a Responsible Officer of the Borrower delivers to the Administrative Agent a written notice to the effect that RYAM or the applicable Subsidiary intends to apply the Net Proceeds from such Asset Sale to make an investment in any one or more businesses (provided, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Subsidiary and, if required by the terms hereof, a Loan Party), assets, or property, in each case (x) used or useful in a Similar Business or (y) that replace the properties and assets that are the subject of such Asset Sale or capital expenditures or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed (a “Reinvestment”), then such Net Proceeds of such Asset Sale may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Proceeds of such Asset Sale are actually applied for such purpose, provided, further, that

(1) if any Asset Sale is made by any Subsidiary of the Borrower, any Reinvestment must be made by a Subsidiary of the Borrower;

(2) if such Asset Sale occurs with respect to any Loan Party, such Reinvestment shall be made in the business of (a) a Loan Party and any assets acquired in such Reinvestment shall be pledged as Collateral to the extent required hereunder and under the Security Documents or (b) a Subsidiary of the Borrower; and

(3) in the event that Net Proceeds have not been so applied within three hundred sixty-four (364) days following the receipt of such Net Proceeds (such applicable period, the “Reinvestment Period”) (or, if RYAM or any of its Subsidiaries has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than ninety (90) days following the last day of the Reinvestment Period, ninety (90) days after the expiry of the Reinvestment Period), the Borrower shall no later than the end of such period make a mandatory prepayment in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Proceeds with respect to such Asset Sale that constitutes Allocated Net Proceeds.

On the mandatory prepayment date, the Borrower shall pay (A) any accrued but unpaid interest on the principal amount of such Loans being prepaid and (B) except with respect to $50,000,000 in aggregate principal amount of Loans mandatorily prepaid pursuant to this clause (i) since the Closing Date, the Yield Protection Premium in respect of the amounts being repaid over such amount (it being understood that any mandatory prepayment from Asset Sales in excess of $50,000,000 in aggregate principal amount shall be subject to the applicable Yield Protection Premium in respect of such excess).

(ii) Mandatory Prepayment for Excess Cash Flow. Commencing with the fiscal year ending December 31, 2024, not later than ten Business Days after the date when annual financial statements have been delivered or are required to be delivered pursuant to Section 7.04(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the Required Percentage of Excess Cash Flow for such fiscal year. In addition, on the mandatory prepayment date, the Borrower shall pay any accrued but unpaid interest on the principal amount of such Loans being prepaid (but not, for the avoidance of doubt, any Yield Protection Premium).

(iii) Mandatory Prepayments for Debt Issuances. Immediately upon receipt by any Loan Party or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Indebtedness permitted by Section 7.02(a) or Section 7.05(b)(i), on or after the Closing Date, the Borrower shall prepay the Loans and other Obligations in an amount equal to 100% of the cash proceeds received, plus any (A) accrued but unpaid interest on any principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and (B) the Yield Protection Premium in respect of the amounts being prepaid.

(iv) Mandatory Prepayment for Change of Control. Upon the occurrence of any Change of Control, the Borrower shall prepay all of the Loans and Obligations, plus (A) any accrued but unpaid interest on the principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and (B) the Yield Protection Premium in respect of the amounts being prepaid.

(v) Mandatory Prepayment for Prepayment of Pari Passu Intercompany Loan. Within one (1) Business Day of receipt by the Borrower of any repayment or prepayment of the Pari Passu Intercompany Loan in accordance with the terms of the Pari Passu Intercompany Loan Agreement (without duplication of repayments required pursuant to Section 2.09(b)(iv)), the Borrower shall apply 100% of the cash proceeds received to prepay the maximum amount of Loans that can be prepaid with such amount, including payment of (A) any accrued but unpaid interest on any principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and (B) the Yield Protection Premium in respect of the amounts being prepaid; provided, that no prepayment shall be required under this Section 2.09(b)(v), if immediately following any such repayment or prepayment of the Pari Passu Intercompany Loan, the amount of principal outstanding under the Pari Passu Intercompany Loan is equal to or higher than the principal amount outstanding under the Loans, it being understood that, if a repayment or prepayment of the Pari Passu Intercompany Loan causes the principal amount outstanding under the Pari Passu Intercompany Loan to become lower than the principal amount outstanding under the Loans, a prepayment of the Loans shall be required under this Section 2.09(b)(v) in such amount as would be necessary for the principal amount outstanding under the Pari Passu Intercompany Loan and the Loans to be equal.

(c) Notice. The Borrower shall notify the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than three (3) (nor more than five (5)) Business Days prior to any mandatory prepayment (or such shorter period agreed by the Administrative Agent). Each notice of mandatory prepayment shall specify the proposed prepayment date, the principal amount to be prepaid, the amount of interest to be paid and the subsection under which the prepayment is required.

(d) Application. All optional prepayments of the Loans shall be applied in the manner specified by the Borrower at the time of such prepayment, including to any principal installments on the Loans; provided that if not specified by the Borrower, optional prepayments of the Loans shall be applied to principal installments of the Loans in the direct order of maturity. All mandatory prepayments of the Loans shall be applied to principal installments on the Loans in the inverse order of maturity.

(e) Yield Protection Premium. Without limiting the foregoing, whenever the Yield Protection Premium is in effect and payable pursuant to the terms hereof or any other Loan Document, such Yield Protection Premium shall be payable on each prepayment of all or any portion of the Loans in respect of any optional prepayment, acceleration following an Event of Default or a mandatory prepayment in accordance with Section 2.09(b)(i) (to the extent provided in the last paragraph thereof), Section 2.09(b)(iii), Section 2.09(b)(iv) or Section 2.09(b)(v). For the avoidance of doubt, the Yield Protection Premium shall not be applicable in respect of any scheduled payments pursuant to Section 2.07 or mandatory prepayment in accordance with Section 2.09(b)(ii).

(f) Prepayments. All prepayments shall be accompanied by accrued and unpaid interest on the principal amount of the Loans being prepaid, and any applicable Yield Protection Premium.

(g) Mandatory Prepayments Declined. Notwithstanding anything in this Section 2.09 to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) or in writing by 5:00 p.m., New York City time, one (1) Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Loans pursuant to this Section 2.09 (other than pursuant to Section 2.09(b)(v)), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans of such Lender but was so declined shall be retained by the Borrower and used in a manner not in violation of this Agreement.

Section 2.10 Commitment Termination. Each Commitment shall terminate automatically without further action upon the making by the Lenders of the Loans on the Closing Date.

Section 2.11 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Loan Parties under this Agreement or any other Loan Document shall be made (i) in Dollars in cash (unless specified otherwise in this Agreement), in immediately available funds, without deduction (except as provided in Section 4.02), set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date may, in the Administrative Agent’s discretion, be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Notwithstanding anything herein to the contrary, and subject to the terms of the Security Documents and the ABL/Cash Flow Intercreditor Agreement, following the occurrence and continuance of an Event of Default, all payments received by the Administrative Agent shall be applied as follows:

(A) first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of counsel payable under Section 11.04(a)) payable to the Administrative Agent and the Collateral Agent in their capacities as such, ratably among them;

(B) second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 11.04(a) and any applicable Yield Protection Premium) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (B) payable to them;

(C) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (C) payable to them;

(D) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (D) payable to them;

(E) fifth, in reduction of any other Obligation then due and owing, ratably among the Administrative Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(F) sixth, the balance, if any, after all Obligations then due and owing have been paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

(c) Non-Business Days. Unless otherwise specified in this Agreement, if the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

Section 2.12 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

Section 2.13 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Collateral Agent each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Collateral Agent, any Lender and any of their Affiliates to or for the credit or the account of any Loan Party against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Collateral Agent, the Lenders and each of their Affiliates under this Section 2.13 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 2.13(a) shall require the Administrative Agent, the Collateral Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Loan Party.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Collateral Agent or any Lender in respect of the Obligations, or the Administrative Agent, the Collateral Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 2.13, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 2.14 Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders, an upfront fee on the Closing Date in accordance with the Fee Letter.

Section 2.15 Increased Costs. ~~(a)~~ (a) If, at any time after the date of this Agreement, any change in any Laws (a “Change in Law”) shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Tax of any kind whatsoever or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, the Borrower shall from time to time, upon written demand by such Lender (with a copy of such written demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (determined in a manner substantially consistent with the determinations being made for similarly situated customers of such Lender under agreements having provisions similar to this Section 2.15(a)). A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, at any time after the date of this Agreement, any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon written demand by such Lender (with a copy of such written demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender and setting forth the basis for the calculation of such amount shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(d) Without affecting its rights under Section 2.15(a) or Section 2.15(b) or any other provision of this Agreement, each Lender agrees that if there is any increase in any cost to or reduction in any amount receivable by such Lender with respect to which the Borrower would be obligated to compensate such Lender pursuant to Section 2.15(a) or Section 2.15(b), such Lender shall use reasonable efforts to select an alternative issuing office or Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by such Lender; provided, however, that no Lender shall be obligated to select an alternative issuing office or Lending Office if such Lender determines that (i) as a result of such selection such Lender would be in violation of any applicable Law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than four months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full (after the Maturity Date) of all Obligations.

Section 2.16 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which if such Law shall so mandate, the affected Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price (notwithstanding anything herein to the contrary, without any Yield Protection Premium) applicable on such prepayment date in accordance with Section 2.09.

Section 2.17 Inability to Determine Rates.

(a) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining Term SOFR pursuant to the definition thereof, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity has made a public statement identifying a specific date after which three month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which such interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then

(A) on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other Loan Document with Daily Simple SOFR, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and all interest payments on Loans with a Successor Rate of Daily Simple SOFR will be payable on the next Payment Date; or

(B) (x) if the Administrative Agent reasonably determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (y) if the events or circumstances of the type described in Section 2.17(a)(i) or (ii) affecting any Successor Rate are then in effect, then, the Administrative Agent and the Borrower together may amend this Agreement solely for the purpose of replacing the Interest Rate or any then current Successor Rate in accordance with this Section 2.17 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment.

(b) The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

(c) Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Borrower).

(d) Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

(e) In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

ARTICLE III

GUARANTY

Section 3.01 Guaranty.

(a) Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent, the Collateral Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and Secured Parties by each other Loan Party. Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article III shall not be discharged (subject to Section 3.09) until the Release Date, and that its obligations under this Article III shall be absolute and unconditional, irrespective of, and unaffected by,

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document, or any other agreement, document or instrument to which any Loan Party is or may become a party;

(ii) the absence of any action to enforce this Agreement (including this Article III) or any other Loan Document or the waiver or consent by the Administrative Agent, the Lenders or any other Secured Party, as applicable, with respect to any of the provisions thereof;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent, the Lenders or any other Secured Party in respect thereof (including the release of any such security);

(iv) the insolvency of any Loan Party;

(v) any amendment, alteration, novation or variation in any manner and to any extent (and irrespective of the effect of the same on any Guarantor) of any of the Obligations, any liabilities and obligations of any surety, and any security of any one or more of the Secured Parties’ arrangements with the Loan Parties or any other Person; or

(vi) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

The guaranty provided in this Article III shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Lender or other Secured Party, respectively, upon the insolvency, bankruptcy or reorganization of a Loan Party or otherwise, all as though such payment had not been made.

(b) Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder. Each Loan Party expressly represents and acknowledges that it is part of a common enterprise with the other Loan Parties and that any financial accommodations by Lenders to any other Loan Party hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Loan Parties.

Section 3.02 Waivers by Loan Parties. Each Loan Party expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Secured Party to marshal assets or to proceed in respect of the Obligations guarantied hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party. It is agreed among each Loan Party, the Administrative Agent, Lenders and other Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article III and such waivers, the Administrative Agent, Lenders and other Secured Parties would decline to enter into this Agreement. Each Loan Party expressly waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any Loan Party’s financial condition or any other fact which might increase the risk to another Loan Party).

Section 3.03 Benefit of Guaranty; Stay of Acceleration. Each Loan Party agrees that the provisions of this Article III are for the benefit of the Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Loan Party and the Administrative Agent or any other Secured Party, the obligations of such other Loan Party under the Loan Documents.

Section 3.04 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section

3.07, each Loan Party hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Release Date. Each Loan Party acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Secured Parties and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Article III, and that the Administrative Agent, the other Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 3.04.

Section 3.05 [Reserved].

Section 3.06 Limitation. Notwithstanding any provision herein contained to the contrary, each Loan Party’s liability under this Article III shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by the Administrative Agent and the other Secured Parties from such Loan Party under this Article III without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 3.07.

Section 3.07 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Loan Party shall make a payment under this Article III of all or any of the Obligations (other than Loans made to the Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount that such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Loan Party as determined immediately prior to the making of such Guarantor Payment, then, following the Release Date, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Party shall be equal to the maximum amount of the claim that could then be recovered from such Loan Party under this Article III without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 3.07 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 3.07 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of, and subject to the limitations contained in, this

Agreement, including Section 3.01. Nothing contained in this Section 3.07 shall limit the liability of the Borrower to pay the Loans made directly or indirectly to the Borrower and accrued interest, fees and expenses with respect thereto for which the Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Parties against other Loan Parties under this Section 3.07 shall be exercisable upon the Release Date.

Section 3.08 Liability Cumulative. The liability of each Loan Party under Article III is in addition to and shall be cumulative with all liabilities of such Loan Party to the Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations or obligation of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 3.09 Release of Guarantors. The Obligations of any Loan Party (other than the Borrower and RYAM) shall automatically terminate and be of no further force or effect and such Loan Party shall be automatically released from all obligations under this Agreement and all Loan Documents upon:

(a) the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock of the applicable Loan Party to a Person that is not a Loan Party or Wholly-Owned Subsidiary if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement;

(b) such Subsidiary becomes an Excluded Subsidiary (as evidenced by a notice in writing from an Officer of the Borrower); or

(c) the Release Date,

provided that any such release pursuant to clause (a) or (b) above shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the transaction pursuant to which such Loan Party ceases to be a Subsidiary or becomes an Excluded Subsidiary arises from legitimate bona fide business transactions (other than for purposes of releasing guarantees or collateral hereunder) with unaffiliated third parties, (C) either (x) none of RYAM, its Subsidiaries or affiliates holds any Equity Interest or Investment in such released Loan Party or (y) at the time of such release (and after giving effect thereto), all outstanding Indebtedness and Liens of, and Investments previously made and then outstanding in, such Subsidiary would then be permitted to be incurred or made in accordance with the relevant provisions of Section 7.02(a), Section 7.02(b), Section 7.02(f) and Section 7.05(b) (for this purpose, with RYAM and the Borrower being required to reclassify any such items made in reliance upon the respective Subsidiary being a Loan Party or a Wholly-Owned Subsidiary on another basis as would be permitted by such applicable Section), and any previous Asset

Sale to such Subsidiary pursuant to Section 7.02(d) shall be re-characterized and would then be permitted at the time of such release, as if the same were made to a Subsidiary that was not a Loan Party (and all items described above in this clause (C)(y) shall thereafter be deemed re-characterized as provided above in this clause (C)(y)), and (D) such Subsidiary shall not be (or shall simultaneously be released as) an obligor with respect to the ABL Credit Agreement or any other First Lien Notes Obligations; provided further that no Loan Party shall be released pursuant to clauses (a) or (b) above to the extent such Loan Party is a borrower, issuer or guarantor in respect of any Indebtedness pursuant to the 2026 Notes Indenture, the ABL Credit Agreement or the Pari Passu Intercompany Loan Agreement or any Future Notes Indebtedness (as defined in the ABL/Cash Flow Intercreditor Agreement), unless such borrower, issuer or guarantor is substantially concurrently released with respect to such Indebtedness or such Future Notes Indebtedness upon such release hereunder.

ARTICLE IV

PAYMENTS, TAXES, EXTENSIONS, ETC.

Section 4.01 Agent’s Clawback. ~~(a)~~ (a) Funding by Lenders; Presumption by Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the applicable Loan Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Loan Party severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Loan Party to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by a Loan Party, the interest rate applicable to the Loans. If the applicable Loan Party and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Loan Party the amount of such interest paid by such Loan Party for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Loan Party shall be without prejudice to any claim such Loan Party may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Loan Party prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Loan Party will not make such payment, the Administrative Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Loan Party has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the applicable Loan Party with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Loan Party in accordance with this Agreement, and such funds are not made available to such Loan Party by the Administrative Agent because the conditions set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 11.04(e) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 11.04(e).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 4.02 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax in respect of any such payment by any Loan Party, then (A) the applicable withholding agent shall make such deduction or withholding, (B) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with such applicable Law, and (C) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required deduction or withholding has been made (including any deduction or withholding in respect of Indemnified Taxes applicable to additional sums payable under this Section 4.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnification. Each of the Loan Parties shall, and does hereby agree to, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable by such Loan Party under this Section 4.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) [~~reserved]~~Reserved].

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 4.02, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 4.02(f)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person (or that is disregarded as an entity separate from a United States Person for United States federal income Tax purposes) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed copies of IRS Form W-9 certifying that such Lender (or its owner in the case of a disregarded entity) is exempt from United States federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed copies of whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a properly completed and duly executed certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not (and, if such Lender is disregarded as an entity separate from its owner that is not a United States Person for United States federal income Tax purposes, such Lender’s owner is not) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by copies of IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, as applicable, a properly completed and duly executed United States Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any documentation it previously delivered pursuant to this Section 4.02 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(iv) Notwithstanding anything to the contrary in this Section 4.02(f), no Lender shall be required to deliver any documentation that such Lender is not legally eligible to deliver.

(v) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 4.02(f).

(g) Treatment of Certain Tax Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund (whether such refund is received in cash or applied against any other tax liability) of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 4.02, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 4.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Recipient, shall repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the applicable Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Cooperation. Each Lender claiming any additional amounts payable pursuant to this Section 4.02 shall take all commercially reasonable actions requested by the Borrower to minimize the amount payable by any Loan Party pursuant to this Section 4.02; provided that such actions would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender, each as determined by Lender in its sole discretion, and that no Lender shall be obligated to disclose to any Person any information regarding its Tax affairs or Tax computations or to reorder its Tax affairs or Tax planning pursuant thereto.

(i) Survival. Each party’s obligations under this Section 4.02 shall survive the resignation or replacement of the Administrative Agent and/or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 4.03 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to RYAM, the Borrower or any other Subsidiary of RYAM (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

For purposes of clause (b) of the definition of Excluded Taxes, any participation acquired pursuant to this Section 4.03 shall be treated as having been acquired on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) to which such participation relates.

Section 4.04 Evidence of Debt/Borrowings. ~~(a)~~ (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of any Loan Party to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 11.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Loan Party to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from any Loan Party hereunder and each Lender’s share thereof.

(c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

(d) Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver, or cause to be executed and delivered, to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Loan Parties in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

ARTICLE V

CONDITIONS

Section 5.01 Conditions Precedent to the Borrowing of the Loans. This Agreement shall become effective on and as of the first date on which, and the obligation of each Lender to make a Loan on the Closing Date shall be subject to, the satisfaction of each of the following conditions precedent:

(a) Internal Reorganization. The Internal Reorganization shall have been consummated and the Administrative Agent shall have received copies of each Internal Reorganization Document.

(b) Loan Documents. The Administrative Agent shall have received executed counterparts of the following Loan Documents, executed by the appropriate Loan Party on the Closing Date: (A) this Agreement, (B) the 2026 Notes U.S. Security Agreement Joinder (Credit Agreement), (C) the 2026 Notes Canadian Security Agreement Joinder (Credit Agreement), and (D) the Intercompany Subordination Agreement, each to be dated as of the date of this Agreement, and such Loan Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and their respective counsels.

(c) Pari Passu Intercompany Loan Documents ABL Documents and Notes Documents.

(i) The Administrative Agent shall have received executed counterparts of the following Pari Passu Intercompany Loan Documents in escrow, to be released subject only to the prior effectiveness of this Agreement and the making of the Loans: (A) the Pari Passu Intercompany Loan Agreement, (B) the 2026 Notes U.S. Security Agreement Joinder (Intercompany Loan) and (C) 2026 Notes Canadian Security Agreement Joinder (Intercompany Loan), each to be dated as of the date of this Agreement, and such Loan Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and their respective counsels.

(ii) (A) The ABL Amendment shall have been duly executed and (B) the ABL Credit Agreement, the ABL Amendment and the ABL/Cash Flow Intercreditor Agreement and the 2026 Notes Documents shall be the valid, binding and legal obligation of the parties thereto and be in full force and effect and no default shall have occurred and be continuing thereunder.

(d) Corporate Documents. The Administrative Agent shall have received the following in form and substance satisfactory to the Administrative Agent:

(i) Board Resolutions. Certified copies of the resolutions of the Board of Directors (or persons performing similar functions) of each Loan Party approving (A) the Transactions, (B) the execution, delivery and performance of each of the Loan Documents to which it is a party on the Closing Date or is to be a party on the Closing Date, and (C) in the case of RAM Products and the Borrower, the Internal Reorganization.

(ii) Certificates of Good Standing. A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of each U.S. Loan Party listing (or, as regards a Canadian Guarantor, a certificate of the Secretary or an Assistant Secretary of each Canadian Guarantor certifying a copy of) the certificate or articles of incorporation (or similar Constitutive Document) of each such Loan Party and each amendment thereto on file in the office of such Secretary of State (or such Governmental Authority) and (A) certifying that such amendments are the only amendments to such Person’s certificate or articles of incorporation (or similar constitutive document) on file in such office, (B) as regards U.S. Loan Parties, certifying if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) as regards U.S. Loan Parties, certifying that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization. The Canadian Guarantors shall deliver a certificate as to the good standing (or local equivalent) of each Canadian Guarantor (to the extent available in the relevant jurisdiction) as of a recent date, from the applicable Governmental Authority in the jurisdiction of organization, incorporation or formation of such Canadian Guarantor).

(iii) Borrower Organizational Documents. The articles of association, share register and an excerpt (extrait) of the RCS pertaining to the Borrower dated as of a recent date.

(iv) Luxembourg Negative Certificate. Copies of negative certificates (certificat de non inscription d’une décision judiciaire) pertaining to the Borrower issued by the RCS, dated as of the date of this Agreement stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Luxembourg Register of any court order regarding, among others, a (i) bankruptcy adjudication, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée), (iv) composition with creditors (concordat préventif de la faillite) or (v) administrative dissolution without liquidation.

(v) Secretary Certificate. A certificate of a Responsible Officer of each Loan Party (i) certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder, (ii) attaching the documents delivered pursuant to clauses (d)(i), (ii), (iii) and (iv) (where applicable) above, and certifying that such documents are true, correct and complete, that each such document is in full force and effect and that no amendments have been made to any such documents except as set forth therein and (iii) with respect to the Borrower only certifying that (A) it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve of payment (sursis de paiement), controlled management (gestion contrôlée) or administrative dissolution without liquidation or in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness (ébranlement de crédit), (B) no application, petition, order or resolution has been made by it, or to the best of its knowledge, by any other person, for its administration or winding-up, (C) it has not been served with an insolvency court’s order regarding protective measures taken as a consequence of a creditor’s application for the opening of insolvency proceedings with respect of its assets and has not otherwise been informed of such application, and (D) to the best of its knowledge, there has not been any appointment of a receiver or administrator based on a filing for insolvency by a creditor.

(e) Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower in form and substance satisfactory to the Administrative Agent.

(f) Beneficial Ownership Certification. Each Lender shall have received from any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party to the extent requested at least three days prior to the date of this Agreement.

(g) KYC. Each Lender shall have received such documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), in each case at least three days prior to the date of this Agreement.

(h) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and the Guarantors made as of a date reasonably close to the date of this Agreement.

(i) Notes. The Administrative Agent shall have received the Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 4.04(d) no later than three Business Days prior to the Closing Date.

(j) Opinions of Counsel. The Administrative Agent and the Collateral Agent shall have received a duly executed favorable opinion of each of (i) Wachtell, Lipton, Rosen & Katz, (ii) McCarthy Tetrault LLP, (iii) Potter, Anderson & Corroon LLP and (iv) Kaufhold & Reveillaud, special counsel to the Loan Parties, in each case in a form reasonably acceptable to the Administrative Agent and the Collateral Agent and addressed to the Administrative Agent, the Collateral Agent and each of the Lenders.

(k) Perfection Certificate; Insurance. Except to the extent that the Administrative Agent reasonably agrees that such conditions may be satisfied within a post-closing period to be set forth on Schedule 7.01(m) (which may be supplemented on the Closing Date with the approval of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed), (i) the Administrative Agent and the Collateral Agent shall have received the Perfection Certificate in form and substance satisfactory to the Administrative Agent and all agreements, documents, filings, recordations and lien searches reasonably necessary or requested by the Administrative Agent in connection with the creation, perfection and priority of the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, securing the Obligations shall have been duly executed, and/or made, (ii) all filing and recording fees and taxes shall have been, or substantially simultaneously with the execution of this Agreement will be, duly paid, and (iii) the Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by RYAM and its Subsidiaries.

(l) Officer’s Certificate. The Administrative Agent shall have received the following in form and substance satisfactory to the Administrative Agent:

(i) a duly executed certificate of a Responsible Officer of RYAM to the effect set forth in Sections 5.01(p), 5.01(q), 5.01(s), 5.01(t) and 5.01(u) below;

(ii) a duly executed certificate of a Responsible Officer of RAM Products to the effect set forth in Section 11.15 of the 2026 Notes Canadian Security Agreement;

(iii) a duly executed certificate of a Responsible Officer of RAM Products to the effect set forth in Section 11.15 of the 2026 Notes U.S. Security Agreement, Section 7.21 of the Florida Mortgage (Fernandina) and Section 7.21 of the Georgia Mortgage (Jesup).

(m) RYAM Solvency. The Administrative Agent shall have received a duly executed certificate of the chief financial officer of RYAM to the effect that, immediately before and after giving effect to the Transactions and the incurrence of any Loans (and the use of proceeds thereof), (x) RYAM and its Subsidiaries, on a Consolidated basis, are, and will be, Solvent and (y) each of the Canadian Guarantors, on an individual basis, is Solvent.

(n) Borrower Solvency. The Administrative Agent shall have received a duly executed certificate of a Responsible Officer of the Borrower to the effect that, immediately before and after giving effect to the Transactions and the incurrence of the Loans (and the use of proceeds thereof), (x) the Borrower and its Subsidiaries, on a Consolidated basis, are, and will be, Solvent and (y) entry by the Borrower into the Loan Documents will neither compromise its financial position nor render the Borrower insolvent as a matter of Luxembourg law.

(o) Borrowing Notice. The Administrative Agent shall have received an executed Borrowing Notice in accordance with Section 2.02.

(p) Material Adverse Change. There shall not have occurred since December 31, 2022 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Change.

(q) Litigation. There shall be no pending or, to RYAM’s knowledge, threatened action or proceeding affecting RYAM or any of its Subsidiaries, before any court, governmental agency or arbitrator, which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect.

(r) Fees and Expenses. The Borrower shall have paid all documented accrued fees and expenses of the Collateral Agent, the Administrative Agent and the Lenders (including the documented accrued fees and expenses of counsel to the Administrative Agent) due and payable hereunder and under the Fee Letter.

(s) Representations and Warranties. The representations and warranties contained in Section 6.01 are true and correct in all material respects as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects; and

(t) No Event of Default. No event has occurred and is continuing, or would result from such Loans or from the application of the proceeds therefrom, which constitutes an Event of Default or Default.

(u) Redemption of 2024 Notes. Substantially simultaneously with the execution of this Agreement, RAM Products shall have delivered to the Trustee (as defined in the 2024 Notes Indenture) an unconditional and irrevocable notice of redemption pursuant to which RAM Products shall be unconditionally and irrevocably required to redeem the 2024 Notes in full on or prior to August 21, 2023, and the Administrative Agent shall have received evidence of receipt of such notice by the Trustee (as defined in the 2024 Notes Indenture), it being understood that such evidence may be provided as a confirmation of receipt from the Trustee (as defined in the 2024 Notes Indenture) via email.

Section 5.02 Conditions Subsequent to the Borrowing of the Loans. Immediately subsequent to the effectiveness of this Agreement and the making of the Loans on the Closing Date, the signatures to the Pari Passu Intercompany Loan Agreement and the other documents referenced in Section 5.01(c) shall be released, and at such time, the Pari Passu Intercompany Loan Agreement and such documents shall be duly executed and be the valid, binding and legal obligation of the Borrower and RAM Products.

For purposes of determining compliance with the conditions specified in Section 5.01 and Section 5.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders, the Collateral Agent and the Borrower in writing of the occurrence of the Closing Date and such notification shall be conclusive and binding.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows on the Closing Date (as such representations and warranties relate to the Pari Passu Intercompany Loan Agreement, upon the effectiveness of such agreement in accordance with Section 5.02):

(a) Corporate Status. Each Loan Party and each of the Borrower’s Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and possesses all powers (corporate or otherwise) and all other authorizations and licenses necessary to carry on its business, except where the failure to so possess would not reasonably be expected to have a Material Adverse Effect.

(b) Corporate Authority; Non-Contravention. The execution, delivery and performance by (i) each Loan Party of the Loan Documents to which it is a party and (ii) the Borrower and RYAM of the Pari Passu Intercompany Loan Agreement, and the consummation of the transactions contemplated thereby are within such Loan Party’s respective powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (A) contravene such Loan Party’s Constitutive Documents, (B) violate any Requirements of Law which would be reasonably likely to have a Material Adverse Effect, (C) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Loan Party or any of the Borrower’s Subsidiaries or any of its properties, in each case, which would be reasonably likely to have a

Material Adverse Effect or (D) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party (other than in favor of the Collateral Agent, the Lenders or the Borrower, in its capacity as lender under the Pari Passu Intercompany Loan Agreement) or of any Subsidiary of the Borrower.

(c) Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by (x) any Loan Party of the Loan Documents to which it is a party and (y) the Borrower and RYAM of the Pari Passu Intercompany Loan Documents, except in the event of a voluntary registration of the Loan Documents (and/or any documents in connection therewith) in Luxembourg or in the event that the Loan Documents (and/or any documents in connection therewith) are attached to a compulsorily registrable deed (acte obligatoirement enregistrable) in Luxembourg or deposited with the official records of a Luxembourg notary (déposé au rang des minutes d’un notaire).

(d) Binding Effect. Each of the Loan Documents and each of the Pari Passu Intercompany Loan Documents is the legal, valid and binding obligation of the Loan Party thereto enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, each security interest purported to be created thereunder. Each such security interest is valid and binding, and upon the filing and recording or publication required by this Agreement or the Security Documents and/or the execution and delivery of the Security Joinder Documents in accordance with the terms of the applicable Security Documents, as applicable, will constitute, under applicable Law, fully perfected security interests, superior in right to any other liens, except Permitted Liens, and enforceable against the grantor of such security interests, any trustee in bankruptcy and any attaching creditor or third party.

(e) Litigation. There is no pending or, to RYAM’s knowledge, threatened action or proceeding affecting RYAM or any of its Subsidiaries (including any Claim with respect to Intellectual Property), before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect, (ii) which purports to affect the legality, validity or enforceability of any Loan Document or (iii) seeks to enjoin or otherwise challenge the Internal Reorganization.

(f) Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (who shall forward to the Lenders) or filed with the SEC, as applicable, copies of (i) the audited Consolidated balance sheets of RYAM and its Subsidiaries as of December 31, 2022, and the related Consolidated statements of income and retained earnings of RYAM and its Subsidiaries for the Fiscal Year then ended, certified by Grant Thornton LLP, and (ii) the unaudited consolidated balance sheet of RYAM and its Subsidiaries for the Fiscal Quarter ended April 1, 2023, together with the related consolidated statement of operations and consolidated statement of cash flows for such Fiscal Quarter. Such financial statements fairly present in all material respects the Consolidated financial condition of RYAM and its

Subsidiaries taken as a whole as at such date and the results of the operations and cash flow of RYAM and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(g) Material Adverse Change. Since December 31, 2022, there has been no Material Adverse Change.

(h) Compliance With Law. RYAM and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, all applicable Environmental Laws) applicable to their respective properties, assets and business other than (i) where the failure to so comply would (as to all such failures to comply in the aggregate) not reasonably be expected to have a Material Adverse Effect or (ii) as described on Schedule 6.01(h).

(i) ERISA. Except as provided in Schedule 6.01(i):

(i) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS (or in the case of prototype plan, an IRS opinion letter) to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of any Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii) There are no pending or, to RYAM’s knowledge, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(iii) (A) No ERISA Event has occurred, and (B) neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, in the case of (A) or (B) either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(iv) Schedule SB (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Plan, copies of which have been or will be filed with the Internal Revenue Service, is, except as would not reasonably be likely to result in a Material Adverse Effect, complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status which would reasonably be likely to result in a Material Adverse Effect.

(v) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan that would reasonably be likely to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Loan Party or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(j) Federal Reserve Regulations. No Loan Party is engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying Margin Stock, and no proceeds of the Loans will be used, whether immediately, incidentally or ultimately, to buy or carry any Margin Stock, to extend credit to others for the purpose of buying or carrying any Margin Stock, or in any way that is in violation of Regulation T, U or X.

(k) Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(l) Disclosure. As of the date of this Agreement, no information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, taken as whole, not materially misleading in light of the circumstances under which they were made; provided that all financial projections, if any, that have been or will be prepared by RYAM or the Borrower and made available to the Administrative Agent, any Lender or any potential Lender, or any other party hereto, have been or will be prepared in good faith based upon reasonable assumptions, it being understood by the Lenders and all the other parties hereto that such projections are subject to significant uncertainties and contingencies, many of which are beyond RYAM’s and the Borrower’s control, and that no assurances can be given that the projections will be realized.

(m) OFAC. None of RYAM or any of its Subsidiaries, nor, to the knowledge of RYAM, any director, officer or employee of any Loan Party that will act in any capacity in connection with or benefit in any way from the credit facilities established hereby, is an individual or entity that is, or is owned or controlled by an individual or entity that is, a Sanctioned Person or Sanctioned Entity. Notwithstanding anything in this Agreement, nothing in this Agreement shall require RYAM or any of its Subsidiaries or any director, officer, employee, agent, Affiliate of RYAM that is registered or incorporated under the laws of Canada or of a province to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.

(n) Anti-Corruption Laws. RYAM, each of its Subsidiaries and, to the knowledge of RYAM, each of their respective directors and officers, are in compliance with all applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and French Law n°2016-1691 of December 9, 2016 (i.e., “Sapin II”), as amended, in each case in all material respects. No Loan Party has made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.

(o) Domiciliation. The Borrower rents its own offices at the place of its registered office (siège statutaire) in Luxembourg

(p) Centre of main interests. For the purposes of the Insolvency Regulation, the Borrower’s COMI is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2 no. 10 of the Insolvency Regulation) in any other jurisdiction.

(q) EEA Financial Institution. Neither RYAM nor any other Loan Party is an Affected Financial Institution.

(r) Beneficial Ownership Certification. As of the Closing Date, the information included in each Beneficial Ownership Certification (if any) is true and correct in all respects.

(s) [Reserved].

(t) Canadian Pension Plans. Annexed hereto as Schedule 6.01(t) is a list of each Canadian Defined Benefit Plan and each Canadian Multi-Employer Plan. Except to the extent set forth on Schedule 6.01(t), (A) each Loan Party is in material compliance with the requirements of applicable Laws with respect to each Canadian Pension Plan and such Loan Party’s funding obligations with respect to each Canadian Multi-Employer Plan; (B) the sole financial obligation of each Loan Party with respect to each Canadian Multi-Employer Plan is limited to making fixed contributions per hour worked (or other fixed contributions) as set out in an applicable collective bargaining agreement or participation or trust Contract; (C) no group annuity Contract, such as a “buy-in” annuity, and no longevity swap or similar derivative Contract, in each case, with respect to a Canadian Defined Benefit Plan, has been unilaterally terminated by a relevant insurer counterparty or other counterparty where such termination gives rise, or once effective is reasonably expected to give rise to a Lien that is not a Permitted Lien; (D) there has been no event of default of a Loan Party under, or other payment due by the issuer triggered with respect to, a letter of credit held in trust for the funding of a Canadian Defined Benefit Plan where such event of default or payment gives rise to a Lien that is not a Permitted Lien; and (E) no Canadian Pension Event has occurred or is reasonably expected to occur.

(u) Taxes.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) RYAM and each of its Subsidiaries has filed all Tax returns required to have been filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings and for which adequate reserves are maintained with respect thereto in accordance with GAAP and (b) there is no current or proposed Tax assessment, deficiency or other claim against RYAM or any of its Subsidiaries.

(ii) The Borrower is resident for Tax purposes only in Luxembourg.

(v) Internal Reorganization.

(i) The Internal Reorganization has been duly authorized by all necessary action (corporate or otherwise) by RAM Products and the Borrower, and do not (i) contravene such Person’s Constitutive Documents, (ii) violate any Requirements of Law which would be reasonably likely to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Loan Party or any of its properties, in each case, which would be reasonably be expected to have a Material Adverse Effect or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party (excluding liens on the equity of the Borrower in accordance with the ABL Credit Agreement Documents and the 2026 Notes U.S. Security Agreement and other than in favor of the Collateral Agent, the Lenders or the Borrower, in its capacity as lender under the Pari Passu Intercompany Loan Agreement).

(ii) All legal, regulatory, contractual and employee consents required for the Internal Reorganization in all applicable jurisdictions have been obtained or effected and are in full force and effect.

(iii) There is no pending or, to RYAM’s knowledge, threatened action or proceeding relating to the Internal Reorganization before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.

(iv) There is no pending or, to RYAM’s knowledge, threatened action being taken by any creditor of RYAM or its Subsidiaries alleging that the Internal Reorganization defaults or otherwise is not permitted pursuant to agreements governing such indebtedness.

(v) Attached as Schedule 6.01(u) to this Agreement is a true and complete structure chart of RYAM and its Subsidiaries and which reflects the Internal Reorganization.

(w) Intellectual Property. The Loan Parties are the sole and exclusive legal and beneficial owners of all right, title and interest in and to the Material Intellectual Property, free and clear of any Liens or Claims other than Permitted Liens. The Loan Parties own or have sufficient and valid, written rights to use all Intellectual Property necessary for the conduct of the business of Borrower and its Subsidiaries (including any Material Intellectual Property).

(x) Existing Documents. As of the Closing Date, RYAM and its Subsidiaries have made available true, complete and correct copies (without duplication) of each of the 2026 Notes Documents, the Security Documents (including the ABL/Cash Flow Intercreditor Agreement, the U.S. Security Documents, the Canadian Security Documents and any filings made in relation thereto including all UCC and PPSA filings made thereunder), the ABL Credit Agreement Documents (but not any notes issued under the ABL Credit Agreement), the ABL Amendment, the Florida Mortgage (Fernandina), the Georgia Mortgage (Jesup), all hypothecs entered into to secure the 2026 Notes, and all and any amendments thereto as of the Closing Date, and as of the Closing Date there are no amendments, modifications, waivers or supplements entered into in respect of the documents listed above that have not been provided to the Administrative Agent.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. From and after the date hereof until the Release Date, the Loan Parties shall, and shall cause each of their respective the Subsidiaries to:

(a) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), permits (including all wood processing plant operating permits, water permits, timber supply and forestry management or utilization agreements, forestry management permits and any and all other similar agreements or permits conferred upon or in respect of a Loan Party) and franchises except (i) if, in the reasonable business judgment of RYAM or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights, permits or franchises and such failure to preserve and maintain such rights, permits or franchises would not materially adversely affect the rights of the Lenders hereunder or the ability of any Loan Party to perform its obligations under the respective Loan Documents and (ii) in the case of a Subsidiary of RYAM (other than the Borrower or any Subsidiary of the Borrower), where the failure to preserve and maintain its existence would not materially adversely affect the rights of the Lenders hereunder or the ability of any Loan Party to perform its obligations under the respective Loan Documents (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or other Subsidiary otherwise permitted under Section 7.02); and maintain in effect and enforce policies and procedures designed to promote and achieve compliance by RYAM, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

(b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable Laws (including ERISA, applicable Laws with respect to each Canadian Pension Plan and Canadian Multi-Employer Plan, and all Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c) Visitation Rights. Permit representatives and, subject to the provisions of Section 11.11 hereof, independent contractors of the Administrative Agent and the Collateral Agent, to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and accountants (at which representative of the Loan Parties have the right to be present), all at the expense of the Loan Parties and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower, and permit any Lender (at the sole cost and expense of such Lender) to participate in any such visit, inspection or discussion (but not more often than once per year in total for each of the Administrative Agent and the Collateral Agent (separately) for all such visits and inspections unless an Event of Default has occurred and is continuing); provided, however, that when an Event of Default exists, the Administrative Agent and the Collateral Agent (or any of their agents, respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(d) Maintenance of Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of RYAM and each of its Subsidiaries in accordance with sound business practice.

(e) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, consistent with sound business practice, except where the failure to so maintain and preserve would not reasonably be expected to have a Material Adverse Effect.

(f) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (other than earthquake or terrorism insurance) in amounts, from responsible and reputable insurance companies or associations, with limitations, of types and on terms as is customary for the industry; provided, that, RYAM and its Subsidiaries may self-insure risks and liabilities in accordance with its practice as of the date hereof and may in addition self-insure risks and liabilities in amounts as are customarily self-insured by similarly situated Persons in the industry.

None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.01(f). Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Secured Party under this Section 7.01(f) shall in no event be deemed a representation, warranty or advice by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(g) Use of Proceeds. Use the proceeds of the Loans solely in accordance with Section 2.05.

(h) Information Regarding the Collateral. Furnish to the Administrative Agent and the Collateral Agent at least five (5) days prior written notice of any change in (in each case other than relating to the Borrower): (i) any Loan Party’s name; or (ii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation, the location of its registered office or chief executive office, the province or territory in which any Canadian Collateral is located, or the province or territory in which any U.S. Collateral is located in Canada. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and the PPSA by such parties, as applicable, or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority Lien (subject only to Permitted Liens) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

(i) Payment of Taxes. Each Loan Party will pay and discharge or cause to be paid and discharged, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, as the same shall become due and payable; provided that no Loan Party nor any of its Subsidiaries shall be required to pay any such Tax (A) that is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained with respect thereto in accordance with GAAP or (B) if the failure to pay such Tax would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(j) Further Assurances.

(i) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be reasonably required under any applicable Law, or which the Administrative Agent or the Collateral Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(ii) Upon request, cause each Subsidiary which is not a Loan Party hereunder to deliver agreements reasonably satisfactory to the Administrative Agent and the Collateral Agent granting the Collateral Agent the right and license to use the assets and properties of such Subsidiary, including all Intellectual Property, equipment and fixtures owned by such Subsidiary, in connection with any liquidation of the Collateral.

(k) Sanctions. None of RYAM or any of its Subsidiaries shall use the proceeds of any Loan directly or, to the knowledge of RYAM, indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, any entity that is a Sanctioned Person or a Sanctioned Entity, except to the extent licensed or otherwise approved by OFAC or any other applicable Sanctions authority. Notwithstanding anything in this Agreement, nothing in this Agreement shall require RYAM or its Subsidiaries, or any director, officer, employee, agent, Affiliate of RYAM that is registered or incorporated under the laws of Canada or of a province to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.

(l) Anti-Corruption Laws. (i) None of RYAM or any of its Subsidiaries shall, directly or, to the knowledge of RYAM, indirectly, use the proceeds of any Loan in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and French Law n°2016-1691 of December 9, 2016 (i.e., “Sapin II”), as amended, and (ii) RYAM and its Subsidiaries shall maintain in effect policies and procedures designed to promote and achieve compliance by RYAM and its Subsidiaries with such laws.

(m) Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 7.01(m), in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Administrative Agent in its reasonable discretion.

(n) Future Guarantors. RYAM shall cause (i) each of its Subsidiaries that is not an Excluded Subsidiary and (ii) any other Subsidiary that guarantees or becomes an obligor under the ABL Credit Agreement or under the documents governing any First Lien Notes Obligations (other than the Obligations) to execute and deliver to the Administrative Agent and the Collateral Agent (A) a joinder substantially in the form of Exhibit E hereto pursuant to which such Subsidiary will guarantee the Obligations and such Security Documents, or amendments or supplements thereto and such other documentation as shall be necessary to provide for valid and perfected Liens on such Subsidiary’s assets constituting Collateral to secure such guarantee pursuant to the terms of the Security Documents and (B) an Intercompany Subordination Agreement in the form of Exhibit F hereto or a joinder to an existing Intercompany Subordination Agreement pursuant to the terms thereof.

(o) Deposit Account. Immediately subsequent to the occurrence of the Closing Date, RYAM shall deliver to the Administrative Agent evidence that (A) the proceeds from the Loans have been (x) disbursed to RYAM in accordance with the terms of the Pari Passu Intercompany Loan Agreement, in an amount equal to $150 million and (y) distributed to RAM Products in an amount equal to $100 million (less the amount of upfront fees paid in respect of the Loans and de minimis amounts retained by the Borrower), (B) RYAM shall have lent the proceeds of the Pari Passu Intercompany Loan to RAM Products in an amount equal to $150 million, (C) the proceeds from the loan made by RYAM to RAM Products and the distribution made by the Borrower to RAM Products have been deposited in account No. XXXX-XXXX5377 held at Bank of America, N.A., and (D) such account is subject to the deposit account control agreement between RAM Products and Bank of America, N.A. provided to the Administrative Agent prior to the date hereof. Prior to the redemption in full of the 2024 Notes, except to effect the redemption of the 2024 Notes, RYAM shall not issue any instruction, notice or take any other action to withdraw, transfer or otherwise dispose of the amounts in such account if such withdrawal, transfer or disposition would result in the balance of such account being less than $242,500,000.

(p) 2024 Notes Redemption. On or prior to August 21, 2023, RAM Products shall have consummated the redemption in full for cash of all of the 2024 Notes in accordance with the 2024 Notes Indenture.

(q) AGE Financing. In connection with any proposed debt financing at AGE JV, RYAM shall use commercially reasonable efforts to provide the Lenders party hereto as of January 2, 2024 with an opportunity to make a written proposal to provide such financing to AGE JV (it being understood that no Lender shall be under any obligation to provide any such financing).

Section 7.02 Negative Covenants. From and after the date hereof until the Release Date:

(a) Indebtedness. RYAM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly: (i) Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; or (ii) permit any of the Restricted Subsidiaries (other than any Guarantor) to issue any shares of Preferred Stock, other than:

(i) the Incurrence by RYAM or any Restricted Subsidiary that is a Loan Party of Indebtedness (including under any ABL Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed an amount equal to the greater of (x) $250 million and (y) the Borrowing Base;

(ii) (x) the Incurrence by RYAM or any Restricted Subsidiary that is a Loan Party of Indebtedness represented by the 2026 Notes outstanding on the Closing Date and the Guarantees thereof and (y) the Incurrence by RYAM or any Restricted Subsidiary of Indebtedness pursuant to any Loan Document;

(iii) Indebtedness (or commitments to Incur Indebtedness), Preferred Stock and Disqualified Stock existing on the Closing Date (including the

Canadian Financing (and guarantees thereof)), but excluding Indebtedness described in clauses (i), (ii) and (xxiv) of this Section 7.02(a));

(iv) Indebtedness (including Capital Lease Obligations) Incurred by RYAM or any Restricted Subsidiary, Disqualified Stock issued by RYAM or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Attributable Debt in respect of any sale and leaseback arrangements not in violation of this Agreement in an aggregate principal amount that, when aggregated with (A) the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, and (B) the aggregate principal amount of any Indebtedness incurred by the Borrower or any of its Subsidiaries pursuant to Section 7.05(b)(i)(A) and any Borrower Group Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.05(b)(i)(I), does not exceed at any one time outstanding $75 million (plus, in the case of any Refinancing Indebtedness or Borrower Group Refinancing Indebtedness, the Additional Refinancing Amount);

(v) Indebtedness Incurred by RYAM or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, Environmental Law, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of RYAM or any Restricted Subsidiary consisting of indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of RYAM to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of RYAM and its Restricted Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Loan Party is subordinated in right of payment to RYAM’s Guarantee pursuant to the Intercompany Subordination

Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to RYAM or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to RYAM or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to RYAM or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of RYAM and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Loan Party pursuant to the Intercompany Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to RYAM or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by RYAM or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii) Indebtedness or Disqualified Stock of RYAM or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $50 million and 2.0% of Total Assets at the time of incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiii) Indebtedness or Disqualified Stock of RYAM or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by RYAM and the Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of RYAM or any direct or indirect parent entity of RYAM (which proceeds are retained by RYAM or contributed to a Restricted Subsidiary) or cash contributed to the capital of RYAM (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from RYAM or any of their Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.02(c) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiv) any guarantee by RYAM or any Restricted Subsidiary of Indebtedness or other obligations of RYAM or any Subsidiary so long as the Incurrence of such Indebtedness Incurred by RYAM or such Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Obligations by RYAM or such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Obligations, substantially to the same extent as such Indebtedness is subordinated to the Obligations;

(xv) the Incurrence by RYAM or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi) and (xxiv) of this Section 7.02(a) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent such committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.02(a)) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 7.02(a) or clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi) and (xxiv) of this Section 7.02(a)or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Maturity Date were instead due on such date (provided that this sub clause (A) will not apply to any refunding or refinancing of any Secured Indebtedness or Indebtedness of non- Guarantors);

(B) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Obligations, such Refinancing Indebtedness is junior in right of payment to the Obligations, (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, (c) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the Collateral securing the Obligations, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations to the same extent as such Indebtedness being Refinanced, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL/Cash Flow Intercreditor Agreement or an intercreditor agreement delivered pursuant to the definition of Junior Lien Priority Indebtedness, as applicable and (d) obligations under the ABL Credit Agreement, the Lien on the Collateral securing such Indebtedness shall have the priorities contemplated by the ABL/Cash Flow Intercreditor Agreement (or priorities junior thereto), and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL/Cash Flow Intercreditor Agreement or an intercreditor agreement delivered pursuant to the definition of Junior Lien Priority Indebtedness, as applicable; and

(C) shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of RYAM or any Loan Party;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (A) RYAM or any Restricted Subsidiary that is a Loan Party incurred to finance an acquisition or (B) Persons that are acquired by RYAM or any Restricted Subsidiary that is a Loan Party or are merged, consolidated or amalgamated with or into RYAM or any Restricted Subsidiary that is a Loan Party in accordance with the terms of this Agreement (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, RYAM would be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (xxiv) of this Section 7.02(a) and, in the case of clause (A) above, such Indebtedness shall comply with the requirements set forth in the proviso to paragraph (xxiv) of this Section 7.02(a) mutatis mutandis;

(xvii) Indebtedness Incurred by a Securitization Subsidiary (other than the Borrower) in a Qualified Securitization Financing that is not recourse to RYAM or any of its Subsidiaries other than a Securitization Subsidiary (except for Standard Securitization Undertakings), in an aggregate amount not to exceed, when taken together with any Indebtedness incurred by the Borrower or any of its Subsidiaries pursuant to Section 7.05(b)(i)(B), $35 million;

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix) Indebtedness of RYAM or any Restricted Subsidiary supported by a letter of credit or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit;

(xx) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of RYAM or any Restricted Subsidiary not in excess, at any one time outstanding, of $65 million;

(xxi) Indebtedness of RYAM or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness of RYAM or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of RYAM or any direct or indirect parent of RYAM to the extent described in Section 7.02(c);

(xxiii) Indebtedness in respect of Obligations of RYAM or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxiv) (A) Indebtedness up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed an amount equal to the greater of (x) $50 million and (y) 50% of EBITDA; and (B) an aggregate principal amount of Indebtedness that at the time of Incurrence does not cause the Consolidated Secured Net Leverage Ratio for RYAM for the most recently ended four full Fiscal Quarters for which internal financial statements are available, determined on a pro forma basis, to exceed (1) in the case of Secured Indebtedness that is secured on a pari passu basis with the Guarantees, 3.50 to 1.00, and (2) in the case of Junior Indebtedness, 4.50 to 1.00 provided that for purposes of calculating the Consolidated Secured Net Leverage Ratio in connection with any incurrence of unsecured Indebtedness pursuant to this clause (2), Secured Indebtedness shall be deemed to include the amount of such unsecured Indebtedness; provided, further that

(A) RYAM and the Restricted Subsidiaries shall not enter into any Indebtedness permitted under clause (xxiv)(B)(1) on terms (excluding pricing) that are materially more favorable, taken as a whole, than the rights and benefits established in favor of the Lenders by this Agreement and the other Loan Documents unless, in any such case, the Lenders have been provided with such rights and benefits pursuant to an amendment to this Agreement entered into in accordance with Section 11.01 or such more favorable rights and benefits apply solely after the Maturity Date;

(B) such Indebtedness has a final scheduled maturity date equal to or later than the Maturity Date, and

(C) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the Weighted Average Life to Maturity of the Loans; and

(D) no Indebtedness incurred pursuant to clause (xxiv)(B) shall benefit from any guarantees, collateral or similar credit support or encumbrances other than guarantees from Loan Parties (excluding the Borrower) and Liens on Collateral securing the Obligations; and

(xxv) Indebtedness Incurred by Loan Parties and owing to the Borrower pursuant to the Pari Passu Intercompany Loan Agreement, including the guarantees thereof by the Loan Parties.

For purposes of determining compliance with Section 7.02(a):

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxiv) of Section 7.02(a) above, then RYAM may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with Section 7.02(a); provided that Indebtedness outstanding under the ABL Credit Agreement shall be incurred under clause (i) of Section 7.02(a) above and may not be reclassified;

(ii) At the time of incurrence, RYAM will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in clauses (i) through (xxiv) of Section 7.02(a) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.02(a) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof); and

(iii) In connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under clause (xxiv) of Section 7.02(a), RYAM or the applicable Restricted Subsidiary may, by notice to the Administrative Agent at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Agreement to have been Incurred on the date of such prior notice (this clause (iii), the “Incurrence Designation Provision”).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of Section 7.02(a). In addition, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with Section 7.02(a).

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness in this Agreement (including Section 7.05(b)(i)), the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of Section 7.02(a), or Section 7.05(b)(i), the maximum amount of Indebtedness that RYAM, the Borrower and the Subsidiaries may Incur pursuant to Section 7.02(a) or Section 7.05(b)(i), as applicable, shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding any other provision of Section 7.02(a) or Section 7.05(b)(i), no Indebtedness Incurred by any Subsidiary that is not a Loan Party shall be used, directly or indirectly, to refinance any other Indebtedness in respect of which any Loan Party is an obligor.

(b) Limitation on Restricted Payments. RYAM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of RYAM’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving RYAM (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of RYAM and (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by RYAM or a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, RYAM or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of RYAM or any direct or indirect parent of RYAM;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of RYAM or any other Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 7.02(a)); or

(iv) make any Restricted Investment.

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, RYAM could Incur $1.00 of additional Indebtedness under Section 7.02(a)(xxiv)(B)(2); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by RYAM and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (vi)(C), (viii), (xiii)(B) and (xviii) (to the extent provided therein) of Section 7.02(b), but excluding all other Restricted Payments permitted by Section 7.02(b), is less than the amount equal to the Cumulative Credit.

The provisions of Section 7.02(b) shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(ii) ~~(A)~~(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of RYAM, any direct or indirect parent of RYAM or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of RYAM or any direct or indirect parent of RYAM or contributions to the equity capital of RYAM (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of RYAM) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of RYAM) of Refunding Capital Stock; and

(C) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.02(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of RYAM) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the repayment, redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of RYAM or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of RYAM or a Guarantor, which is Incurred in accordance with Section 7.02(a) so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so repaid, redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so repaid, redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated as to right of payment to the Loans or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so repaid, purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so repaid, redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Loans then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so repaid, redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being repaid, redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of RYAM or any direct or indirect parent of RYAM held by any future, present or former employee, director, officer or consultant of RYAM, or any Subsidiary of RYAM or any direct or indirect parent of RYAM pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement;

provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $20 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by RYAM or any of the Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of RYAM or any direct or indirect parent of RYAM (to the extent contributed to RYAM) to employees, directors, officers or consultants of RYAM and the Subsidiaries or any direct or indirect parent of RYAM that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of the definition of “Cumulative Credit”), plus

(B) the cash proceeds of key man life insurance policies received by RYAM or any direct or indirect parent of RYAM (to the extent contributed to RYAM) or the Subsidiaries after the Closing Date;

provided that RYAM may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to RYAM or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of RYAM, any Restricted Subsidiary or the direct or indirect parents of RYAM in connection with a repurchase of Equity Interests of RYAM or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of Section 7.02(b) or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of RYAM or any Restricted Subsidiary issued or incurred in accordance with Section 7.02(a);

(vi) ~~(A)~~(A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(B) a Restricted Payment to any direct or indirect parent of RYAM, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of RYAM issued after the Closing Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by RYAM from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date; and

(C)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.02(b)(ii); provided, however, in the case of each of clauses (A) and (C) above of this clause (vi), that for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), RYAM would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)    [reserved];

(viii)    Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix)    other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed ~~the greater of (x)~~ $~~50~~10  million ~~and (y) 2.0% of Total Assets as of the date such Restricted Payment is made~~; provided that, in the event that Restricted Payments are made pursuant to this Section 7.02(b)(ix), the amount available to RYAM and the Restricted Subsidiaries to effect Restricted Payments under this Section 7.02(b)(ix) shall be increased in respect of any Restricted Investment in an amount equal to any profits (including dividends or distributions (other than returns of capital or principal), profits on sale, income and similar amounts) actually received in cash in respect of any such Restricted Investment (with the Fair Market Value of each Restricted Investment being measured at the time made and without giving effect to subsequent changes in value); provided, further, that any such increase shall not cause the aggregate amount of Restricted Payments permitted under this Section 7.02(b)(ix) to exceed ~~the greater of (x)~~ $~~50~~10  million ~~and (y) 2.0% of Total Assets as of the date any such Restricted Payment is made~~.

(x)    [reserved];

(xi)    with respect to any taxable period for which RYAM and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for United States federal and/or applicable state, local or non-United States income tax purposes of which a direct or indirect parent of RYAM is the common parent (a “Tax Group”), distributions (“Tax Distributions”) to any direct or indirect parent of RYAM to pay the portion of the taxes of such Tax Group attributable to the income of RYAM, and/or its applicable Subsidiaries, as applicable, in an amount not to exceed the amount of any United States federal, state, local and/or non-United States income taxes (as applicable) that RYAM, and/or its applicable Subsidiaries, as applicable, would have paid for such taxable period had RYAM, and/or its applicable Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group with respect to such taxes for all applicable taxable periods ending after the Closing Date;

(xii)    any Restricted Payment, if applicable:

(A)    in amounts required for any direct or indirect parent of RYAM to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of RYAM and general corporate operating and overhead expenses of any direct or indirect parent of RYAM, in each case, to the extent such fees and expenses are attributable to the ownership or operation of RYAM and its Subsidiaries;

(B)    in amounts required for any direct or indirect parent of RYAM, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to RYAM or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, RYAM Incurred in accordance with Section 7.02(a); and

(C)    in amounts required for any direct or indirect parent of RYAM to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);

(xiii)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xiv)    purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(xv)    Restricted Payments by RYAM or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvi)    [reserved];

(xvii)    payments or distributions to dissenting stockholders pursuant to applicable Law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of RYAM and the Restricted Subsidiaries, taken as a whole, that complies with Section 7.02(g); and

(xviii)    other Restricted Payments; provided that the Consolidated Total Net Leverage Ratio of RYAM for the most recently ended four full Fiscal

Quarters for which internal financial statements are available, determined on a pro forma basis, is less than 2.75 to 1.00; provided, further, that any Restricted Payments made in reliance on this clause (xviii) shall reduce the Cumulative Credit in an amount equal to the amount of such Restricted Payment; provided, further, that the Cumulative Credit shall not be reduced below zero as a result thereof;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (viii), (x), (xiii)(B) and (xviii) of this Section 7.02(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by RYAM) of such property.

Notwithstanding anything else set forth in this Section 7.02(b) or the definition of “Permitted Investment” to the contrary, (i) no Restricted Payment or Investment may be made or held, directly or indirectly, by RYAM or any Restricted Subsidiary in the Borrower or any of its Subsidiaries except pursuant to paragraph (18)(i) or (18)(iii) of the definition of “Permitted Investment”, ~~and~~ (ii) the Loan Parties shall not directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense (other than non-exclusive licenses or sublicenses granted in the ordinary course of business) or other disposition of any kind (including as an Investment, Restricted Payment or Asset Sale), any Material Intellectual Property or Material Agreements owned by any Loan Party or to which any Loan Party is a party, as applicable, or otherwise permit any Person other than a Loan Party to license (other than non-exclusive licenses or sublicenses granted in the ordinary course of business) or own any interest in any Material Intellectual Property or any Material Agreement in each case owned by any Loan Party or to which any Loan Party is a party, as applicable and (iii) from and after the Amendment No. 1 Effective Date, no Investment may be made in any AGE Parent or AGE JV except Investments pursuant to clause (13) of the definition of “Permitted Investment”. Notwithstanding the foregoing, transfers of Material Intellectual Property or Material Agreements between or among RYAM or any of its Restricted Subsidiaries that are Guarantors shall not be prohibited.

(c)    Dividend and Other Payment Restrictions Affecting Subsidiaries. RYAM shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(i)    pay dividends or make any other distributions to RYAM or any Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(ii)    make loans or advances to RYAM or any Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(A)    (i) contractual encumbrances or restrictions in effect on the Closing Date and (ii) contractual encumbrances or restrictions pursuant to the ABL Credit Agreement and the other ABL Credit Agreement Documents and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(B)    this Agreement, the Notes, the Guarantees, the Security Documents, the 2026 Indenture, the 2026 Notes or the guarantees of the 2026 Notes;

(C)    applicable Law or any applicable rule, regulation or order;

(D)    any agreement or other instrument of a Person acquired by RYAM or any Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(E)    contracts or agreements for the sale of assets, including any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary;

(F)    Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 7.02(a), Section 7.02(f), Section 7.05(b)(i) and Section 7.05(b)(iv), as applicable, that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(G)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(H)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(I)    purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business;

(J)    customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(K)    any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of Intellectual Property) or other contracts;

(L)    any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(M)    other Indebtedness, Disqualified Stock or Preferred Stock (a) of RYAM or any Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined in good faith by RYAM), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Closing Date pursuant to Section 7.02(a) or Section 7.05(b), as applicable;

(N)    any Investment not prohibited by Section 7.02(b) or Section 7.05(b), as applicable, and any Permitted Investment; or

(O)    any encumbrances or restrictions of the type referred to in Section 7.02(c)(i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) above and this clause (O); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of RYAM, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.02(c), (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to RYAM or a Restricted Subsidiary to other Indebtedness Incurred by RYAM or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

(d)    Asset Sales. RYAM shall not, and shall not permit any of its Subsidiaries (including the Borrower) to, cause or make an Asset Sale, unless (x) RYAM or any such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by RYAM) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by RYAM or such Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i)    any liabilities (as shown on RYAM’s or a Subsidiary’s most recent balance sheet or in the notes thereto) of RYAM or a Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(ii)    any notes or other Obligations or other securities or assets received by RYAM or such Subsidiary from such transferee that are converted by RYAM or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii)    Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that RYAM and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale;

(iv)    consideration consisting of Indebtedness of any Guarantor (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not RYAM or any Subsidiary; and

(v)    any Designated Non-cash Consideration received by RYAM or any Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by RYAM), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.02(d)(v) that is at that time outstanding, not to exceed the greater of (x) $50 million and (y) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall be deemed to be Cash Equivalents for the purposes of this Section 7.02(d).

Within 364 days (plus any applicable extension as provided in Section 2.09(b)(i)) after RYAM’s or any of its Subsidiary’s receipt of the Net Proceeds of any Asset Sale, RYAM or such Subsidiary shall apply the Net Proceeds from such Asset Sale, to (i) make a Reinvestment, in accordance with Section 2.09(b)(i)(B) or (ii) make a mandatory prepayment, in accordance with Section 2.09(b)(i).

Notwithstanding anything else set forth in this Section 7.02(d) or the definition of “Asset Sale” to the contrary, the Loan Parties shall not directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense (other than non-exclusive licenses or sublicenses granted in the ordinary course of business) or other disposition of any kind (including as an Investment, Restricted Payment or Asset Sale), any Material Intellectual Property or Material Agreements or otherwise permit any Person other than a Loan Party to license or own any interest in any Material Intellectual Property or Material Agreement owned by any Loan Party or to which any Loan Party is a party, as applicable. Notwithstanding the foregoing, transfers of Material Intellectual Property or Material Agreements between or among RYAM or any of its Restricted Subsidiaries that are Guarantors shall not be prohibited.

(e)    Transactions with Affiliates. RYAM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of RYAM (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20 million, unless:

(i)    such Affiliate Transaction is on terms that are not materially less favorable to RYAM or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by RYAM or such Restricted Subsidiary with an unrelated Person; and

(ii)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40 million, RYAM or the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of RYAM or the Borrower, approving such Affiliate Transaction and an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

The provisions of Section 7.02(e) shall not apply to the following:

(i)    transactions between or among RYAM and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of RYAM and any direct parent of RYAM; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of RYAM and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii)    Restricted Payments permitted by Section 7.02(b) and Permitted Investments;

(iii)    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of RYAM, any Subsidiary, or any direct or indirect parent of RYAM;

(iv)    transactions in which RYAM or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to RYAM or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 7.02(e);

(v)    payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of RYAM in good faith;

(vi)    any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by RYAM;

(vii)    the existence of, or the performance by RYAM or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by RYAM or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(viii)    [reserved];

(ix)    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to RYAM and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of RYAM, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures entered into in the ordinary course of business and consistent with past practice or industry norm;

(x)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Financing and other customary transactions effected in connection with a Qualified Securitization Financing;

(xi)    the issuance of Equity Interests (other than Disqualified Stock) of RYAM to any Person;

(xii)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of RYAM or any direct or indirect parent of RYAM or the Board of Directors of a Restricted Subsidiary, as appropriate, in good faith;

(xiii)    the entering into of any tax sharing agreement or arrangement expressly permitted by Section 7.02(b)(xi) or Section 7.02(b)(xii) and the performance under any such agreement or arrangement;

(xiv)    any contribution to the capital of RYAM;

(xv)    transactions permitted by, and complying with, Section 7.02(g);

(xvi)    transactions between RYAM or any Restricted Subsidiary and any Person, a director of which is also a director of RYAM or any direct or indirect parent of RYAM; provided, however, that such director abstains from voting as a director of RYAM or such direct or indirect parent of RYAM, as the case may be, on any matter involving such other Person;

(xvii)    any transactions between RYAM and/or a Restricted Subsidiary, on the one hand, and the Borrower and/or its Subsidiaries, on the other, that are permitted by the terms of this Agreement provided, that any such transaction (other than permitted Restricted Payments not consisting of Investments) shall be on arm’s length terms and for fair market consideration that would be obtainable from an unrelated third party (or be more favorable, from the perspective of the Borrower and its Subsidiaries);

(xviii)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xix)    any employment agreements entered into by RYAM or any Restricted Subsidiary in the ordinary course of business;

(xx)    transactions undertaken in good faith (as certified by a responsible financial or accounting officer of RYAM in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of RYAM and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; provided, that no such transaction shall involve (1) the transfer of all or any portion of the Collateral to a Person that is not a Loan Party, or (2) any other disposition of assets by RYAM and its Subsidiaries that would materially and adversely impact the value of the Collateral taken as a whole;

(xxi)    non-exclusive licenses of Intellectual Property to or among RYAM and any Subsidiary and RYAM’s Affiliates; and

(xxii)    any purchase by RYAM or its Affiliates of Indebtedness, Disqualified Stock or Preferred Stock of RYAM or any of the Restricted Subsidiaries; provided that such purchases are on the same terms as such purchases by such Persons who are not RYAM’s Affiliates.

(f)    Liens. RYAM shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of RYAM or such Restricted Subsidiary securing Indebtedness of RYAM or a Restricted Subsidiary. For purposes of determining compliance with Section 7.02(f), (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens”, RYAM may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of RYAM, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

(g)    Mergers, Amalgamations, Fundamental Changes, Etc. RYAM shall not, and no Loan Party shall, or shall permit any Subsidiary to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(i)    any Restricted Subsidiary of RYAM may be merged, amalgamated or consolidated with or into RYAM (provided that RYAM shall be the continuing or surviving entity) or with or into any Guarantor (provided that a Guarantor shall be the continuing or surviving entity);

(ii)    any Restricted Subsidiary of RYAM that is not a Guarantor may be merged, amalgamated or consolidated with or into any other Subsidiary of RYAM that is not the Borrower or a Guarantor; provided that if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;

(iii)    any Restricted Subsidiary of RYAM may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, (1) RYAM or any Guarantor (upon voluntary liquidation or otherwise), (2) the Borrower or a Subsidiary that is not a Guarantor if the Subsidiary making the Disposition is not a Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary, or (3) pursuant to a Disposition otherwise permitted by Section 7.02(d);

(iv)    any Investment expressly permitted by Section 7.02(b) or Section 7.05(b)(ii) and Section 7.05(b)(v) may be structured as a merger, consolidation or amalgamation;

(v)    any Subsidiary may be dissolved or liquidated so long as any Dispositions of assets of such Person in connection with such liquidation or dissolution would be to Persons entitled to receive such assets;

(vi)    any Subsidiary may Dispose of any or all of its assets or enter into any merger, amalgamation or consolidation, in each case, in connection with a Disposition otherwise permitted by Section 7.02(d) and Section 7.05.

(h)    No Modification of Organizational Documents. Neither RYAM nor any Subsidiary shall take any action to amend or modify its organizational documents in a manner that would materially and adversely affect (i) RYAM or such Subsidiary’s ability to comply with its obligations under this Agreement or (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Parties, taken as a whole.

(i)    No Modification of Pari Passu Intercompany Loan Documents. Neither RYAM nor the Borrower shall (i) take any action to amend, modify, assign, participate or terminate the Pari Passu Intercompany Loan Documents or (ii) make or permit to be made any payment in respect of the Pari Passu Intercompany Loan other than in the form of cash, in each case, without the consent of the Majority Lenders; provided that the consent of the Majority Lenders shall not be unreasonably withheld, delayed or conditioned in respect of any amendment or modification to the Pari Passu Intercompany Loan Documents to the extent such amendment or waiver is delivered in order to comply with local Law or advice of local counsel; provided further that, notwithstanding the foregoing, only the consent of the Administrative Agent shall be required, which shall not be unreasonably withheld, delayed or conditioned, in respect of any amendment or modification to the Pari Passu Intercompany Loan Documents to the extent such amendment or waiver is delivered in order to (i) to cure ambiguities or defects or (ii) to cause any Pari Passu Intercompany Loan Document to be consistent with this Agreement or any other Loan Document.

(j)    No Prepayment of the Pari Passu Intercompany Loan. None of RYAM nor any of its Subsidiaries shall make any repayment or prepayment of principal under the Pari Passu Intercompany Loan, including any optional prepayments permitted pursuant to Section 2.2(a) of the Pari Passu Intercompany Loan Agreement, unless immediately following any such repayment or prepayment of principal under the Pari Passu Intercompany Loan and any use of proceeds thereof to repay or prepay the Loans, the aggregate principal amount of the Pari Passu Intercompany Loan outstanding shall be no less than the aggregate principal amount of the Loans outstanding at such time.

(k)    Lines of Business. RYAM will not, and will not permit any of its Subsidiaries to, engage in any line of business other than the business engaged in on the date hereof by such Persons or a Similar Business.

(l)    Canadian Pension Matters. Without the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, RYAM will not, and will not permit any Loan Party to: (i) establish, adopt or contribute to, or agree to do any of the foregoing, with respect to a pension plan that, if so established, adopted or contributed to, would be a Canadian Defined Benefit Plan or Canadian Multi-Employer Plan hereunder; or (ii) cease to contribute to, or agree to cease to contribute to, a Canadian Defined Benefit Plan or a Canadian Multi-Employer Plan, in each case, where such action gives rise, or once effective is reasonably expected to give rise, to a Lien that is not a Permitted Lien.

(m)    Maintenance of Intellectual Property. RYAM shall, and shall cause its applicable Subsidiaries to, ensure that all Material Intellectual Property developed solely by or on behalf of RYAM or any Subsidiary vests and remains vested in RYAM or one of its Subsidiaries (and if developed solely by or on behalf of a Loan Party, vests and remains in a Loan Party), and, in respect of the Material Intellectual Property owned by any of RYAM or its Subsidiaries from time to time:

(i)    preserve, protect, maintain and safeguard the subsistence and validity, and with respect to Technical Information, the value and confidentiality, of such Material Intellectual Property;

(ii)    use reasonable efforts to prevent and address any infringement, misappropriation, or other violation in any material respect of such Material Intellectual Property, and promptly after obtaining knowledge thereof, notify the Administrative Agent of any such infringement, misappropriation or other violation;

(iii)    as applicable, make registrations and extensions, pay all necessary fees and do all other things necessary to maintain such Material Intellectual Property in full force and effect, and record RYAM or the relevant Subsidiary’s interest in such Material Intellectual Property;

(iv)    not use or permit such Material Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Material Intellectual Property which materially and adversely affects, or is reasonably likely to materially and adversely affect, the validity, subsistence or value of such Material Intellectual Property, or restrict or otherwise imperil in any material respect the right of RYAM or any Subsidiary to use such Material Intellectual Property; and

(v)    not abandon, let lapse or (to the extent it is used) discontinue the use of the Material Intellectual Property.

(n)    Transfer of Material Intellectual Property. Subject to the terms of the ABL/Cash Flow Intercreditor Agreement, and without in any way affecting or restricting any Liens or rights granted to the holders of the ABL Obligations or the agents under the ABL Documents):

(i)    Subject to paragraph (ii) below, RYAM will not, and will not permit any Subsidiary to, enter into any agreement or other arrangement which transfers, sells loans, disposes of, grants any Lien (other than Permitted Liens or Liens permitted by Section 7.05(b)(iv)) or otherwise has the commercial effect of a transfer, sale, loan, disposal of, or Lien (other than as stated above) or similar or equivalent arrangement, to any Person other than a Loan Party or a Subsidiary of the Borrower, with regard to any Material Intellectual Property without the prior written consent of the Administrative Agent acting on the instructions of the Majority Lenders.

(ii)    No Material Intellectual Property may be granted, in whole or part, as collateral, security or credit support for any creditor other than pursuant to the Security Documents, the ABL Credit Agreement Documents and the security documents under the 2026 Notes, without the prior written consent of the Administrative Agent acting on the instructions of the Majority Lenders.

(iii)    No security over any Material Intellectual Property may be released prior to the Maturity Date without the prior written consent of the Administrative Agent acting on the instructions of the Majority Lenders.

(iv)    In the event of any conflict between the terms of this Section 7.02(n) and any other provision of this Agreement, this Section 7.02(n) shall prevail.

(o)    No Modification of Intercompany Management Agreements. Neither RYAM or any of its Subsidiaries shall take any action to amend, modify or participate the Intercompany Management Agreements as in effect on the Closing Date, including any of the foregoing to modify the amount or method of allocation of any fees or other amounts payable by the Borrower or its Subsidiaries thereunder, in any manner adverse to the Borrower, its

Subsidiaries or the Lenders without the consent of the Majority Lenders (it being understood that any of the foregoing that increases the amount of expenses to be reimbursed by the Borrower or its Subsidiaries or any other fees and other amounts payable by the Borrower or its Subsidiaries under one or more Intercompany Management Agreement by $750,000 or less in the aggregate in any fiscal year of RYAM shall not be deemed to be adverse to the Borrower, its Subsidiaries or the Lenders under this Section 7.02(o)).

Section 7.03    Financial Maintenance Covenant. From and after the Closing Date until the Release Date, RYAM shall not permit the Consolidated Secured Net Leverage Ratio ~~to exceed 4.50 to 1.00~~ as of the last day of any Fiscal Quarter of RYAM to exceed the ratio set forth below for such Fiscal Quarter.

Fiscal Quarter	Consolidated Secured Net Leverage Ratio
Second Fiscal Quarter of 2023	4.50 to 1.00
Third Fiscal Quarter of 2023	4.50 to 1.00
Fourth Fiscal Quarter of 2023	5.25 to 1.00
First Fiscal Quarter of 2024	5.25 to 1.00
Second Fiscal Quarter of 2024	5.25 to 1.00
Third Fiscal Quarter of 2024	5.00 to 1.00
Fourth Fiscal Quarter of 2024	4.75 to 1.00
First Fiscal Quarter of 2025 and thereafter	4.50 to 1.00

Section 7.04    Reporting Requirements. RYAM will furnish to the Administrative Agent for distribution to the Lenders:

(a)    As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, Consolidated balance sheets of RYAM and its Subsidiaries as of the end of such Fiscal Quarters and Consolidated statements of income and retained earnings of RYAM and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for (i) the corresponding Fiscal Quarter of the previous fiscal year and (ii) the corresponding portion of the previous Fiscal Year, certified by the chief financial officer or treasurer of RYAM and accompanied by a certificate of said officer stating that such have been prepared in accordance with GAAP.

(b)    As soon as available and in any event within 75 days after the end of each Fiscal Year, a copy of the annual report for such year for RYAM and its Subsidiaries, containing Consolidated financial statements of RYAM and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and certified by Grant Thornton LLP or other independent public accountants reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from, a final scheduled maturity date under any Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial covenant thereunder).

(c)    Together with the financial statements required by Section 7.04(a) and (b), a compliance certificate signed by the chief financial officer, treasurer or assistant treasurer of RYAM attaching a calculation of the Consolidated Secured Net Leverage Ratio and stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (ii) whether or not RYAM is in compliance with the requirements set forth in Section 7.03 (if applicable) and showing the computations used in determining such compliance or non-compliance.

(d)    As soon as possible and in any event within five Business Days after a Responsible Officer becomes aware of each Event of Default and Default, a statement of a Responsible Officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto.

(e)    Promptly after the sending or filing thereof, copies of all reports which RYAM sends to any of its security holders, and copies of all reports and registration statements which RYAM or any Subsidiary files with the SEC or any national securities exchange.

(f)    Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(g)    Such other information respecting the condition or operations, financial or otherwise, of RYAM or any of its Subsidiaries as any Lender, through the Administrative Agent, may from time to time reasonably request.

(h)    Within 10 days after the preparation and filing thereof with any applicable Governmental Authority, each Canadian Pension Report with respect to a Canadian Defined Benefit Plan.

(i)    Promptly upon the occurrence of: (A) the unilateral termination by a relevant insurer counterparty or other counterparty of a group annuity Contract, such as a “buy-in” annuity, or a longevity swap or similar derivative Contract, in each case, with respect to a Canadian Defined Benefit Plan, where such termination gives rise, or once effective is reasonably expected to give rise, to a Lien that is not a Permitted Lien; (B) an event of default of a Loan Party under, or other payment due by the issuer triggered with respect to, a letter of credit held in trust for the funding of a Canadian Defined Benefit Plan where such event of default or payment gives rise to a Lien that is not a Permitted Lien; or (C) a Canadian Pension Event (other than the occurrence of an event described in clause (i) of the definition of “Canadian Pension Event” that, alone or together with all other instances of events described in such clause (i), does not have a Material Adverse Effect), notice thereof together with details regarding such event or occurrence and the relevant Loan Parties’ proposed courses of action or rectification, as well as such further details as reasonably requested by the Administrative Agent.

Documents required to be delivered pursuant to Section 7.04(a) or (b) or Section 7.04(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which RYAM posts such documents, or provides a link thereto on RYAM’s website on the Internet at the website address “https://rayonieram.com” (or any successor page notified to the Lenders); or (ii) on which such documents are posted on RYAM’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by RYAM with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

RYAM hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of RYAM hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to RYAM or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. RYAM hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” RYAM shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to RYAM or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 11.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, RYAM shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 7.05    Borrower Covenant.

(a)    The Borrower shall not engage in any business or activity, other than:

(i)     the direct or indirect ownership at all times of all outstanding Equity Interests in its Subsidiaries (or entities that become its Subsidiaries);

(ii)    the execution and delivery of the Loan Documents to which it is a party, the Pari Passu Intercompany Loan Documents, the Intercompany Subordination Agreement and the performance of its obligations thereunder (including the making of the Pari Passu Intercompany Loan and the distribution of the remaining proceeds of the Loan to RAM Products);

(iii)    the performance of its obligations under the Internal Reorganization Documents and the transactions contemplated therein (including the consummation of the Internal Reorganization and any and all transactions and reorganizations in connection therewith that are related thereto);

(iv)    the sale or offering of common Equity Interests of the Borrower to RAM Products, the contribution of the proceeds of such sale or offering to the Borrower and the use of proceeds thereof, to the extent such use is otherwise permitted by the provisions of this Agreement;

(v)    payments in connection with the Transactions and any fees and expenses related thereto (or distributions with respect to such fees and expenses);

(vi)    maintaining its corporate existence (including the ability to incur fees, costs and expenses relating to such maintenance (including professional fees for legal, tax and accounting issues and preparing and filing tax returns and paying taxes));

(vii)    performing obligations with respect to the Transactions and any agreements related thereto and under any agreement or other instrument in existence on the Closing Date and set forth on Schedule 7.05(a) and any amendment, supplement, modification, extension, renewal or restatement entered into in the ordinary course of business on customary terms and that complies with any limitations set forth in this Agreement;

(viii)    participating in tax, accounting and other ministerial activities for RYAM, itself and their respective Subsidiaries;

(ix)    holding any cash or property (but not operating any property);

(x)    entering into and performing employment, severance and similar arrangements with, and providing indemnification to, officers, employees and directors of it and any of its Subsidiaries;

(xi)    repurchases and repayments permitted by this Agreement;

(xii)    engaging in activities required by law, rule or regulation (or any activities in connection with, or that arise as part of, any litigation);

(xiii)    incurring Indebtedness expressly permitted to be incurred under Section 7.05(b)(i), making Restricted Payments expressly permitted to be made under Section 7.05(b)(ii), consummating sales, transfers or other dispositions expressly permitted under Section 7.05(b)(iii), incurring Liens expressly permitted to be incurred under Section 7.05(b)(iv), making Investments expressly permitted to be made under Section 7.05(b)(v) and entering into any affiliate transaction expressly permitted under Section 7.05(b)(vi); and

(xiv)    any activities incidental to the foregoing.

(b)    Notwithstanding any provision to the contrary in this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)    Incur any Indebtedness (including any Acquired Indebtedness) or guarantee any Indebtedness of RYAM or its Restricted Subsidiaries, except that the Borrower and Subsidiaries of the Borrower, as applicable, may Incur:

(A)    Capital Lease Obligations and purchase money indebtedness Incurred by the Borrower or any Subsidiary of the Borrower to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment through the direct purchase of assets of the Borrower or its Subsidiaries; provided that the total aggregate amount of Indebtedness Incurred pursuant to this clause (A), together with any Borrower Group Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.05(b)(i)(I) below, plus any amounts incurred by RYAM or any Restricted Subsidiary pursuant to Section 7.02(a)(iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to Section 7.02(b)(xv), shall not exceed at any time outstanding $75 million (plus, in the case of any Borrower Group Refinancing Indebtedness or Refinancing Indebtedness, the Additional Refinancing Amount);

(B)    any Qualified Securitization Financing by one or more Subsidiaries of the Borrower with third-party financing providers; provided that the total aggregate amount of Indebtedness Incurred pursuant to this clause (B) plus any amounts incurred by RYAM or any Restricted Subsidiary pursuant to Section 7.02(a)(xvii) shall not exceed at any time outstanding $~~35~~25 million; provided, further, that none of RYAM or any Restricted Subsidiary of RYAM may be a party to or provide credit support in respect of such Qualified Securitization Financing;

(C)    Indebtedness Incurred by the Borrower from RYAM or another Loan Party; provided that the aggregate amount of Indebtedness Incurred pursuant to this clause (C) shall not exceed at any time outstanding $35 million; provided, further, that any Indebtedness Incurred pursuant to this clause (C) shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(D)    Project Debt owed to third-party financing providers; provided that the total aggregate amount of Indebtedness Incurred pursuant to this clause (D), together with any Borrower Group Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.05(b)(i)(I) below, shall not exceed at any time outstanding $~~50~~25 million (plus, in the case of any Borrower Group Refinancing Indebtedness, the Additional Refinancing Amount);

(E)    Indebtedness Incurred by any Subsidiary of the Borrower constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, Environmental Law, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(F)    Indebtedness of the Borrower or any Subsidiary of the Borrower arising from agreements of the Borrower or any Subsidiary of the Borrower consisting of indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(G)    obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by any Subsidiary of the Borrower in the ordinary course of business and consistent with past practice or industry practice;

(H)    any guarantee by any Wholly-Owned Subsidiary of the Borrower of Indebtedness or other obligations of any other

Wholly-Owned Subsidiary of the Borrower so long as the Incurrence of such Indebtedness Incurred by such Subsidiary of the Borrower is permitted under the terms of this Agreement;

(I)    the Incurrence by the Borrower or any Subsidiary of the Borrower of Indebtedness, that serves to refund, refinance or defease any Indebtedness Incurred under subclauses (A), (D) or (L) of this Section 7.05(b)(i) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent such committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.05(b)(i)) of such Indebtedness at the time such Indebtedness was Incurred pursuant to subclauses (A), (D) or (L) of this Section 7.05(b)(i) or any Indebtedness Incurred to so refund or refinance such Indebtedness, plus any additional Indebtedness Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Borrower Group Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Borrower Group Refinancing Indebtedness:

(1)    has a Weighted Average Life to Maturity at the time such Borrower Group Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date that is one year following the Maturity Date were instead due on such date;

(2)    to the extent such Borrower Group Refinancing Indebtedness refinances Indebtedness junior in right of payment to the Obligations, such Borrower Group Refinancing Indebtedness is junior in right of payment to the Obligations; and

(3)    shall not have any obligors other than Persons that were obligors in respect of such Indebtedness being refinanced;

(J)    the Incurrence by the Borrower or any Subsidiary of the Borrower of Indebtedness pursuant to any Loan Document;

(K)    Indebtedness of any Subsidiary of the Borrower consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(L)    Indebtedness (or commitments to Incur Indebtedness) existing on the Closing Date and set forth on Schedule 7.05(b)(i);

(M)    Indebtedness of a Wholly-Owned Subsidiary of the Borrower to another Wholly-Owned Subsidiary of the Borrower; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Wholly-Owned Subsidiary of the Borrower holding such Indebtedness ceasing to be a Wholly-Owned Subsidiary of the Borrower or any other subsequent transfer of any such Indebtedness (except to another Wholly-Owned Subsidiary of the Borrower or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (M); and

(N)    Hedging Obligations by Subsidiaries of the Borrower that are not Incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness of such Subsidiaries that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

provided that any Indebtedness Incurred by the Borrower or its Subsidiaries in accordance with subclauses (A), (B) and (D) of this Section 7.05(b)(i) shall be used solely to finance capital expenditures and operations of the Borrower and its Subsidiaries and shall not be used to refinance directly or indirectly any other Indebtedness of RYAM and its Subsidiaries.

For purposes of determining compliance with Section 7.05(b)(i):

(1)    in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (N) of Section 7.05(b)(i) above, then RYAM may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with Section 7.05(b)(i); and

(2)    At the time of incurrence, RYAM will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in clauses (A) through (N) of Section 7.05(b)(i) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.05(b)(i) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, for purposes of Section 7.05(b)(i). In addition, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with Section 7.05(b)(i).

(ii)    make any Restricted Payment, except (A) Restricted Payments in cash by Subsidiaries of the Borrower to the Borrower or to other Wholly-Owned Subsidiaries of the Borrower, (B) Restricted Payments in cash by the Borrower to RAM Products in accordance with Section 2.05(c), (C) Restricted Payments consisting of Investments (but not any other type of Restricted Payment) expressly permitted under Section 7.05(b)(v) and (D) Restricted Payments contemplated in Section 7.05(b)(vi)(J);

(iii)    (x) enter into, make, permit or consummate the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of the assets comprising (or any portion of the assets in an amount exceeding $5 million comprising) the Tartas Plant or the Avebene Plant, or any other material asset held by the Borrower or any Subsidiary of the Borrower (taken as a whole) as of the Closing Date or (y) issue or sell any Equity Interests; provided that the Borrower and its Subsidiaries may issue common Equity Interests to RAM Products and a Subsidiary of the Borrower may issue Equity Interests to the Borrower or a Wholly-Owned Subsidiary thereof;

(iv)    directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Borrower or such Subsidiary securing Indebtedness except:

(A)    Liens securing Indebtedness Incurred pursuant to clause (i)(A) above to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Borrower or its Subsidiary; provided, however, that the Lien may not extend to any other property owned by RYAM or any Subsidiary at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(B)    Liens on assets of the type specified in the definition of “Securitization Financing” Incurred to secure in connection with a Qualified Securitization Financing pursuant to Indebtedness permitted to be incurred pursuant to clauses (i)(B) above;

(C)    Liens securing Project Debt permitted to be incurred pursuant to clause (i)(D) above;

(D)    Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property, including any Equity Interests, owned by the Borrower or any Subsidiary of the Borrower (other than (x) pursuant to after-acquired property clauses in respect of property of the Person that becomes a Subsidiary of the Borrower, in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and (y) Liens on the Equity Interests of such Person that existed at the time such Person becomes a Subsidiary of the Borrower ((1) other than in the case of a merger, consolidation or amalgamation with a Subsidiary of the Borrower in which such Subsidiary of the Borrower is not the surviving person and (2) so long as such lien is in effect, no assets or property of any other Subsidiary of the Borrower may be transferred or disposed of to such Person if such acquired Lien would attach to such transferred or disposed asset or property));

(E)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (iv)(A), (iv)(C) or (iv)(D) of this Section 7.05(b); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount (only to the extent the commitment amount could have been funded immediately prior to such refinancing, refunding, extension, renewal or replacement) of the applicable Indebtedness described under clauses (iv)(A), (iv)(C) or (iv)(D) of this Section 7.05(b) at the time the original Lien became a permitted Lien under this Agreement and, in the case of any Lien on Collateral, shall not have a greater priority level with respect to the Liens securing the Obligations than the Liens securing the Indebtedness so refinanced, refunded, extended, renewed or replaced, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement;

(F)    Liens securing Indebtedness (but not Indebtedness for borrowed money or Capital Lease Obligations) in an aggregate amount not to exceed $3.0 million at any time outstanding; and

(G)    Liens existing on the Closing Date and set forth on Schedule 7.05(b)(i);

(v)    make or hold any Investment, except that the Borrower and Subsidiaries of the Borrower, as applicable, may make or hold the following Investments:

(A)    an Investment by the Borrower or any Subsidiary of the Borrower in any Wholly-Owned Subsidiary of the Borrower;

(B)    any Investment in Cash Equivalents or Investment Grade Securities;

(C)    loans and advances to officers, directors, employees or consultants of the Borrower or any of its Subsidiaries in respect of payroll payments and expenses in the ordinary course of business;

(D)    any Investment acquired by the Borrower or any Subsidiary of the Borrower (a) in exchange for any other Investment or accounts receivable held by the Borrower or such Subsidiary of the Borrower in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Borrower or any Subsidiary of the Borrower with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of a Bail-In Action with respect to any contractual counterparty of the Borrower or any Subsidiary of the Borrower;

(E)    loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of RYAM or any direct or indirect parent of RYAM;

(F)    any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing permitted by Section 7.05(b)(i)(B), including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(G)    any Investment in an entity which is not a Subsidiary to which a Subsidiary sells Securitization Assets pursuant to a Qualified Securitization Financing permitted by Section 7.05(b)(i)(B);

(H)    Investments among the Borrower and its Subsidiaries in connection with customary intercompany cash management arrangements or related activities arising in the ordinary course of business;

(I)    Guaranteed obligations of any Subsidiary of the Borrower of leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(J)    additional Investments by the Borrower or any Subsidiary of the Borrower having an aggregate Fair Market Value (as determined in good faith by RYAM) not to exceed the greater of (x) $25 million and (y) 1.0% of Total Assets as of the date of such Investment; provided, that any Investments made in reliance of this clause (J) shall only be available to the extent that at the time of such Investment there is also a corresponding amount of Investments able to be made in reliance of clause (10) of the definition of Permitted Investments, and Investments made under this clause (J) shall reduce availability under clause (10) of the definition of Permitted Investments on a dollar-for-dollar basis;

(K)    any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date and set forth on Schedule 7.05(b)(v); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(L)    guarantees by the Borrower or any Wholly-Owned Subsidiary of the Borrower of Indebtedness of the Borrower or any other Wholly-Owned Subsidiary of the Borrower permitted in accordance with Section 7.05(b)(i); and

(M)    the Pari Passu Intercompany Loan.

(vi)    enter into any Affiliate Transaction except for:

(A)    transactions between and among the Borrower and its Wholly-Owned Subsidiaries;

(B)    the entry into and performance of the Loan Documents, the Pari Passu Loan Documents, the Intercompany Subordination Agreement and any intercompany loan permitted by Section 7.05(b)(i)(C) (provided that any such intercompany loan shall be on arm’s length terms);

(C)     (1) the Management Services Agreement, dated as of November 17, 2017, among RAM Products and Rayonier A.M. France SAS (formerly known as Tembec France SAS) (as amended, modified, or otherwise supplemented from time to time), (2) the Marketing Services Agreement, with an effective date of August 1, 2019, among Rayonier A.M. Tartas SAS and Rayonier A.M. Sales and Technology Inc. (as amended, modified, or otherwise supplemented from time to time), and (3) the Management Services Agreement, dated as of January 1, 2018, among Rayonier A.M. France SAS, RAM Products and Rayonier A.M. Canada Industries Inc. (as amended, modified or otherwise supplemented from time to time) (the agreements in (1), (2) and (3) above, together, the “Intercompany Management Agreements”); provided, that, any payments made by the Borrower or any of its Subsidiaries pursuant to the terms of the Intercompany Management Agreements shall be determined in a manner consistent with past practice in accordance with historical allocations provided by RYAM to the Administrative Agent prior to the Closing Date; provided further that (x) an aggregate increase in the amount of expenses to be reimbursed by the Borrower or its Subsidiaries or any other fees or other amounts payable by the Borrower or any of its Subsidiaries under the Intercompany Management Agreements of $750,000 or less in the aggregate in any fiscal year of RYAM shall be deemed consistent with past practice in accordance with such historical allocations and (y) no Indebtedness owed by any Subsidiary of the Borrower to the Borrower or any Guarantor shall be set-off with the Pari Passu Intercompany Loan;

(D)    Restricted Payments (other than Investments) permitted by Section 7.05(b)(ii);

(E)    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of RYAM, any Subsidiary, or any direct or indirect parent of RYAM;

(F)    any employment agreements entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business;

(G)    non-exclusive licenses of Intellectual Property to or among RYAM and any Subsidiary and RYAM’s Affiliates;

(H)    provided such transactions would not negatively impact the Borrower and its Subsidiaries (without giving effect regard to their effect on RYAM and its Subsidiaries), transactions undertaken in good faith (as certified by a responsible financial or accounting officer of RYAM in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of RYAM and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; provided, that no such transaction shall involve (1) the transfer of all or any portion of the Tartas Plant or associated assets by Rayonier A.M. Tartas SAS or of any direct or indirect equity interest in Rayonier A.M. Tartas SAS by the Borrower, or (2) any other disposition of assets by Borrower and its Subsidiaries that would materially and adversely impact the value of the Borrower and its Subsidiaries taken as a whole;

(I)    any transactions between RYAM and/or a Restricted Subsidiary, on the one hand, and the Borrower and/or its Subsidiaries, on the other, that are permitted by the terms of this Agreement; provided, that any such transaction (other than permitted Restricted Payments not consisting of Investments) shall be on arm’s length terms and for fair market consideration that would be obtainable from an unrelated third party (or be more favorable, from the perspective of the Borrower and its Subsidiaries) and; provided, further, that any such transaction shall be permitted pursuant to Section 7.02(e); and

(J)    payment by the Borrower to one or more Canadian Guarantors not to exceed $250,000 in the aggregate per year in consideration of their Guarantees hereunder.

(vii)    by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(A)    any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any other Subsidiary of the Borrower; provided that if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity; and

(B)    any Subsidiary of the Borrower may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, any other Subsidiary of the Borrower provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary;

(viii)    permit any of its Subsidiaries to take any action that results in any Person other than the Borrower or other Wholly-Owned Subsidiary of the Borrower becoming a direct holder of any equity interests in any direct or indirect Wholly-Owned Subsidiary of the Borrower;

(ix)    take any action in reliance on a basket or exception under any other covenant in this Agreement if such action would be prohibited under this Section 7.05, it being understood and agreed that the restrictions on the Borrower and its Subsidiaries set forth in this Section 7.05 are in addition to the restrictions set forth in the other covenants in this Agreement.

Section 7.06    Intellectual Property Matters.

(a)    Intellectual Property License. RYAM, on behalf of itself and its Subsidiaries (other than Borrower and its Subsidiaries), hereby grants to the Borrower and its Subsidiaries an exclusive, worldwide, non-terminable, irrevocable, sub-licensable (in connection with the products and services of Borrower and its Subsidiaries), royalty-free, fully paid-up, transferable, in whole or in part ((i) in connection with a sale of all or a portion of the assets or business of Borrower and its Subsidiaries or (ii) to the Collateral Agent upon an Event of Default), license or sublicense, as applicable, under all Intellectual Property (other than Trademarks) owned or otherwise controlled by RYAM and its Subsidiaries (other than Borrower and its Subsidiaries), whether now or in the future, including the Patents of the Loan Parties set forth on Schedule 7.06(a) (the “Licensed IP”), to use and otherwise exploit such Intellectual Property in connection with Borrower’s and its Subsidiaries businesses or any evolutions thereof.

(b)    Trademark License. RYAM, on behalf of itself and its Subsidiaries (other than Borrower and its Subsidiaries), hereby grants to the Borrower and its Subsidiaries an exclusive, worldwide, non-terminable, irrevocable, sub-licensable ((i) in connection with the products and services of Borrower and its Subsidiaries, or (ii) to any current or future Affiliate of

Borrower), royalty-free, fully paid-up, transferable, in whole or in part ((i) in connection with a sale of all or a portion of the assets or business of Borrower and its Subsidiaries, or (ii) to and Collateral Agent upon an Event of Default), license or sublicense, as applicable, under all Trademarks owned or otherwise controlled by RYAM and its Subsidiaries (other than Borrower and its Subsidiaries), whether now or in the future, including the Trademarks of the Loan Parties set forth on Schedule 7.06(b) (the “Licensed Marks”), to use and otherwise exploit the Licensed Marks in connection with Borrower’s and its Subsidiaries businesses or any evolutions thereof. Borrower and its Subsidiaries shall use and exploit such Licensed Marks in a manner that is consistent with how such Licensed Marks have been used prior to the date hereof, and shall use and exploit such Licensed Marks in compliance with all applicable Laws.

(c)    Survival of Rights. The rights and licenses granted under this Section 7.06 shall survive the occurrence of any Event of Default or Default hereunder, and shall survive the commencement of any bankruptcy, insolvency, reorganization or similar proceedings by or against RYAM or any of its Subsidiaries under the Bankruptcy Code of the United States or any analogous foreign Law. Any sale, transfer or other disposition by RYAM or any of its Subsidiaries of any of the Licensed IP or Licensed Trademarks shall be subject to Borrower’s rights as set forth in this Section 7.06.

(d)    Nature of Parties’ Rights. All rights and licenses granted under or pursuant to this Section 7.06 are and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code of the United States, licenses of rights to “intellectual property” (as defined under Section 101 of the Bankruptcy Code of the United States), and each of RYAM and each of its Subsidiaries and Borrower and each of its Subsidiaries may fully exercise all of its rights and elections under the Bankruptcy Code of the United States (or any similar foreign law) with respect thereto.

(e)    Ownership and Protection of Intellectual Property. RYAM shall not, and shall cause its applicable Subsidiaries not to, abandon, let lapse, or take any action (or fail to take any action) that would be expected to materially and adversely affect any of the Licensed IP or Licensed Marks without the prior written consent of Borrower and the Administrative Agent. RYAM and its applicable Subsidiaries shall take commercially reasonable actions to protect the Licensed IP and Licensed Marks, including, if reasonably requested by Borrower or Administrative Agent, enforcing the Licensed IP or Licensed Marks against third party infringers (including joining any action if required or reasonably advisable under applicable Law).

(f)    Reservation of Rights. Except as expressly set forth in this Agreement, no Party assigns, licenses or otherwise grants to any other Party any rights with respect to Intellectual Property, whether by implication, estoppel, statute or otherwise.

Section 7.07    Project Redwood. Notwithstanding anything in Section 7.02 or Section 7.05 or otherwise set forth herein to the contrary (and it being understood that the following transactions will not result in any mandatory prepayment under Section 2.09(b)(i), (b)(ii), (b)(iii) or (b)(iv) hereof), RYAM and its Subsidiaries shall be permitted to consummate the transactions expressly set forth in the document labeled “Project Redwood Steps Plan” delivered to the Administrative Agent prior to the Closing Date (together with such modifications as may be approved by the Administrative Agent in writing (such approval not to be unreasonably withheld, conditioned or delayed, it being understood that the Administrative Agent shall not be required to consent to any such modification that would have a material and adverse impact on the Loans or on the ability of the Borrower and its Subsidiaries to repay the Loans)) (the “Project Redwood Steps Plan”) and incidental transactions directly and reasonably related thereto in furtherance thereof that do not adversely affect the Borrower and its Subsidiaries or the Lenders in any respect after giving effect to the transactions expressly set forth in the Project Redwood Steps Plan, in each case in accordance with and subject to the parameters set forth in the Project Redwood Steps Plan; provided, the first bullet of the Project Redwood Steps Plan shall be revised to replace the words “Before the end of 2023” with the words “Before March 31, 2024”. Notwithstanding anything to the contrary in the Project Redwood Steps Plan, no assets may be transferred or contributed directly or indirectly from Rayonier A.M. Tartas SAS to RYAM or any of its other Subsidiaries (including Rayonier A.M. Avebene SAS) prior to, upon or following the consummation of Project Redwood pursuant to this Section 7.07.

Section  7.08    Certain Fees. If the Consolidated Secured Net Leverage Ratio as of the last day of any Specified Fiscal Quarter of RYAM exceeds 4.50 to 1.00, then within three (3) Business Days of delivery of the compliance certificate contemplated by Section 7.04(c) RYAM shall pay (or cause to be paid) to the Administrative Agent (for the ratable benefit of the Lenders) a fee equal to 0.25% of the aggregate principal amount of the Loans outstanding as of the last day of such Specified Fiscal Quarter.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)    Non-Payment. Any Loan Party shall fail to pay any principal of any Loan when the same becomes due and payable, and in the currency required hereunder; or shall fail to pay any interest on any Loan, fees or any other amounts hereunder or under any other Loan Document within five Business Days after the same become due and payable by it; or

(b)    Representations and Warranties. Any representation or warranty made by any Loan Party in any Loan Document (whether made on behalf of itself or otherwise) or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)    Specific Covenants and Other Defaults. Any Loan Party shall fail to perform or observe (i) any covenant contained in Section 7.01(a) (as to the existence of the Borrower), Section 7.01(g), Section 7.01(m), Section 7.01(p), Section 7.02, Section 7.03, Section 7.04(d) or Section 7.05; or (ii) such other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by any Lender; or

(d)    Cross-Default. A default or breach shall occur under any other agreement, document or instrument to which RYAM, RAM Products, the Borrower or any Significant Subsidiary is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any of RYAM, RAM Products, the Borrower or any Significant Subsidiary in an aggregate amount of not less than $50,000,000, (ii) causes or permits any holder of such Indebtedness or a trustee, with the giving of notice, if required, to cause Indebtedness or a portion thereof in excess of $50,000,000 in the aggregate outstanding principal amount to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof (in excess of $50,000,000) is demanded as a result of any such breach or default, in each case, regardless of whether such right is exercised, by such holder or trustee, or (iii) has occurred under the Pari Passu Intercompany Loan and causes any Indebtedness thereunder becoming due prior to its scheduled maturity or enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Indebtedness thereunder or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that the foregoing clause (d)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(e)    Insolvency Proceeding, Etc. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)    Judgments. One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 8.01(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(g)    Change of Control. A Change of Control shall have occurred; or

(h)    ERISA and Canadian Pension Plans. Any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (h), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:

(i)    any ERISA Event shall have occurred with respect to a Plan; or

(ii)    a Canadian Pension Event shall have occurred; or

(i)    Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as a result of the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent or payment in full of the Obligations), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on a material portion of the Collateral, with the priority required by the applicable Security Document (other than as a result of the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent or payment in full of the Obligations); and

(j)    Invalidity of Pari Passu Intercompany Loan Documents. (i) Any provision of any Pari Passu Intercompany Loan Document, at any time after its execution and delivery and for any reason (other than as a result of payment in full of the obligations thereunder), ceases to be in full force and effect; or any party thereto contests in any manner the validity or enforceability of any provision of any Pari Passu Intercompany Loan Document; or any party thereto denies that it has any or further liability or obligation under any provision of any Pari Passu Intercompany Loan Document, or purports to revoke, terminate or rescind any provision of any Pari Passu Intercompany Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Pari Passu Intercompany Loan Document; or (ii) any Lien purported to be created under any Pari Passu Intercompany Loan Document shall cease to be, or shall be asserted by any party thereto or any other Person not to be, a valid and perfected Lien on a material portion of the collateral securing the obligations thereunder, with the priority required by the applicable Pari Passu Intercompany Loan Document (other than as a result of payment in full of the obligations thereunder).

If an Event of Default shall occur and be continuing, then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (A) declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate and/or (B) declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable (including, if applicable, the Yield Protection Premium calculated as of the acceleration date), whereupon the Loans, all such interest (including default interest) and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under applicable Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically be terminated and the then outstanding Loans, all such interest and all such amounts (including, if applicable, the Yield Protection Premium calculated as of the acceleration date) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party; and provided, further, that in the event the Loans are repaid following the acceleration of such amounts being accelerated as provided by this paragraph, the Yield Protection Premium shall be owing and payable in respect of such repayment, calculated as of the acceleration date.

Section 8.02    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable), and subject to the terms of the Security Documents and the ABL/Cash Flow Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent and the Collateral Agent, as applicable, in the following order:

(i)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and to the Collateral Agent and amounts payable under Article II) payable to the Administrative Agent and the Collateral Agent, ratably among them;

(ii)    Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Article II), ratably among them in proportion to the amounts described in this clause (ii) payable to them;

(iii)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and the Yield Protection Premium on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)    Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v)    Fifth, to payment of all other Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made), ratably among the Secured Parties in proportion to the respective amounts described in this clause (v) held by them;

(vi)    Last, the balance, if any, after all of the Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Section 8.03    Payment of Yield Protection Premium. Notwithstanding anything in this Agreement to the contrary the Yield Protection Premium shall automatically be due and payable in accordance with the definition thereof at any time the Obligations become due and payable prior to the Maturity Date in accordance with the terms hereof as though such Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Article VIII (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 8.01, or automatically, in accordance with Section 8.01), by operation of law or otherwise (including on account of any bankruptcy filing), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders as a result thereof. Any Yield Protection Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration or prepayment and each Loan Party agrees that such Yield Protection Premium is reasonable under the circumstances currently existing. The Yield Protection Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code. If the Yield Protection Premium becomes due and payable pursuant to this Agreement, such Yield Protection Premium shall be deemed to be principal of the Loans and Obligations under this Agreement and interest shall accrue on the full principal amount of the Loans (including the Yield Protection Premium) from and after the applicable triggering event. In the event the Yield Protection Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, such Yield Protection Premium, shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH LOAN PARTY HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD PROTECTION PREMIUM AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE. The Loan Parties, the Administrative Agent and the Lenders acknowledge and agree that any Yield Protection Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 502(b)(3) of the Bankruptcy Code or otherwise. Each Loan Party further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Loan Party expressly agrees that (i) the Yield Protection Premium is reasonable and the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Yield Protection Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made,

(iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Yield Protection Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 8.03, (v) their agreement to pay the Yield Protection Premium is a material inducement to the Lenders to make the Loans, and (vi) the Yield Protection Premium represent a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

ARTICLE IX

THE AGENTS

Section 9.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Oaktree Fund Administration, LLC (and any successors or assigns in accordance with Section 9.06) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) (and any successors or assigns in accordance with Section 9.06) to act on its behalf as the Collateral Agent hereunder, in its capacity as First Lien Notes Agent (as defined in the ABL/Cash Flow Intercreditor Agreement). The provisions of this Article (other than Section 9.06 and Section 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the Collateral Agent, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere in this Agreement and the Security Documents, the Administrative Agent and the Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Administrative Agent and the Collateral Agent shall not have nor be deemed to have any fiduciary relationship with each other or any Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the Security Documents or otherwise exist against the Administrative Agent and the Collateral Agent.

Section 9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03    Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, each of the Administrative Agent and the Collateral Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its respective opinion or the opinion of its respective counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and 8.01). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent.

Section 9.04    Reliance by the Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by the Administrative Agent and the Collateral Agent, as applicable, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05    Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and through the Collateral Agent. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of their duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and the Collateral Agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent and the Collateral Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and the Collateral Agent.

Section 9.06    Resignation. ~~(a)~~ (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    The Collateral Agent may resign or be removed in accordance with the provisions of Section 7.08 of the 2026 Notes Indenture (irrespective of whether the 2026 Notes Indenture is in effect at such time); provided that:

(i)    if (x) the 2026 Notes have been redeemed, discharged, repaid or otherwise satisfied in full or (y) an Event of Default under Section 8.01(a), or Section 8.01(e) has occurred and is continuing, the Collateral Agent shall resign if it is directed to do so by the Majority Lenders;

(ii)    the Collateral Agent shall not resign (and agrees that its resignation shall not be effective) unless it has provided no less than thirty (30) days’ prior notice to the Borrower and each Secured Party of such resignation;

(iii)    RYAM agrees that it shall not remove the Collateral Agent unless it has provided no less than thirty (30) days’ prior notice to the Borrower and each Secured Party of such removal; and

(iv)    if the Collateral Agent gives notice of its resignation or is removed by RYAM or the holders of the 2026 Notes under the 2026 Notes Indenture, RYAM shall promptly consult with the Lenders hereunder and shall appoint a successor collateral agent that has been approved by the Majority Lenders.

(c)    With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 4.02(h) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)    Notwithstanding anything to the contrary hereunder or in the 2026 Notes Indenture, no resignation or removal of the Collateral Agent and no appointment of a successor collateral agent shall be effective until (i) the successor collateral agent has accepted its appointment, (ii) all indemnities, compensation and expenses required by Section 10.01(i) and Section 11.04 shall have been paid or provided for, and (iii) the Collateral Agent shall have executed and delivered to the successor collateral agent such documentation as is required for the Collateral Agent to delegate its rights and responsibilities hereunder and under the Security Documents.

(e)    Any successor collateral agent shall evidence its acceptance of its appointment as a collateral agent hereunder and under the applicable Security Documents by executing and delivering to the Borrower, each Secured Party and the Collateral Agent an instrument accepting its appointment as the applicable collateral agent hereunder and under the applicable Security Documents, and thereupon such successor collateral agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named as Collateral Agent herein and therein, and such predecessor shall have no further obligation or liability thereunder except for liability with respect to its acts or omissions prior to such succession pursuant to the terms of this Agreement and the Security Documents; nevertheless, on the request of any party hereto or such successor collateral agent, the Collateral Agent ceasing to act shall execute and deliver instruments transferring to such successor Collateral Agent all rights and powers of the Collateral Agent, so ceasing to act, including any such instruments necessary to assign the rights under the Security Documents and to transfer any accounts to such successor collateral agent, and shall deliver to such successor collateral agent, all security interests or other property held by it hereunder or under the Security Documents, as applicable; provided, that all indemnities in favor of the substituting or resigning Collateral Agent in its individual and agency capacities shall be retained by it.

Section 9.07    Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Collateral Agent has made any representation or warranty to it, and that no act by the Administrative Agent or the Collateral Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender as to any matter, including whether the Administrative Agent or the Collateral Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent or the Collateral Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or the Collateral Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.08    Administrative Agent and Collateral Agent May File Proofs of Claim; Credit Bidding. Subject to the terms of the Security Documents, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and the Collateral Agent and their respective agents and counsel and all other amounts due to the Lenders, the Administrative Agent and the Collateral Agent under this Agreement) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and the Collateral Agent and, in the event that the Administrative Agent and the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent and the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Collateral Agent and its agents and counsel, and any other amounts due the Administrative Agent and the Collateral Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Subject to the terms of the Security Documents, the Secured Parties hereby irrevocably authorize (but not obligate) the Administrative Agent and the Collateral Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Debtor Relief Laws or other applicable Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent or the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent and the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent and the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 11.01 of this Agreement), (iii) the Administrative Agent and the Collateral Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.09    Lender ERISA Matters. ~~(a)~~ (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section, the following terms shall have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Section 9.10    Collateral and Guaranty Matters. Without limiting the provisions of Section 9.08, each of the Lenders irrevocably authorize and instruct the Collateral Agent,

(a)    to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the Release Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder and under the other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets, or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01; and

(b)    to release any Guarantor (other than the Borrower and RYAM) from its obligations hereunder in accordance with Section 3.09.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent or the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Notwithstanding anything contained herein to the contrary but subject to Section 11.01(a), the Collateral Agent shall act under the Security Documents at the written direction of the holders of a majority of the aggregate principal amount of the Secured Obligations (as defined in each of the 2026 U.S. Notes Security Agreement and the 2026 Canadian Notes Security Agreement) as provided in Section 9.1(xi) of each of the 2026 U.S. Notes Security Agreement and the 2026 Canadian Notes Security Agreement and Section 10.02(b) of the 2026 Notes Indenture.

Section 9.11    Intercreditor Agreement . The Administrative Agent, the Collateral Agent, each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Security Document or intercreditor agreement entered into pursuant to the terms hereof or the Security Documents and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each Security Document and intercreditor agreement (including the ABL/Cash Flow Intercreditor Agreement, as applicable, and any Junior Lien Priority Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof. In the event of any conflict or inconsistency between the provisions of any Security Document or the ABL/Cash Flow Intercreditor Agreement, as applicable, and this Agreement, the provisions of such Security Document or the ABL/Cash Flow Intercreditor Agreement, as applicable, shall control in all respects. In the event of any conflict or inconsistency between the provisions of the ABL/Cash Flow Intercreditor Agreement and any Security Document, the provisions of the ABL/Cash Flow Intercreditor Agreement shall control in all respects.

ARTICLE X

THE COLLATERAL AGENT

Section 10.01    The Collateral Agent.

(a)    RYAM shall and shall cause each other Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements and similar filings under the PPSA to PPSA financing statements (including registrations of hypothecs)) that may be necessary to continue the effectiveness of such UCC financing statements or PPSA financing statements) (including registrations and hypothecs) under the UCC and other applicable Laws (including under the PPSA) as are required to maintain (at the sole cost and expense of RYAM and the Guarantors) the security interests and Liens created by the Security Documents in and on the Collateral (subject to the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Priority Intercreditor Agreement and the Security Documents) as a perfected security interest and Lien to the extent perfection is required by the Security Documents and within the time frames set forth therein, subject only to Permitted Liens, and with the priority required by the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Priority Intercreditor Agreement, and the other Security Documents. For the avoidance of doubt, the Administrative Agent and the Collateral Agent are not obligated to make the filings described in this clause (a).

(b)    If RYAM or any Guarantor acquires any property which is of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it shall promptly after the acquisition thereof execute and deliver such security instruments, mortgages and financing statements (or similar filings under the PPSA (including registrations of hypothecs)) as are reasonably necessary to vest in the Collateral Agent a perfected security interest and Lien (subject only to Permitted Liens) in and on such after acquired property and to have such after acquired property added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such after acquired property to the same extent and with the same force and effect.

(c)    Pursuant to the 2026 Notes U.S. Security Agreement Joinder (Credit Agreement) and the 2026 Notes Canadian Security Agreement Joinder (Credit Agreement), the Administrative Agent, on behalf of the Secured Parties, has (i) become a party to the 2026 Notes U.S. Security Agreement and the 2026 Notes Canadian Security Agreement, and has appointed and authorized the Collateral Agent to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the 2026 Notes U.S. Security Agreement Joinder (Credit Agreement), the 2026 Notes Canadian Security Agreement Joinder (Credit Agreement) and the ABL/Cash Flow Intercreditor Agreement as are delegated to the Collateral Agent by the terms thereof. In accordance with Section 10.02(a), the Collateral Agent has been appointed to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) hereunder, under the ABL/Cash Flow Intercreditor Agreement , any Junior Lien Priority Intercreditor Agreement and each other Canadian Security Agreement, including any deed of hypothec, and has been authorized to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the ABL/Cash Flow Intercreditor Agreement and any Canadian Security Document as are delegated to the Collateral Agent by the terms thereof. The provisions of this Section 10.01 are solely for the benefit of the Collateral Agent and none of the Borrower, any of the other Guarantors nor any of the Lenders or Administrative Agent shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement and the Security Documents, the Collateral Agent shall have only those duties and responsibilities expressly provided hereunder or thereunder, and the Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Borrower, any other Guarantor or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the Security Documents or otherwise exist against the Collateral Agent

(d)    The Collateral Agent shall act pursuant to the written instructions of the Majority Lenders or the Administrative Agent (or such other persons as set forth in the Security Documents) with respect to the Security Documents and the Collateral. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Agreement, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Priority Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Majority Lenders or the Administrative Agent, as applicable, or, if applicable, such other persons as set forth in the Security Documents or the ABL/Cash Flow Intercreditor Agreement. After the occurrence and during the continuance of an Event of Default, subject to the provisions of the Security Documents, the Majority Lenders or the Administrative Agent may direct the Collateral Agent in connection with any action required or permitted by this Agreement or the Security Documents.

(e)    None of the Administrative Agent or the Collateral Agent or any of their respective Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own willful misconduct or negligence) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own willful misconduct or negligence).

(f)    Other than in connection with a release of Collateral permitted under this Agreement or otherwise permitted under the terms of the ABL/Cash Flow Intercreditor Agreement, in each case that the Collateral Agent may or is required hereunder or under any other Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Security Document, the Collateral Agent may seek direction and indemnity satisfactory to it from the Majority Lenders. The Collateral Agent shall not be liable hereunder with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Majority Lenders or the Administrative Agent.

(g)    Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the collateral in its possession if the collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(h)    The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, as determined by a court of competent jurisdiction in a final, non-appealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the present and future Lenders concerning the perfection of the liens granted hereunder or in the value of any of the Collateral. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall the Collateral Agent or the Administrative Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Agreement or the other Loan Documents (including without limitation the filing or continuation of any UCC (or similar filings under the PPSA (including registrations of hypothecs)).

(i)    The Borrower shall indemnify the Collateral Agent against any cost, expense, loss or liability in accordance with Section 10.04 in the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which may cause the Collateral Agent, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, and, further, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Loan Parties to be sufficient.

(j)    The Collateral Agent or any of its respective related Persons shall not be responsible or liable for any action (or inaction) of the Administrative Agent or for any of the obligations or duties of the Administrative Agent (or any other party hereto) hereunder or in connection herewith.

(k)    In addition to any protections, immunities, indemnities, rights and privileges directly made in favor of the Collateral Agent hereunder or under any other Loan Document, the Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights and privileges of the Administrative Agent set forth in this Agreement (and any other Loan Document) and all such protections, immunities, indemnities, rights and privileges shall apply to the Collateral Agent in its roles under any Loan Document, whether or not expressly stated therein. The parties hereto acknowledge and agree that the Collateral Agent shall only act upon the written direction of the Administrative Agent, (acting at the direction of the Majority Lenders).

Section 10.02    Authorization of Actions to be Taken by the Collateral Agent under the Security Documents.

(a)    The Loan Parties, each Lender and each other Secured Party, by their acceptance of the Guarantees and their extension of Loans, (i) hereby irrevocably appoints Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as Collateral Agent to act as its agent and hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) hereunder, under the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Priority Intercreditor Agreement and each other Canadian Security Document, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) accepts such appointment and (ii) agrees that (x) the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Administrative Agent under Article IX hereof, including the reimbursement, and indemnification provisions set forth in Article IX and the resignation and removal provisions of Section 9.06 hereof, (y) the Collateral Agent as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) shall enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and exercise such powers and duties that are conferred upon the Collateral Agent under any related deed of hypothec, and (z) the Collateral Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent in its capacity as hypothecary representative pursuant to any such deed of hypothec and applicable Law. Furthermore, each Lender, by extending such Loan, and the Administrative Agent, consents to and approves the terms of and irrevocably authorizes and directs the Collateral Agent (at the sole expense and cost of RYAM, including legal fees and expenses of the Collateral Agent in accordance with Section 11.04, except where the Lenders are required to reimburse or pay any amount to the Collateral Agent) to (i) perform the duties and exercise the rights, powers and discretions that are provided for in the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Priority Intercreditor Agreement and each other Canadian Security Document in each of its capacities thereunder, together with any other incidental rights, powers and discretions as are delegated to the Collateral Agent by the terms thereof, and (ii) execute each document, including each Canadian Security Document and the ABL/Cash Flow Intercreditor Agreement and any Junior Lien Priority Intercreditor Agreement, expressed to be executed by the Collateral Agent on its behalf, binding the holders to the terms thereof and perform and observe its obligations thereunder.

(b)    If RYAM or any Guarantor incurs any obligations secured by liens permitted by subclause (B) of clause (6), clause (22) or clause (34) of the definition of “Permitted Liens”, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of RYAM, including legal fees and expenses of the Collateral Agent), on the terms set forth therein and in form and substance reasonably satisfactory to the Administrative Agent and perform and observe its obligations thereunder.

(c)    The execution by Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) in the capacity as hypothecary representative for the Secured Parties, prior to this Agreement of any deeds of hypothec is hereby ratified and confirmed.

Section 10.03    Authorization of Receipt of Funds by the Administrative Agent and the Collateral Agent under the Security Documents.

Subject to the terms of the Security Documents, the Administrative Agent and the Collateral Agent are authorized to receive any funds for the benefit of the Secured Parties distributed under the Security Documents to the Administrative Agent or the Collateral Agent, to apply such funds as provided in this Agreement and the Security Documents and to make further distributions of such funds in accordance with the applicable provisions of Section 8.02 hereof.

Section 10.04    Powers Exercisable by Receiver or Collateral Agent.

In case the Collateral shall be in the possession of a receiver, monitor trustee or other custodian, lawfully appointed, the powers conferred in this Article X or Article IX upon any Loan Party, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver, monitor, trustee or other custodian, and an instrument signed by such receiver, monitor, trustee or other custodian shall be deemed the equivalent of any similar instrument of the Loan Party, as applicable, or of any officer or officers thereof required by the provisions of this Article X or Article IX.

ARTICLE XI

MISCELLANEOUS

Section 11.01    Amendments, Etc.

(a)    Lenders. Except as is otherwise expressly provided in this Section 11.01 or Section 2.17(e), no amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and acknowledged by the Administrative Agent; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 5.01 or Section 5.02, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or the definition of “Majority Lenders” hereunder, (C) amend this Section 11.01, (D) release (or subordinate the Lien securing the Obligations on) all or substantially all of the Collateral, (E) release all or substantially all of the value of the Guarantees provided by the Loan Parties and (F) subordinate the Obligations hereunder; and (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (A) increase the Commitment of such Lender, (B) reduce or forgive the principal of, or rate of interest (other than default interest) on, the Loans made pursuant to Section 2.01 or any fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Loans made pursuant to Section 2.01 or any fees or other amounts payable hereunder to such Lender, and (D) change Section 4.03 or Section 8.02; provided, that any Loan Document may be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(b)    Administrative Agent. No amendment, waiver or consent given or effected pursuant to this Section 11.01 shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights, obligations or duties of the Administrative Agent under this Agreement.

(c)    Collateral Agent. No amendment, waiver or consent given or effected pursuant to this Section 11.01 shall, unless in writing and signed by the Collateral Agent, in addition to the Lenders required above to take such action, affect the rights, obligations or duties of the Collateral Agent under this Agreement.

(d)    Limitation of Scope. All waivers and consents granted under this Section 11.01 shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.02    Notices, Etc.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified by such Lender from time to time by notice to the Borrower and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable requirement of Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04    Costs and Expenses.

(a)    Expenses. The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Administrative Agent and/or the Collateral Agent incurred in connection with the preparation, execution, delivery, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent (and appropriate local counsel) and counsel for the Collateral Agent (and appropriate local counsel) with respect thereto and with respect to advising the Administrative Agent and/or the Collateral Agent as to its respective rights and responsibilities under this Agreement (in its capacity as such). The Borrower further agrees to pay on demand all fees, costs and expenses of the Administrative Agent, the Collateral Agent and each other Lender (including, without limitation, court costs, reasonable and documented fees and expenses of counsel), incurred in connection with the enforcement and performance (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder and thereunder.

(b)    Breakage. If any payment of principal of any Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment pursuant to Section 2.09, 2.16, acceleration of the maturity of the Loans pursuant to Section 8.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 11.07 as a result of a demand by the Borrower pursuant to Section 11.07(g) or 11.12, or if any Loan Party fails for any reason to make any payment or prepayment of a Loan for which a notice of prepayment was given or that is otherwise required to be made, whether pursuant to Section 2.09, 2.16, 8.01 or otherwise, or upon any failure by any Loan Party (for a reason other than the failure of such Lender to make a Loan) to borrow any Loan on the date or in the amount notified by such Loan Party, the applicable Loan Party shall, upon written demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(c)    Indemnification by RYAM. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), Collateral Agent (and any sub-agent thereof),

each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, the Internal Reorganization or, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Collateral Agent or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee) or any of its Related Parties or (y) any material breach of any Loan Document by such Indemnitee or any of its Related Parties or (z) arising from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act by or omission of RYAM, the Borrower or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Administrative Agent, acting in its capacity as such, or the Collateral Agent, acting in its capacity as such).

(d)    Section 11.04(c) shall not apply with respect to Taxes other than any Taxes that represent losses, damages, liabilities, or expenses arising from any non-Tax claim.

(e)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (c) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof), or such Related Party, as the case may be, such Lender’s Proportionate Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), in connection with such capacity. The obligations of the Lenders under this subsection (e) are several, and the failure of any Lender to fund its obligations hereunder shall not relieve any other Lender of its obligation, but no Lender shall be responsible for the failure of any other Lender to fund its obligations hereunder.

(f)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.

(g)    The Borrower hereby acknowledges that the funding method by each Lender of its Loans hereunder shall be in the sole discretion of such Lender.

(h)    Without prejudice to the survival of any other obligation of the Loan Parties hereunder, the indemnities and obligations contained in this Section 11.04 shall survive the payment in full of all the Obligations.

Section 11.05    [Reserved].

Section 11.06    Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party to be a party hereto on the date hereof, each Lender to be a party hereto on the date hereof, and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Administrative Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.07    Assignments and Participations. ~~(a)~~ (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (x) to a Disqualified Lender and (y) except (i) to an assignee in accordance with the provisions of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans (including for purposes of this Section 11.07(b)) at the time owing to it, but not, for the avoidance of doubt, its Commitments; provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed);

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Eligible Assignee and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender with a Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)    No Assignment to Loan Parties. No such assignment shall be made to RYAM or any of RYAM’s Affiliates or Subsidiaries.

(vi)    No Assignment to Natural Persons or Disqualified Lenders. No such assignment shall be made to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or to a Disqualified Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, Section 4.02 and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Loan Party (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Disqualified Lender, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (i) of the proviso to Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and 4.02 (it being understood that the documentation required under Section 4.02(f) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b); provided that such Participant (A) shall be subject to the provisions of Section 11.12 as if it were a Lender, and (B) shall not be entitled to receive any greater payment under Section 2.15 or 4.02 with respect to any Participation than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive greater payment results from a Change in Law after the participant acquired the participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.13 as though it were a Lender; provided such Participant shall be subject to Section 4.03 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)    [Reserved].

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    If any Lender requests any payment from any Loan Party under Section 2.15 or Section 4.02 then, subject to Section 11.07(a) and provided no Default or Event of Default shall have occurred and be continuing, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b);

(ii)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 11.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 4.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.08    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential or a transfer at undervalue, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.09    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.10    Independence of Provisions. All agreements and covenants hereunder shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

Section 11.11    Confidentiality. Each Recipient agrees that it will not disclose to any third party any Confidential Information provided to it by the Borrower; except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments). No Confidential Information may be provided to any Disqualified Lender or person who is known to be acting for a Disqualified Lender, unless required by applicable Laws, court order or regulations or by any subpoena or similar legal process.

Section 11.12    [Reserved].

Section 11.13    Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.14    Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and, except for the Fee Letter, supersedes all previous understandings, written or oral, in respect thereof.

Section 11.15    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 11.16    Consent to Jurisdiction. ~~(a)~~ (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereby irrevocably agrees, to the fullest extent each may effectively do so, that each will not assert any defense that such courts do not have subject matter or personal jurisdiction of such action or proceeding or over any party hereto. Each of the parties hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such party at its address specified in Section 11.02 or by any other method permitted by law. Each of the parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law. Each Loan Party (other than the Borrower) hereby agrees that service of process may be made upon the Borrower and each other Loan Party hereby irrevocably appoints the Borrower its authorized agent to accept such service of process, and agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(b)    Nothing in this Section 11.16 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding against any of the parties or their property in the courts of other jurisdictions.

Section 11.17    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.18    USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined), the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act

(Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 11.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Subsidiaries, or any other Person and (B) none of the Administrative Agent, any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Subsidiaries, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Subsidiaries. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the

Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 11.21    Electronic Execution of Assignments and Certain Other Documents. . This Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptance, amendments or other modifications, Borrowing Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or other similar applicable Laws including the Personal Information Protection and Electronic Documents Act (Canada) and the Electronic Commerce Act, 2000 (Ontario); provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.23    WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOANS, OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 11.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)    As used in this Section 11.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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